Filed Pursuant to Rule 424(b)(5)
Registration Nos. 333-101643 and 333-110594

EXCHANGE OFFER SUPPLEMENT
To prospectus dated December 1, 2003 and
prospectus supplement dated December 1, 2003

United Mexican States

Invites the Owners of its

U.S. $3,300,000,000 8.125% Global Bonds due 2019 (the “2019 Bonds”)
U.S. $1,750,000,000 8.00% Global Notes due 2022 (the “2022 Notes”)
U.S. $1,750,000,000 11.50% Global Bonds due 2026 (the “2026 Bonds”)
(collectively, the “Old Bonds”)

to submit, in a modified Dutch auction, offers
to exchange Old Bonds for a combination of

U.S. dollar-denominated 5.875% Global Notes due 2014 (the “2014 Notes”)
or

U.S. dollar-denominated 7.500% Global Notes due 2033 (the “2033 Notes”)
(together with the 2014 Notes, the “Reopened Notes”)

and, in each case, a U.S. dollar amount of cash

We refer to the six resulting possible exchange combinations as the “Combinations.”

This exchange offer supplement, the accompanying prospectus, prospectus supplement and the related letters of transmittal are together referred to as the “Invitation.”

THE INVITATION WILL BEGIN ON THURSDAY, APRIL 15, 2004. THE INVITATION
AND WITHDRAWAL RIGHTS WILL EXPIRE AT 4:15 P.M.,
NEW YORK CITY TIME, ON TUESDAY, APRIL 20, 2004, UNLESS EXTENDED OR
EARLIER TERMINATED BY MEXICO IN ITS SOLE DISCRETION.

     The 2014 Notes will be consolidated and form a single series with, and be fully fungible with, the outstanding U.S. $1,000,000,000 5.875% Global Notes due 2014 (CUSIP No. 91086QAQ1, ISIN US91086QAQ10, Common Code 017836145) of the United Mexican States (“Mexico”). The 2033 Notes will be consolidated and form a single series with, and be fully fungible with, Mexico’s outstanding U.S. $1,000,000,000 7.500% Global Notes due 2033 (CUSIP No. 91086QAN8, ISIN US91086QAN88, Common Code 016699314).

     The Reopened Notes will contain provisions regarding acceleration and future modifications to their terms that differ from those applicable to the Old Bonds and Mexico’s other outstanding public external indebtedness issued prior to March 3, 2003. Under these provisions, which are described beginning on page 4 of the accompanying prospectus dated December 1, 2003, Mexico may amend the payment provisions of a series of Reopened Notes with the consent of the holders of 75% of the aggregate principal amount of the outstanding Reopened Notes of that series.

     Application has been made to list the Reopened Notes on the Luxembourg Stock Exchange.

     Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this document or the accompanying prospectus or prospectus supplement. Any representation to the contrary is a criminal offense.

The joint dealer managers for the Invitation are:

CREDIT SUISSE FIRST BOSTON	GOLDMAN, SACHS & CO.

April 15, 2004

TABLE OF CONTENTS

Exchange Offer Supplement
Introduction	EOS-3
Certain Legal Restrictions	EOS-4
Summary of the Invitation	EOS-5
Summary Time Schedule for the Invitation	EOS-12
Recent Developments	EOS-13
Terms of the Invitation	EOS-23
Description of the Old Bonds	EOS-33
Description of the Reopened Notes	EOS-34
Clearance and Settlement	EOS-36
Taxation	EOS-39
Plan of Distribution	EOS-42
Jurisdictional Restrictions	EOS-44
General Information	EOS-47
Annex A — Clearing Reference Numbers	A-1
Annex B – Formula to Price Old Bond Exchange Values and Reopened Note Exchange Values	B-1
Annex C – Hypothetical Example	C-1

Prospectus Supplement
About this Prospectus Supplement	PS-3
Summary	PS-4
Risk Factors	PS-7
Description of the Notes	PS-10
Taxation	PS-23
Plan of Distribution	PS-30
Glossary	PS-34
Annex-A Form of Pricing Supplement.	A-1
Prospectus
About this Prospectus	2
Forward-Looking Statements	2
Data Dissemination	3
Use of Proceeds	3
Description of the Securities	4
Plan of Distribution	13
Official Statements	15
Validity of the Securities	15
Authorized Representative	16
Where You Can Find More Information	16

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INTRODUCTION

     This document supplements the attached prospectus supplement dated December 1, 2003, relating to Mexico’s U.S. $40,000,000,000 Global Medium-Term Note Program and the attached prospectus dated December 1, 2003 relating to Mexico’s debt securities and warrants. You should read this document along with the attached prospectus supplement and prospectus. All three documents contain information you should consider when making your investment decision. If the information in this document differs from the information contained in the prospectus supplement or the prospectus, you should rely on the information in this document. This exchange offer supplement constitutes a “pricing supplement” as defined in the prospectus supplement and prospectus.

     In making your investment decision, you should rely only on the information provided or incorporated by reference in this document, the prospectus and the prospectus supplement. Mexico has not authorized anyone else to provide you with different information. Mexico and the joint dealer managers are offering the Reopened Notes and seeking offers to exchange the Old Bonds only in jurisdictions where it is lawful to do so. The information contained in this document and the attached prospectus supplement and prospectus is current only as of their respective dates.

     Mexico is furnishing this document and the attached prospectus supplement and prospectus solely for use by current holders of Old Bonds in the context of the Invitation and for Luxembourg listing purposes. Mexico confirms that:

•	the information contained in this document and the prospectus supplement and the prospectus is true and correct in all material respects and is not misleading,

•	it has not omitted other facts the omission of which makes this document and the prospectus supplement and the prospectus as a whole misleading, and

•	it accepts responsibility for the information it has provided in this document and the prospectus supplement and the prospectus.

     The Reopened Notes are debt securities of Mexico, which are being offered under Mexico’s registration statements nos. 333-101643 and 333-110594 filed with the SEC under the U.S. Securities Act of 1933, as amended. The accompanying prospectus supplement and prospectus are part of the registration statement. The prospectus supplement and prospectus provide you with a general description of the securities that Mexico may offer, and this document contains specific information about the terms of the Invitation and the Reopened Notes. This document also adds, updates or changes information provided or incorporated by reference in the prospectus supplement and prospectus. Consequently, before you offer to exchange your Old Bonds, you should read this document together with the prospectus supplement and prospectus as well as the documents incorporated by reference in the prospectus supplement and prospectus. The documents incorporated by reference in the attached prospectus and prospectus supplement consist of Mexico’s Annual Report for 2002 on Form 18-K, and all amendments to the Annual Report. You can inspect those documents at the office of the SEC, and you may obtain copies of them and a further supplement, which will be prepared for the listing of the Reopened Notes and reviewed by the Luxembourg Stock Exchange, describing the results of the Invitation, when announced, free of charge at the office of the Luxembourg listing agent, exchange agent and paying agent, Kredietbank S.A. Luxembourgeoise, listed on the back cover page of this document.

     Mexico will cancel the Old Bonds it acquires pursuant to the Invitation. Accordingly, this transaction will reduce the aggregate principal amount of Old Bonds that otherwise might trade in the market, which could adversely affect the liquidity and market value of the remaining Old Bonds that Mexico does not acquire.

     None of Mexico, Credit Suisse First Boston LLC or Goldman, Sachs & Co. as the joint dealer managers for the Invitation, Citibank, N.A., the exchange agent, or Kredietbank S.A. Luxembourgeoise, the Luxembourg exchange agent, has expressed any opinion as to whether the terms of the Invitation are fair. None of Mexico, the joint dealer managers, the exchange agent, the Luxembourg exchange agent or the information agent makes any

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recommendation that you offer to exchange Old Bonds or refrain from doing so pursuant to the Invitation, and no one has been authorized by Mexico, the joint dealer managers, the exchange agent or the Luxembourg exchange agent to make any such recommendation. You must make your own decision as to whether to offer to exchange Old Bonds or refrain from doing so, and, if so, the principal amount of Old Bonds to offer to exchange and the Offer Price (as described in this document) that you would accept if you were to exchange your Old Bonds for Reopened Notes.

     Letters of transmittal may only be submitted by a direct participant in The Depository Trust Company (“DTC”) electronically through DTC’s Automated Tender Offer Program (“ATOP”), except as otherwise provided below. Mexico reserves the right to reject any letter of transmittal not received in the appropriate form.

CERTAIN LEGAL RESTRICTIONS

     The distribution of materials relating to the Invitation, and the transactions contemplated by the Invitation, may be restricted by law in certain jurisdictions. If materials relating to the Invitation come into your possession, you are required by Mexico to inform yourself of and to observe all of these restrictions. The materials relating to the Invitation do not constitute, and may not be used in connection with, an offer or solicitation in any place where offers or solicitations are not permitted by law. If a jurisdiction requires that the Invitation be made by a licensed broker or dealer and either of the joint dealer managers or any affiliate of either of the joint dealer managers is a licensed broker or dealer in that jurisdiction, the Invitation shall be deemed to be made by the joint dealer managers or such affiliate on behalf of Mexico in that jurisdiction. Owners who may lawfully participate in the Invitation in accordance with the terms thereof are referred to as “holders.” For more information, see “Plan of Distribution” and “Jurisdictional Restrictions” in this document.

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SUMMARY OF THE INVITATION

     This summary highlights information contained elsewhere in this document. It is not complete and may not contain all the information that you should consider before offering Old Bonds in exchange for Reopened Notes. You should read the entire exchange offer supplement and the accompanying prospectus supplement, prospectus and related letters of transmittal carefully.

The Invitation

The Invitation

Mexico is inviting holders of its 2019 Bonds, 2022 Notes and 2026 Bonds specified on the cover of this document (together, the “Old Bonds”) to submit offers to exchange Old Bonds for newly issued 2014 Notes or 2033 Notes specified on the cover of this document (together, the “Reopened Notes”); and, in each case, a U.S. dollar amount of cash. For your convenience, the Common Code, CUSIP and ISIN numbers for the Old Bonds are set forth in Annex A to this document. Each of the Old Bonds may be exchanged for either the 2014 Notes or the 2033 Notes. We refer to the six resulting possible exchange combinations as the “Combinations.”

The 2014 Notes will be consolidated and form a single series with, and be fully fungible with, Mexico’s outstanding U.S. $1,000,000,000 5.875% Global Notes due 2014 (CUSIP No. 91086QAQ1, ISIN US91086QAQ10, Common Code 017836145).

The 2033 Notes will be consolidated and form a single series with, and be fully fungible with, Mexico’s outstanding U.S. $1,000,000,000 7.500% Global Notes due 2033 (CUSIP No. 91086QAN8, ISIN US91086QAN88, Common Code 016699314).

The Invitation is part of a broader program of Mexico to manage its external liabilities.

Consideration to be
Received Pursuant to
Exchange Offers

If you offer to exchange Old Bonds pursuant to the Invitation and Mexico accepts your offer, you will receive for each U.S. $1,000 principal amount of Old Bonds tendered for exchange:

•	a principal amount of Reopened Notes equal to the product of (1) the principal amount of the Old Bonds exchanged and (2) the applicable Exchange Ratio, with the aggregate principal amount of the Reopened Notes to be issued to you being rounded down to the nearest U.S. $1,000;

•	if you are exchanging 2019 Bonds or 2026 Bonds for 2014 Notes, the applicable Base Cash Component;

•	a cash payment, which we refer to as the “Clearing Cash Payment”; and

•	a payment in cash in respect of rounded amounts.

The “Exchange Ratio” for each Combination will be equal to:

•	the relevant Old Bond Exchange Value, divided by

•	the relevant Reopened Note Exchange Value.

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The Base Cash Component applies only to exchanges of 2019 Bonds or 2026 Bonds for 2014 Notes. The Base Cash Component for each such Combination will be the following U.S. dollar cash amount for each U.S. $1,000 principal amount of Old Bonds accepted for exchange:

Base Cash Component
2019 Bonds exchanged for 2014 Notes	U.S. $250.00
2026 Bonds exchanged for 2014 Notes	U.S. $200.00

The purpose of the Base Cash Component is to ensure that all Reopened Notes will be fungible for U.S. tax purposes. Mexico reserves the right to modify the Base Cash Component if necessary prior to 8:30 A.M., New York City time, on the Expiration Date.

You will not receive a payment in respect of any accrued and unpaid interest on your Old Bonds accepted for exchange. You will also not be required to pay an amount equal to the interest accrued since the last interest payment date of the Reopened Notes issued to you. These amounts have been incorporated into and form part of the calculation of the Exchange Ratio, which will affect the principal amount of Reopened Notes issued to you.

Determination of Old Bond
Exchange Values

The “Old Bond Exchange Value” for each Combination will be the sum of:

1.	a price per U.S. $1,000 principal amount (rounded to the nearest cent, with U.S. $0.005 to be taken as a full cent) intended to result in a yield to maturity on the Settlement Date equal to the sum of:

•	the relevant UST Benchmark Rate, plus

•	the relevant Benchmark Spread, plus

•	the Relative Spread for the relevant Combination,

     plus

2.	the amount of interest accrued on each U.S. $1,000 principal amount of Old Bonds of the relevant series (rounded to the nearest cent, with U.S. $0.005 to be taken as one cent) during the period from and including the most recent interest payment date on the Old Bonds of such series to but excluding the Settlement Date.

     minus

3.	in the case of an exchange of 2019 Bonds or 2026 Bonds for 2014 Notes, the Base Cash Component.

The “UST Benchmark Rate” means the yield to maturity (calculated in accordance with standard market practice) corresponding to the bid-side price, as reported on Telerate page 500 as of approximately 8:30 A.M., New York City time, on the Expiration Date, for the relevant UST Bond.

“UST Bond” means:

•	in the case of Old Bonds being exchanged for 2014 Notes (or the calculation of the Reopened Note Exchange Value for the 2014 Notes), the U.S. Treasury 4.00% Note due February 15, 2014 and

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•	in the case of Old Bonds being exchanged for 2033 Notes (or the calculation of the Reopened Note Exchange Value for the 2033 Notes), the U.S. Treasury 5.375% Bond due February 15, 2031.

The “Benchmark Spread” means the spread (as determined and announced by Mexico), as of approximately 8:30 A.M., New York City time, on the Expiration Date:

•	in the case of Old Bonds being exchanged for 2014 Notes (or the calculation of the Reopened Note Exchange Value for the 2014 Notes), of the outstanding 2014 Notes over the relevant UST Benchmark Rate.

•	in the case of Old Bonds being exchanged for 2033 Notes (or the calculation of the Reopened Note Exchange Value for the 2033 Notes), of the outstanding 2033 Notes over the relevant UST Benchmark Rate.

The “Relative Spread” for each Combination is set forth below:

Old Bond Series	Relative Spread for Exchange into
	2014 Notes	2033 Notes
2019 Bonds	0.89%	-0.53%
2022 Notes	1.18%	-0.24%
2026 Bonds	1.38%	-0.03%

At or around 8:30 A.M., New York City time, on the Expiration Date, Mexico will determine and announce the UST Benchmark Rates, the Benchmark Spreads, the Old Bond Exchange Value and the Reopened Note Exchange Value (as defined below) and the Exchange Ratio for each Combination.

Determination of
Reopened Note Exchange Values

The “Reopened Note Exchange Value” for each of the 2014 Notes and the 2033 Notes will be the sum of:

1.	a price per U.S. $1,000 principal amount (rounded to the nearest cent, with U.S. $0.005 to be taken as a full cent) intended to result in a yield to maturity on the Settlement Date equal to the sum of:

•	the relevant UST Benchmark Rate, plus

•	the relevant Benchmark Spread,

     plus

2.	the amount of interest accrued on each U.S. $1,000 principal amount of the corresponding outstanding 2014 Notes or 2033 Notes, as the case may be (rounded to the nearest cent, with U.S. $0.005 being taken as one cent), during the period from and including the most recent interest payment date on such notes to but excluding the Settlement Date.

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Determination of
Minimum Clearing Cash
Payments

The Minimum Clearing Cash Payment for each Combination will be U.S. $0.00 per U.S. $1,000 of the principal amount of the relevant Old Bonds tendered for exchange.

Determination of
Clearing Cash Payments.

The “Clearing Cash Payment” for each Combination will be an amount, for each U.S. $1,000 principal amount of Old Bonds tendered and accepted for exchange into the relevant series of Reopened Notes, determined by Mexico in its sole discretion pursuant to a separate modified Dutch auction for each Combination and announced by Mexico at or around 8:00 A.M., New York City time, on the Announcement Date (as defined below), or as soon as possible thereafter. For each Combination, the Clearing Cash Payment will not be less than zero, the Minimum Clearing Cash Payment.

Invitation Procedures:
Determination of
Clearing Cash Payments.

You may submit:

•	one or more competitive offers setting forth the cash payment you would be willing to accept as the Clearing Cash Payment in respect of each Combination that is the subject of your offer; we call this amount your “Offer Price”; or

•	a noncompetitive offer for any one or more Combinations. You understand that by submitting a non-competitive offer, if your offer is accepted, you have agreed to accept the Clearing Cash Payment established by Mexico.

The Invitation will be conducted pursuant to a modified Dutch auction process. Mexico may in its discretion reject all offers for one or more Combinations. Once Mexico determines the Clearing Cash Payments for the Combinations for which it will accept offers, it will accept for exchange all properly submitted: (1) noncompetitive offers; and (2) all competitive offers specifying an Offer Price at or below the Clearing Cash Payment, subject to proration as described under “Terms of the Invitation——Invitation Procedures—Acceptance of Offers; Proration.” Noncompetitive offers will not be subject to proration.

You will be entitled to receive the benefit of the applicable Clearing Cash Payment if your offer was accepted by Mexico. You will receive this benefit even if you made a competitive offer specifying a lower Offer Price or made a noncompetitive offer.

At or around 8:00 A.M., New York City time, on the Announcement Date, Mexico will announce the applicable Clearing Cash Payments, the aggregate principal amount of Old Bonds accepted for exchange and information with respect to any proration of offers.

Income Tax Consequences

Please see the section entitled “Taxation” for important information regarding the possible tax consequences to holders who exchange Old Bonds for Reopened Notes.

Submitting Letter of Transmittal

If you are a holder and you wish to participate, you or the custodial entity through which you hold your Old Bonds must submit, at or prior to 4:15 P.M., New York City time, on the Expiration Date, a duly completed letter of transmittal. Letters of transmittal may be submitted only by direct

EOS-8

participants in DTC, electronically through DTC’s ATOP system. However, if you are in Luxembourg, you may submit your letter of transmittal by courier or hand delivery to the Luxembourg exchange agent at its address specified on the back cover of this document.

A copy of the letter of transmittal has been delivered with this document. When you submit your letter of transmittal, you should also include all other documents required by the letter.

If you are a beneficial owner and the custodial entity through which you hold your Old Bonds uses either the Euroclear System (“Euroclear”) or Clearstream Banking, société anonyme (“Clearstream, Luxembourg”) as a custodial entity, then you must follow instructions and deadlines as specified by Euroclear or Clearstream, Luxembourg, as applicable.

If you hold certificated Old Bonds, you must deliver your certificated Old Bonds to the fiscal agent, and you must send a duly completed letter of transmittal by facsimile to the exchange agent at its facsimile number specified in the letter of transmittal or by courier or by hand delivery to the exchange agent at its address specified in the letter of transmittal.

You may tender outstanding Old Bonds only in integral multiples of U.S. $1,000 principal amount of the Old Bonds.

Withdrawal.	The right to withdraw an offer will expire upon expiration of the Invitation.

Markets.	Mexico is making the Invitation only in those jurisdictions where it is legal. See “Certain Legal Restrictions,” “Plan of Distribution” and “Jurisdictional Restrictions.”

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The Reopened Notes

General Terms of the Reopened Notes

Issuer.	United Mexican States.

Redemption.	Mexico may not redeem the Reopened Notes prior to maturity. At maturity, Mexico will redeem the Reopened Notes at par.

Status.	The Reopened Notes will be direct, general, unconditional, unsecured and unsubordinated external indebtedness of Mexico and will be backed by the full faith and credit of Mexico. The Reopened Notes will rank equal in right of payment with all of Mexico’s present and future unsecured and unsubordinated external indebtedness.

Taxation.	For a discussion of the Mexican and United States tax consequences associated with the Reopened Notes, see “Taxation—Mexican Taxation” and “—United States Federal Income Taxation” in this document. Investors should consult their own tax advisors in determining the foreign, United States federal, state, local and any other tax consequences to them of the ownership and disposition of the Reopened Notes.

Withholding Tax and Additional Amounts.	Subject to certain exceptions, Mexico will make all payments on the Reopened Notes without withholding or deducting any Mexican taxes. For more information, see “Description of the Reopened Notes—Additional Amounts” in this document.

Further Issues.	Mexico may, from time to time, issue additional debt securities that may form a single series with the 2014 Notes or the 2033 Notes.

Form and Settlement.	Mexico will issue the Reopened Notes in the form of one or more fully registered global securities, without coupons, registered in the name of a nominee of The Depository Trust Company (“DTC”) and will deposit the global securities with a custodian for DTC. You may hold a beneficial interest in the global securities through DTC, Clearstream, Luxembourg or Euroclear, directly as a participant in one of those clearing systems or indirectly through financial institutions that are participants in any of those systems.

Denominations.	Mexico will issue the Reopened Notes only in denominations of U.S. $1,000 and integral multiples of U.S. $1,000.

Listing.	Application has been made to list the Reopened Notes on the Luxembourg Stock Exchange.

Governing Law.	New York, except that all matters governing authorization and execution of the Reopened Notes by Mexico will be governed by the laws of Mexico.

Additional Provisions.	The Reopened Notes will contain provisions regarding acceleration and future modifications to their terms that differ from those applicable to the Old Bonds and Mexico’s other outstanding external public indebtedness issued prior to March 3, 2003. Under these provisions, which are described beginning on page 4 of the accompanying prospectus, Mexico may amend the payment provisions of a series of Reopened Notes with the consent of the holders of 75% of the aggregate principal amount of the outstanding Reopened Notes of that series.

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Terms of the 2014 Notes

Title.	5.875% Global Notes due 2014.

Maturity.	The 2014 Notes will mature on January 15, 2014.

Interest.	The 2014 Notes will bear interest from October 14, 2003 at 5.875% per year. Mexico will pay interest semi-annually in arrears on January 15 and July 15 of each year, commencing on July 15, 2004. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Fungibility.	Since the 2014 Notes will bear interest from the same date as Mexico’s outstanding U.S. $1,000,000,000 5.875% Global Notes due 2014, the 2014 Notes will be consolidated and form a single series with, and be fully fungible with, Mexico’s outstanding U.S. $1,000,000,000 5.875% Global Notes due 2014 (CUSIP No. 91086QAQ1, ISIN US91086QAQ10, Common Code 017836145).

Terms of the 2033 Notes

Title.	7.500% Global Notes due 2033.

Maturity.	The 2033 Notes will mature on April 8, 2033.

Interest.	The 2033 Notes will bear interest from April 8, 2004 at 7.500% per year. Mexico will pay interest semi-annually in arrears on April 8 and October 8 of each year, commencing on October 8, 2004. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Fungibility.	Since the 2033 Notes will bear interest from the same date as Mexico’s outstanding U.S. $1,000,000,000 7.500% Global Notes due 2033, the 2033 Notes will be consolidated and form a single series with, and be fully fungible with, Mexico’s outstanding U.S. $1,000,000,000 7.500% Global Notes due 2033 (CUSIP No. 91086QAN8, ISIN US91086QAN88, Common Code 016699314).

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SUMMARY TIME SCHEDULE FOR THE INVITATION

     The following summarizes the anticipated time schedule for the Invitation, assuming, among other things, that the Expiration Date is not extended. This summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information appearing elsewhere in this document. All references are to New York City time.

Date	Action
April 15, 2004.	Announcement of the terms of the Invitation. Commencement of the Invitation.

April 15, 2004 through April 20, 2004 at 4:15 P.M.	The Invitation is open during this period. Holders of Old Bonds may submit competitive or noncompetitive offers by delivering letters of transmittal through DTC’s ATOP system (together with book-entry transfers of Old Bonds and all other required documents) as described in this document.

At or around 8:30 A.M., April 20, 2004	Mexico determines and announces the Benchmark Spreads, UST Benchmark Rates, the Old Bond Exchange Values, the Reopened Note Exchange Values and the Exchange Ratios.

4:15 P.M., April 20, 2004.	The Invitation expires, unless Mexico extends it or terminates it earlier in its sole discretion. You may no longer submit letters of transmittal. We refer to this date as the “Expiration Date.”

At or around 8:00 A.M., April 21, 2004	Mexico determines in its sole discretion whether to accept any exchange offers and, if so, the applicable Clearing Cash Payments and the aggregate principal amount of Old Bonds of each series (which could be zero) accepted for exchange.

Mexico announces the Clearing Cash Payments, the aggregate principal amount of the Old Bonds accepted for exchange and information with respect to any proration of offers. We refer to this date as the “Announcement Date.”

April 27, 2004.	Settlement of the Invitation. We refer to this date as the “Settlement Date.”

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RECENT DEVELOPMENTS

     The information included in this section supplements the information about Mexico corresponding to the headings below that is contained in Exhibit D to Mexico’s annual report on Form 18-K, as amended, for the fiscal year ended December 31, 2002. To the extent that the information included in this section differs from the information set forth in the annual report, you should rely on the information in this section.

The Economy

Gross Domestic Product

     According to preliminary figures, during 2003, Gross Domestic Product (“GDP”) increased by 1.3% in real terms, as compared with 2002. The financial services, insurance and real estate sector grew by 4.3%, the electricity, gas and water sector grew by 1.1% and the transportation, storage and communications sector grew by 3.3%, each in real terms. The construction sector grew by 3.4% and the community, social and personal services sector grew by 0.5%, each in real terms. The mining, petroleum and gas sector grew by 3.7%, the agriculture, livestock, fishing and forestry sector grew by 3.9% and the commerce, hotels and restaurants sector grew by 1.3%, each in real terms. The manufacturing sector decreased by 2.0% in real terms.

Prices and Wages

     Inflation during 2003 was 3.98%, 1.72 percentage points lower than during 2002. Inflation for the first three months of 2004, in annual terms, was 4.23%, 1.41 percentage points lower than during the same period of 2003.

Interest Rates

     During 2003, interest rates on 28-day Cetes averaged 6.23% and interest rates on 91-day Cetes averaged 6.51%, as compared with average rates on 28-day Cetes and 91-day Cetes of 7.08% and 7.43%, respectively, during 2002. Domestic interest rates were at historically low levels during 2003, largely due to reduced inflationary expectations and favorable conditions in the financial markets. During the first three months of 2004, interest rates on 28-day Cetes averaged 5.60% and interest rates on 91-day Cetes averaged 5.65%, as compared with average rates on 28-day Cetes and 91-day Cetes of 8.83% and 8.89%, respectively, during the same period of 2003. On April 5, 2004, the 28-day Cetes rate was 5.96% and the 91-day Cetes rate was 5.89%.

Principal Sectors of the Economy

Manufacturing

     According to preliminary figures, the manufacturing sector decreased by 2.0% in real terms during 2003, as compared to 2002. Basic metal industries grew by 3.4%, non-metallic mineral products grew by 0.7%, chemical products, petroleum derivatives, rubber and plastic products grew by 1.8%, food, beverages and tobacco grew by 1.2% and wood industry and its derivatives grew by 0.2%, each in real terms. In contrast, paper, paper products and printing decreased by 1.7%, metallic products, machinery and equipment decreased by 5.9%, textiles, garments and leather decreased by 8.9% and other manufacturing industries decreased by 8.3%, each in real terms.

Petroleum and Petrochemicals

     Financial Results for 2003

     Based on the preliminary unaudited consolidated results of Petróleos Mexicanos, the subsidiary entities (i.e., Pemex-Exploración y Producción, Pemex-Refinación, Pemex-Gas y Petroquímica Básica and Pemex-Petroquímica (collectively, the “subsidiary entities” and, together with Petróleos Mexicanos and its consolidated subsidiary companies, “Pemex”)) and Petróleos Mexicanos’ consolidated subsidiary companies, total sales revenues (net of the Impuesto Especial Sobre Producción y Servicios (Special Tax on Production and Services, or the “IEPS Tax”)) for 2003 amounted to Ps. 626.1 billion, an increase of 30.0% as compared with total sales revenues (net of the IEPS Tax) during 2002 of Ps. 481.4 billion, primarily as a result of a record level of crude oil exports. During

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2003, Pemex’s net loss, as calculated in accordance with Mexican GAAP (unaudited), amounted to Ps. 41.8 billion, as compared with a net loss during 2002 of Ps. 30.5 billion. This 37.0% increase in losses was primarily due to foreign exchange losses of Ps. 25.8 billion as a result of the depreciation of the peso against the U.S. dollar, which was partially offset by a monetary gain of Ps. 11.7 billion and a net balance between other revenues and expenses of Ps. 3.2 billion.

     During 2003, export sales by the subsidiary entities to P.M.I. Comercio Internacional, S.A. de C.V. (“PMI”), Petróleos Mexicanos marketing subsidiary, to its affiliates and to third parties (excluding the trading activities of PMI and its affiliates) increased by 42.8% in peso terms (with dollar-denominated export revenues converted to pesos at the exchange rate on the date on which the export sale was made), from Ps. 167.2 billion in 2002 to Ps. 238.9 billion in 2003, mainly due to an increase in the average price of crude oil exports, an increase in sales volumes and the depreciation of the peso against the dollar. The weighted average price per barrel of crude oil that Pemex-Exploración y Producción sold to PMI for export in 2003 was U.S. $24.81, 16.1% higher than the weighted average price of U.S. $21.37 in 2002. Export sales decreased as a percentage of total net sales (net of the IEPS Tax) from 45.6% in 2002 to 40.9% in 2003. Domestic sales (net of the IEPS Tax) increased by 46.7%, from Ps. 199.8 billion in 2002 to Ps. 293.2 billion in 2003, due to an increase in sales volumes.

     Set forth below is selected summary operating data relating to Petróleos Mexicanos and the subsidiary entities.

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	Year ended December 31,
	2002	2003
Operating Highlights
Crude oil (tbpd)	3,177	3,371
Natural gas production (mmcfpd)	4,423	4,498
Refined products (1) (tbpd)	1,276	1,343
Petrochemicals (2) (mtpy)	9,880	10,296
Monthly average crude oil exports (tbpd)
Olmeca	245	219
Isthmus	46	24
Maya (4)	1,411	1,617

Total	1,702	1,860
Crude oil exports
(value in millions of U.S. dollars)	$13,529	$16,835
Monthly average PEMEX crude oil export prices per barrel (3)(5)
Olmeca	$24.90	$29.35
Isthmus	23.73	28.05
Maya	20.88	24.14
Weighted average price (6)	$21.54	$24.79
Monthly average West Texas Intermediate crude oil average price per barrel (7)	$26.09	$30.72

tbpd = thousands of barrels per day

mmcfpd = millions of cubic feet per day

mtpy = thousands of tons per year

(1)	Includes natural gas liquids.

(2)	Excludes ethane and butane gases.

(3)	Subject to adjustment to reflect the percentage of water in each shipment.

(4)	Includes Altamira crude oil, which is recorded as a separate category for annual, but not interim, sales.

(5)	Average price during period indicated.

(6)	On April 1, 2004, the spot price for the PEMEX crude oil basket (the weighted average price of the crude oil that PEMEX exports) was U.S. $26.52 per barrel.

(7)	On April 1, 2004, the spot price for West Texas Intermediate crude oil was U.S. $34.37 per barrel.

Sources: December 2002 and December 2003 Indicadores Petroleros and P.M.I. Comercio Internacional, S.A. de C.V.

     Reserves

     Mexico’s total proved developed and undeveloped reserves of crude oil and condensates decreased by 6.7% in 2003, from 17.2 billion barrels of oil equivalent at December 31, 2002 to 16.0 billion barrels of oil equivalent at December 31, 2003. Mexico’s total proved developed and undeveloped dry gas reserves decreased by less than one percent in 2003, from 15.0 trillion cubic feet at December 31, 2002 to 14.9 trillion cubic feet at December 31, 2003.

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     The following two tables of crude oil and dry gas reserves set forth Pemex’s estimates of Mexico’s proved reserves determined in accordance with Rule 4-10(a) of Regulation S-X of the Securities Act of 1933.

Crude Oil and Condensate Reserves

(including natural gas liquids) (1)

	2002	2003
Proved developed and undeveloped reserves	(in millions of barrels)
At January 1	18,767	17,196
Revisions	(247)	120
Extensions and discoveries (1)	(36)	84
Production (2)	(1,288)	(1,359)

At December 31	17,195	16,041

Proved developed reserves at December 31	11,725	10,473

Note:	Numbers may not total due to rounding.

(1)	Crude oil and condensate reserves include the fraction of liquefiable hydrocarbons recoverable in natural gas processing plants.

(2)	Extensions include positive and negative changes due to new data gathered through drilling of extension wells.

Source:	Pemex-Exploration and Production.

Dry Gas Reserves

	2002	2003
Proved developed and undeveloped reserves	(in billions of cubic feet)
At January 1	16,256	14,985
Revisions	(443)	695
Extensions and discoveries (1)	313	354
Production (2)	(1,141)	(1,184)

At December 31	14,986	14,850

Proved developed reserves at December 31	8,572	8,093

Note:	Numbers may not total due to rounding.

(1)	Extensions include positive and negative changes due to new data gathered through drilling of extension wells.

(2)	Natural gas production reported in other tables refers to wet, sour gas. There is a shrinkage in volume when natural gas liquids and impurities are extracted to obtain dry gas. Therefore, reported natural gas volumes are greater than dry gas volumes.

Source:	Pemex-Exploration and Production.

     Capital Expenditures and Investments

     For 2004, the Government approved a budget for 29 long-term productive infrastructure projects (called “PIDIREGAS”), 27 of which will be carried out by Pemex-Exploración y Producción, one of which will be carried out by Pemex-Refinación, and one of which will be carried out by Pemex-Gas y Petroquímica Básica, for a total PIDIREGAS budget of Ps. 123,528 million. The 2004 budget includes approximately Ps. 120,693 million (or 97.7% of the total PIDIREGAS budget) for Pemex-Exploration and Production.

     Exports and Exports Agreements

     Although Mexico is not a member of Organization of the Petroleum Exporting Countries (“OPEC”), since 1998 it has entered into agreements with OPEC and non-OPEC members to reduce its oil exports in order to stabilize international oil prices. In September 2003, OPEC announced that it would cut crude oil production by 900 thousand barrels per day beginning November 1, 2003. Following this announcement, Mexico announced that it expected to maintain its crude oil exports at their present levels. In March 2004, OPEC announced that it would cut crude oil production by one million barrels per day beginning April 1, 2004. As of this date, Mexico has not announced any revisions to its current levels of crude oil exports as a result of this announcement by OPEC.

     Taxes and Duties

     Pemex must pay a number of special hydrocarbon taxes and duties, the rates of which vary from year to year, to the Government. Pemex is obligated to pay to the Government the Hydrocarbon Duty, which is calculated

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by applying a rate of 60.8% to the sales revenues of Petróleos Mexicanos and the subsidiary entities from PMI, PMI Trading Ltd., their affiliates and third parties, including the IEPS Tax, but excluding the value added tax.

     Previously, Pemex paid to the Government a duty on “Excess Gains Revenues”, which was equal to 39.2% of Pemex’s revenues from crude oil export sales in excess of a threshold crude oil price (which in 2003 was U.S. $18.35 per barrel). Beginning in 2004, Pemex must instead pay to the Government a duty for “Exploration, Gas, Refining and Petrochemical Infrastructure”, which will be dedicated for investment in infrastructure works for exploration, gas, refining and petrochemicals that will be carried out by Pemex and its subsidiary entities. Like the prior Excess Gains Revenue Duty, this duty equals 39.2% of Pemex’s revenues from crude oil export sales in excess of the threshold crude oil price set for that year (which in 2004 is U.S. $20.00 per barrel). Thus, for every dollar exceeding the threshold price, Pemex must pay to the Government 60.8 cents in Hydrocarbon Duty and 39.2 cents in Duty for Exploration, Gas, Refining and Petrochemical Infrastructure so that all revenues above the threshold amount for that year are payable to the Government. However, for the amount up to the threshold price, Pemex pays only the Hydrocarbon Duty.

     Petroleum Workers’ Union

     In July 2003, the Office of the Federal Attorney General closed its investigation against certain former officers of Pemex, including Rogelio Montemayor (former Director General of Pemex), Carlos Juaristi Septién (former Corporate Management Director of Pemex) and Juan José Domene Berlanga (former Chief Financial Officer of Pemex), with regard to charges of money laundering and organized crime, on the grounds that it had insufficient proof to support these charges. Nevertheless, these former officers continue to be sought by the Federal Courts of Mexico for their alleged commission of the crimes of embezzlement, electoral embezzlement, wrongful use of powers and, in the case of Messrs. Juaristi and Domene, improper exercise of a public service.

     The evidentiary stage in the case against Manuel Gomez Peralta Damirón (a former Corporate Management Director of Pemex), who is currently being tried for the alleged commission of the crime of embezzlement, is in its final stages.

     On September 1, 2003, the date on which the newly elected Chamber of Deputies was convened, federal Congressman Carlos Romero Deschamps completed his term and no longer enjoys legislative immunity, which had prevented his prosecution for alleged illegal diversion of Pemex funds. On September 22, 2003 and October 1, 2003, a Mexican judge issued two arrest warrants against Mr. Romero Deschamps in connection with the investigation, and, more recently, the same Mexican judge issued formal imprisonment writs which commenced the trial against him. Senator Ricardo Aldana Prieto will complete his term in 2006, and will continue to enjoy legislative immunity unless the Congress strips him of it.

     The hearing on the extradition of Mr. Rogelio Montemayor to Mexico, which had been set for November 17, 2003, has been postponed and a new date for such hearing has not been scheduled.

     The Petroleum Workers’ Union has offered to pay, over a period of years, Ps. 1,580 million to Pemex for the amounts illegally diverted from Pemex through the transactions under investigation. The federal judge in charge of the case must decide if the acceptance of this offer by Pemex effectively constitutes restitution of all of the damages caused to Pemex.

Sugar Industry

     On February 19, 2004, the Supreme Court ruled in favor of claims originally initiated by four of the subsidiaries of Grupo Azucarero México, S.A. de C.V. (“GAM”), that the expropriations of four of the 27 total sugar mills expropriated by the Government in 2001 were unconstitutional and ruled that the Government must return the four unconstitutionally expropriated mills to the shareholders of each sugar mill as of the date they were originally expropriated. The claim that that had been initiated by a fifth subsidiary of GAM was voluntarily withdrawn prior to the ruling. Pursuant to the Supreme Court ruling, the Government returned the four mills to the shareholders of each of the mills. Other parties, including creditors of certain of the sugar companies whose mills were expropriated, have also filed claims against the Government. To date, several claims remain pending in the Mexican courts. In addition, GAMI Investment Inc., a U.S. shareholder of one of the companies affected by the expropriation, has submitted a claim under Chapter 11 of the North American Free Trade Agreement. The

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Government does not believe that the return of the four sugar mills or the pending claims will have a material adverse effect on the Government or its finances.

Financial System

Central Bank and Monetary Policy

     During 2003, the M1 money supply (defined as bills and coins held by the public, plus checking accounts denominated in local currency and foreign currency, plus interest-bearing deposits denominated in pesos and operated by debit cards) increased by 7.6% in real terms, as compared with 2002. In addition, checking account deposits denominated in pesos increased by 8.1% in real terms during 2003, as compared with 2002.

     During 2003, financial savings increased by 8.7% in real terms, as compared with 2002. Savings generated by Mexican residents increased by 8.6% in real terms and savings generated by non-residents increased by 17.5% in real terms during 2003, each as compared with 2002.

     For the first two months of 2004, the M1 money supply increased by 8.8% in real terms, as compared with the same period of 2003. In addition, checking account deposits denominated in pesos increased by 9.0% in real terms during first two months of 2004, as compared with the same period of 2003.

     During the first two months of 2004, financial savings increased by 7.4% in real terms, as compared with the same period of 2003. Savings generated by Mexican residents increased by 6.8% in real terms and savings generated by non-residents increased by 46.3% in real terms during the first two months of 2004, each as compared with the same period of 2003.

     At April 6, 2004, the monetary base totaled Ps. 281.1 billion, a 7.42% nominal decrease from the level of Ps. 303.6 billion at December 31, 2003. Banco de México estimates that the monetary base will total approximately Ps. 338.1 billion at December 31, 2004.

Regulation

     At December 31, 2003, the total amount of past-due loans of commercial banks (excluding banks under Government intervention and those in special situations) was Ps. 31.1 billion, as compared with Ps. 45.0 billion at December 31, 2002. The total loan portfolio of the banking system decreased by 3.75% during 2003. The past-due loan ratio of commercial banks was 3.2% at December 31, 2003, as compared to 4.6% at December 31, 2002. The amount of loan loss reserves created by commercial banks (excluding banks under Government intervention and those in special situations) totaled Ps. 52.0 billion at the end of December 2003, as compared with Ps. 58.4 billion at December 31, 2002. At this level, commercial banks have reserves covering 167.1% of their past-due loans, exceeding the minimum reserve level of 45% required by the applicable accounting criteria.

The Securities Market

     At December 31, 2003, the Stock Market Index stood at 8,795.28 points, representing a 43.55% increase in nominal peso terms from the level at December 31, 2002. At April 13, 2004, the Stock Market Index stood at 10,686.59 points, representing a 21.5% increase in nominal peso terms from the level at December 31, 2003.

External Sector of the Economy

Foreign Trade

     During 2003, Mexico registered a trade deficit of U.S. $5.6 billion, as compared with a trade deficit of U.S. $7.9 billion for 2002. Merchandise exports increased by 2.9% during 2003, to U.S. $165.4 billion, as compared with U.S. $160.8 billion in 2002. Petroleum exports increased by 28.7% and non-petroleum exports increased by 0.3% in 2003, each as compared with 2002. Exports of manufactured goods, which represented 85.5% of total merchandise exports, decreased by 0.4% during 2003 as compared with 2002.

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     Total imports were U.S. $171.0 billion during 2003, a 1.4% increase as compared to 2002. Imports of intermediate goods increased by 2.1%, imports of capital goods decreased by 3.6% and imports of consumer goods increased by 1.6% during 2003, each as compared with 2002.

     During the first two months of 2004, Mexico registered a trade deficit of U.S. $0.26 billion, as compared to a trade surplus of U.S. $0.15 billion in the same period of 2003. Merchandise exports increased by 5.3% during the first two months of 2004, to U.S. $26.7 billion, as compared to U.S. $25.4 billion in the same period of 2003. During the first two months of 2004, petroleum exports decreased by 3.0%, while non-petroleum exports increased by 6.5%, each as compared to the same period of 2003. Exports of manufactured goods, which represented 83.6% of total merchandise exports, increased by 6.4% during the first two months of 2004, as compared to the same period of 2003.

     During the first two months of 2004, total imports were U.S. $26.9 billion, a 6.9% increase as compared to the same period of 2003. During the first two months of 2004, imports of intermediate goods increased by 9.5%, imports of capital goods increased by 3.0% and imports of consumer goods decreased by 4.7%, each as compared to the same period of 2003.

Balance of International Payments

     According to preliminary figures, during 2003, Mexico’s current account registered a deficit of 1.5% of GDP or U.S. $9.2 billion. The capital account surplus for the same period totaled U.S. $17.5 billion.

     At December 31, 2003, Mexico’s international reserves totaled U.S. $57.4 billion, an increase of U.S. $9.5 billion from the level at December 31, 2002. The net international assets of Banco de México totaled U.S. $59.1 billion at December 31, 2003, an increase of U.S. $8.3 billion from the level at December 31, 2002. At April 2, 2004, Mexico’s international reserves totaled U.S. $58.8 billion and the net international assets of Banco de México totaled U.S. $61.1 billion.

     Under the existing daily auction procedure to moderate the accumulation of international reserves that commenced on May 2, 2003, on January 20, 2004, Banco de México announced that the daily amount of dollars to be auctioned pursuant to this procedure for the period from February 2, 2004 to April 30, 2004 would be U.S. $45.0 million.

     On March 12, 2004, the Foreign Exchange Commission announced that it would adjust the existing mechanism to moderate the rate of accumulation of international reserves that it had adopted on March 20, 2003 and that commenced on May 2, 2003. Under the existing mechanism, every quarter, Banco de México announces the total amount of dollars it will supply to the currency market in the following three-month period, which is equal to 50% of the increase in net international reserves registered during the previous quarter less the amount of dollars sold through this mechanism during the previous quarter. Under the adjusted mechanism, Banco de México will continue to make quarterly announcements regarding the daily amounts of dollars to be supplied to the currency market pursuant to the same formula, but the total amount announced will be divided into four equal portions to be sold in the following four quarters. The new mechanism will commence on May 3, 2004, and the amount of dollars to be auctioned during the quarter from May through July 2004 will be based retroactively on the accumulation of net international reserves registered in the four quarters from April 16, 2003 through April 16, 2004. The total to be auctioned for the quarter from May through July 2004 will therefore be equal to the sum of one-fourth of each of the total amounts announced for the quarters ended in July 2003, October 2003, January 2004 and April 2004. The total amount of dollars to be sold in a quarter will be sold through daily auctions, each for an amount equal to the total for the quarter divided by the number of business days in the quarter.

Direct Foreign Investment in Mexico

     According to preliminary figures, during 2003, foreign investment in Mexico, as recorded in the balance of payments, totaled U.S. $14.6 billion and comprised direct foreign investment of U.S. $10.7 billion and net portfolio investment (including securities placed abroad) of U.S. $3.9 billion.

EOS-19

Exchange Controls and Foreign Exchange Rates

     The peso/dollar exchange rate closed at Ps. 11.2360 = U.S. $1.00 on December 31, 2003, a 9.0% depreciation in dollar terms as compared to the exchange rate at the end of 2002. During 2003, the average peso/U.S. dollar exchange rate was Ps. 10.7890 = U.S. $1.00, as compared to Ps. 9.6560 = U.S. $1.00 in 2002. The peso/U.S. dollar exchange rate announced by Banco de México on April 12, 2004 (to take effect on the second business day thereafter) was Ps. 11.2152 = U.S. $1.00.

Public Finance

2004 Budget and Fiscal Package

     In December, 2003, the Congress approved the Federal Annual Revenue Law for 2004 and the Federal Expenditure Decree for 2004 (as passed, together with the Federal Annual Revenue Law for 2004 as passed, the “2004 Budget”). The 2004 Budget maintains fiscal discipline as the cornerstone of the economic program, and contemplates a public sector deficit of 0.3% of GDP for 2004.

     The 2004 Budget is based upon an estimated weighted average price of Mexico’s oil exports of U.S. $20.00 per barrel and an estimated volume of oil exports of 1,959 thousand barrels per day.

     The results for 2002 and for 2003, the revised budget assumptions and targets for 2003 and the budget assumptions and targets for 2004 are set forth below.

2002 and 2003 Results;
2003 Revised Budget Assumptions and Targets;
2004 Budget Assumptions and Targets

	2002 Results	2003 Budget	2003 Results		2004 Budget
Real GDP growth (%)	0.9	3.0	1.3	(1)	3.1
Increase in the national consumer price index (%)	5.7	3.0	4.0		3.0
Average export price of Mexican oil mix (U.S. $/barrel)	21.54	18.35	25.65		20.00
Current account deficit as % of GDP	2.2	2.8	1.5	(1)	2.6
Average exchange rate (Ps./$1.00)	9.656	10.1	10.789		11.2
Average rate on 28-day Cetes (%)	7.8	7.5	6.2		6.5
Public sector balance as % of GDP	(1.2)	(0.5)	(0.6	)(1)	(0.3)
Primary balance as % of GDP	1.7	2.3	2.2	(1)	N/A

(1)	Preliminary.

N/A = Not available.

Source:	Ministry of Finance and Public Credit.

 Revenues and Expenditures

     During 2003, the public sector registered a deficit of Ps. 41.7 billion, 47.2% lower than the deficit recorded at the end of 2002, in real terms. This result includes a gross expenditure of Ps. 16.2 billion related to the costs associated with the Programa de Separación Voluntaria (Voluntary Retirement Program, or “PSV”), which was implemented in late 2002 with the long-term goal of reducing the number of Government administrative personnel and which offers severance packages to certain persons who retire voluntarily. Excluding the gross expenditure related to the PSV, the public deficit for 2003 was Ps. 25.6 billion, equivalent to 0.39% of estimated GDP for 2003 and Ps. 7.3 billion lower than the public deficit target approved by Congress for 2003. During the first two months of 2004, the public sector balance registered a surplus of Ps. 34.0 billion pesos, 145.7% higher in real terms than the surplus of Ps. 13.2 billion that was recorded on the same period of 2003.

     The primary surplus, defined as total public sector revenues less expenditures other than interest payments on public debt, was Ps. 148.8 billion in 2003, 31.8% higher than that recorded at the end of 2002 in real terms (46.2% higher in real terms if the expenditures associated with the PSV are excluded). During the first two months

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of 2004, the primary balance registered a surplus of Ps. 68.6 billion, 15.7% higher in real terms than the primary surplus for the same period of 2003.

Public Debt

     Internal debt of the Government as presented herein on a net basis includes Banco de México’s general account balance (which was positive at December 31, 2003, indicating monies owed to the Government). Net internal debt includes Cetes and other securities sold to the public in primary auctions, but not such debt allocated to Banco de México nor debt issued by Banco de México for its use in regulating liquidity (“Regulación Monetaria”). The internal debt of the Government does not include the debt of budget and administratively controlled agencies.

     At December 31, 2003, the net internal debt of the Government was U.S. $82.5 billion, as compared with the U.S. $79.6 billion outstanding at December 31, 2002. At December 31, 2003, the gross internal debt of the Government totaled U.S. $90.0 billion, as compared to U.S. $87.9 billion at December 31, 2002. At February 29, 2004 the net internal debt of the Mexican Government was U.S. $82.2 billion, as compared with the U.S. $79.6 billion outstanding at December 31, 2002. At February 29, 2004, the gross internal debt of the Government totaled U.S. $91.4 billion, as compared to U.S. $87.9 billion at December 31, 2002.

     On October 28, 2003, the Government issued its first twenty-year fixed rate peso-denominated bonds, placing Ps. 1.0 billion of these instruments in the market. The Government expects to continue to offer these instruments on a regular basis, along with the three-, five-, seven- and ten-year fixed rate peso-denominated bonds first offered in 2000, 2001 and 2002, pursuant to a securities auction calendar published by the Government each quarter.

     The total external debt of the public sector consists of the external portion of the long-term indebtedness incurred directly by the Government, the external long-term indebtedness incurred by budget controlled agencies, the external long-term indebtedness incurred directly or guaranteed by administratively controlled agencies (including but not limited to national development banks), and the short-term external debt of the public sector.

     Outstanding gross external debt increased by approximately U.S. $0.5 billion during 2003, from U.S. $78.8 billion at December 31, 2002 to U.S. $79.3 billion at December 31, 2003. Outstanding gross external debt increased by approximately U.S. $2.9 billion during the first two months of 2004, from U.S. $79.3 billion at December 31, 2003 to U.S. $82.2 billion at February 29, 2004.

     The Government’s financing costs on internal debt totaled U.S. $7.3 billion during 2003 (equivalent to 1.21% of GDP, 0.02 percentage points lower than the 1.23% for 2002), a decrease of 3.12% as compared to 2002. Public sector external debt financing costs totaled U.S. $7.0 billion during 2003 (equivalent to 1.17% of GDP, 0.09 percentage points greater than 1.08% for 2002), a 6.96% increase in nominal terms as compared to 2002.

     At December 31, 2003, commercial banks held approximately 9.1% of Mexico’s total public sector external debt (excluding bonds issued in debt exchange transactions), multilateral and bilateral creditors (excluding the IMF) held approximately 24.8%, bondholders (including commercial banks holding bonds issued in debt exchange transactions) held approximately 61.6% and others held approximately 4.5%.

     Subsequent to December 31, 2003:

•	RepCon Lux S.A., a newly formed Luxembourg financing vehicle, issued approximately U.S. $1.37 billion of 4.50 per cent. Guaranteed Exchangeable Bonds due 2011 on January 26, 2004. These bonds are guaranteed by Petróleos Mexicanos and are exchangeable for shares of Repsol YPF, S.A. or, at the option of the issuer, the cash equivalent thereof.

•	Mexico issued U.S. $1,000,000,000 of its Floating Rate Notes due 2009 on January 6, 2004 and £500,000,000 of its 6.76% Notes due 2024 on February 6, 2004.

     The Federal Annual Revenue Law for 2004 authorizes the Government to engage in refinancing transactions with the effect of achieving a reduction in net external indebtedness of up to U.S. $500,000,000.

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     Therefore, the Government intends to issue or contract for new external debt in 2004 exclusively for the purposes of refinancing maturing debt and liability management.

EOS-22

TERMS OF THE INVITATION

Purpose of the Invitation

     Mexico is inviting holders of Old Bonds to submit, on the terms and subject to the conditions of this document, the prospectus supplement, the prospectus and the related letter of transmittal, offers to exchange Old Bonds for a combination of Reopened Notes and a U.S. dollar cash payment.

     The Invitation is part of a broader program of Mexico to manage its external liabilities.

Consideration to be Received Pursuant to Exchange Offers

     If you offer to exchange Old Bonds pursuant to the Invitation and Mexico accepts your offer, you will receive for each U.S. $1,000 principal amount of Old Bonds tendered for exchange:

•	a principal amount of Reopened Notes equal to the product of (1) the principal amount of Old Bonds exchanged, and (2) the applicable Exchange Ratio, with the aggregate principal amount of the Reopened Notes to be issued to you being rounded down to the nearest U.S. $1,000;

•	if you are exchanging 2019 Bonds or 2026 Bonds for 2014 Notes, the applicable Base Cash Component; and

•	the applicable Clearing Cash Payment.

     In addition, you will receive a payment in cash equal to the product of (x) the decrease in the aggregate principal amount of Reopened Notes to be issued to you resulting from rounding such aggregate principal amount of Reopened Notes down to the nearest U.S. $1,000 times (y) a fraction, the numerator of which is the relevant Reopened Note Exchange Value and the denominator of which is U.S. $1,000.

     You will not receive a payment in respect of any accrued and unpaid interest on your Old Bonds accepted for exchange. You will also not be required to pay an amount equal to the interest accrued since the last interest payment date of the Reopened Notes issued to you. These amounts have been incorporated into and form part of the calculation of the Exchange Ratio, which will affect the principal amount of Reopened Notes issued to you.

Calculation of Exchange Ratios, Old Bond Exchange Values and Reopened Note Exchange Values

     The “Exchange Ratio” for each Combination will be equal to:

•	the relevant Old Bond Exchange Value, divided by

•	the relevant Reopened Note Exchange Value.

     The “Old Bond Exchange Value” for each Combination will be the sum of:

1.	a price per U.S. $1,000 principal amount (rounded to the nearest cent, with U.S. $0.005 to be taken as a full cent) intended to result in a yield to maturity on the Settlement Date equal to the sum of:

•	the relevant UST Benchmark Rate, plus

•	the relevant Benchmark Spread, plus

•	the Relative Spread for the relevant Combination,

          plus

2.	the amount of interest accrued on each U.S. $1,000 principal amount of Old Bonds of the relevant series (rounded to the nearest cent, with U.S. $0.005 to be taken as one cent) during the period from and including the most recent interest payment date on the Old Bonds of such series to, but excluding, the Settlement Date.

          minus

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3.	in the case of an exchange of 2019 Bonds or 2026 Bonds for 2014 Notes, the Base Cash Component.

     The Base Cash Component applies only to exchanges of 2019 Bonds or 2026 Bonds for 2014 Notes. The Base Cash Component for each such Combination will be the following U.S. dollar cash amount for each U.S. $1,000 principal amount of Old Bonds accepted for exchange:

Base Cash Component
2019 Bonds exchanged for 2014 Notes	U.S. $250.00
2026 Bonds exchanged for 2014 Notes	U.S. $200.00

     The purpose of the Base Cash Component is to ensure that all Reopened Notes will be fungible for U.S. tax purposes. Mexico reserves the right to modify the Base Cash Component if necessary prior to 8:30 A.M., New York City time, on the Expiration Date.

     Subject to applicable law, Mexico will inform the Luxembourg Stock Exchange of any modifications to the Base Cash Component and will publish notices in a leading newspaper with general circulation in Luxembourg announcing such modifications.

     The “UST Benchmark Rate” means the yield to maturity (calculated in accordance with standard market practice) corresponding to the bid-side price, as reported on Telerate page 500 as of approximately 8:30 A.M., New York City time, on the Expiration Date, for the relevant UST Bond.

     “UST Bond” means:

•	in the case of Old Bonds being exchanged for 2014 Notes (or the calculation of the Reopened Note Exchange Value for the 2014 Notes), the U.S. Treasury 4.00% Note due February 15, 2014 and

•	in the case of Old Bonds being exchanged for 2033 Notes (or the calculation of the Reopened Note Exchange Value for the 2033 Notes), the U.S. Treasury 5.375% Bond due February 15, 2031.

     The “Benchmark Spread” means the spread (as determined and announced by Mexico), as of approximately 8:30 A.M., New York City time, on the Expiration Date:

•	in the case of Old Bonds being exchanged for 2014 Notes (or the calculation of the Reopened Note Exchange Value for the 2014 Notes), of the outstanding 2014 Notes over the relevant UST Benchmark Rate.

•	in the case of Old Bonds being exchanged for 2033 Notes (or the calculation of the Reopened Note Exchange Value for the 2033 Notes), of the outstanding 2033 Notes over the relevant UST Benchmark Rate.

     The “Relative Spread” for each Combination is set forth below:

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Old Bond Series	Relative Spread for Exchange into
	2014 Notes	2033 Notes
2019 Bonds	0.89%	-0.53%
2022 Notes	1.18%	-0.24%
2026 Bonds	1.38%	-0.03%

     The “Reopened Note Exchange Value” for each of the 2014 Notes and the 2033 Notes will be the sum of:

1.	a price per U.S. $1,000 principal amount (rounded to the nearest cent, with U.S. $0.005 to be taken as a full cent) intended to result in a yield to maturity on the Settlement Date equal to the sum of:

•	the relevant UST Benchmark Rate, plus

•	the relevant Benchmark Spread,

          plus

2.	the amount of interest accrued on each U.S. $1,000 principal amount of the corresponding outstanding 2014 Notes or 2033 Notes, as the case may be (rounded to the nearest cent, with U.S. $0.005 being taken as one cent), during the period from and including the most recent interest payment date on such notes to but excluding the Settlement Date.

Announcement of UST Benchmark Rates, Benchmark Spreads, Old Bond Exchange Values, Reopened Note Exchange Values, Exchange Ratios

     At or around 8:30 A.M., New York City time, on the Expiration Date, Mexico will determine and announce by press release to Bloomberg News and Reuters News Services, which we refer to as the News Services:

•	the UST Benchmark Rates,

•	the Benchmark Spreads,

•	the Old Bond Exchange Values,

•	the Reopened Note Exchange Values, and

•	the Exchange Ratios.

Offers Submitted Pursuant to the Invitation

     Minimum Clearing Cash Payment

     The Minimum Clearing Cash Payment for each Combination will be U.S. $0.00 per U.S. $1,000 principal amount of the relevant Old Bonds.

     Competitive Offers

     You may submit one or more competitive offers in respect of each Combination that is the subject of your offer. Competitive offers must specify:

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•	the cash payment that you would be willing to accept as the Clearing Cash Payment in respect of each Combination that is the subject of your offer; we call this amount your “Offer Price,”

•	the series and principal amount of Old Bonds that are the subject of your competitive offer, and

•	the series of Reopened Notes to which your offer relates.

     You must express each Offer Price for the Old Bonds that are the subject of your offer in increments of U.S. $0.01.

     If Mexico accepts your competitive offer, you will be entitled to the benefit of the Clearing Cash Payment applicable to the Combination that is the subject of your offer, as determined by Mexico in its sole discretion, even if you specified a lower Offer Price in your competitive offer. If you specify an Offer Price less than or equal to the Minimum Clearing Cash Payment applicable to the Combination that is the subject of your offer, Mexico will treat your offer as a noncompetitive offer.

     The principal amount of each series of Old Bonds you may offer in exchange in a competitive offer must be an integral multiple of U.S. $1,000.

     Noncompetitive Offers

     You may submit one or more noncompetitive offers in respect of each Combination that is the subject of your offer. Noncompetitive offers must specify the series of Reopened Notes to which your noncompetitive offer relates and the series and principal amount of Old Bonds that are the subject of your noncompetitive offer without designating an Offer Price. If Mexico accepts your noncompetitive offer, you will be entitled to the benefit of the Clearing Cash Payment applicable to the Combination that is the subject of your offer, as determined by Mexico in its sole discretion.

     The principal amount of each series of Old Bonds you may offer for exchange in a noncompetitive offer must be an integral multiple of U.S. $1,000.

Methodology Generally; No Recommendation

     The methodology used to calculate yields to maturity, the Old Bond Exchange Values and Reopened Note Exchange Values, to determine the Minimum Clearing Cash Payments and to determine the Clearing Cash Payments represents one of several possible approaches. The formulation of these variables involves choices and judgments that are necessarily subjective. You should independently analyze the value of the Old Bonds and the Reopened Notes and make an independent assessment of the terms of the Invitation. None of Mexico, either joint dealer manager, the exchange agent or the Luxembourg exchange agent has expressed any opinion as to whether the terms of the Invitation are fair or makes any recommendation that you offer to exchange Old Bonds or refrain from offering to do so pursuant to the Invitation, and no one has been authorized by Mexico, either of the joint dealer managers, the exchange agent or the Luxembourg exchange agent to make any such recommendation.

Hypothetical Example

     Annex B contains a formula for the pricing of the Old Bond Exchange Values and the Reopened Note Exchange Values. Annex C contains hypothetical exchange ratios and other hypothetical information. Actual amounts will differ from these hypothetical figures.

Invitation Procedures

     Procedures for Submitting Exchange Offers

     If you desire to submit an exchange offer, you must submit or arrange to have submitted at or before 4:15 P.M., New York City time, on the Expiration Date, a duly completed letter of transmittal. Letters of transmittal may be submitted only by direct participants in DTC, and only electronically through DTC’s ATOP system, except as otherwise provided below.

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          If you are a beneficial owner located in Luxembourg, you may submit your letter of transmittal by courier or by hand delivery to the Luxembourg exchange agent at its address specified in the letter of transmittal.

          If you are a beneficial owner, you must instruct a direct participant in DTC to submit a letter of transmittal on your behalf in the manner and in accordance with the deadlines specified by DTC (and Euroclear or Clearstream, Luxembourg, if you hold your Old Bonds through either clearing system) and the direct participant in DTC must in fact submit the letter of transmittal.

          You may obtain copies of the letter of transmittal, this document, the prospectus supplement, the prospectus and the documents incorporated by reference by contacting the exchange agent or the Luxembourg exchange agent at the addresses indicated on the back cover page of this document.

          Procedures for Tendering Old Bonds

          If your Old Bonds are held in book-entry form through a broker, dealer, commercial bank, trust company or other nominee and you wish to exchange your Old Bonds you should contact such broker, dealer, bank, trust company or other nominee promptly and instruct such nominee to submit instructions on your behalf. Please check with your nominee to determine its procedure.

          The exchange agent and DTC have confirmed that the offers are eligible for ATOP. Accordingly, the exchange agent will establish one or more accounts on behalf of Mexico with respect to the Old Bonds at DTC promptly after the commencement of the Invitation. ATOP allows a financial institution that is a participant in DTC’s system to tender Old Bonds by causing DTC to make an electronic book-entry transfer of Old Bonds into an account established by the exchange agent. Old Bonds may be tendered in offers into the account of the exchange agent by (1) effecting a book-entry transfer of all Old Bonds to be exchanged in the offers into the account of the exchange agent, at DTC, in accordance with DTC’s procedures for such transfer, and (2) effecting an Agent’s Message.

          “Agent’s Message” means a message, transmitted by DTC to and received by the exchange agent and forming a part of a book-entry confirmation, which states that DTC has received an express acknowledgment from the tendering participant, which acknowledgment states that such participant has received and agrees to be bound by the Invitation and that Mexico may enforce such agreement against such participant.

          Timely book-entry delivery requires receipt of a confirmation of a book-entry transfer into the exchange agents’ account at DTC by the exchange agent prior to 4:15 P.M. on the Expiration Date. Although delivery of Old Bonds may be effected through book-entry transfer into the exchange agent’s account at DTC, an Agent’s Message in connection with a book-entry transfer, together with any other required documents, must, in any case, be delivered or transmitted to and received by the exchange agent prior to 4:15 P.M., New York City time, on the Expiration Date. Delivery will be deemed made only when actually received by the exchange agent. Holders desiring to tender their Old Bonds on the Expiration Date must allow sufficient time for completion of the ATOP procedures during normal business hours of DTC on such date. Delivery of such documents to DTC does not constitute delivery to the exchange agent.

          None of Mexico, the joint dealer managers, the exchange agent, the Luxembourg exchange agent or the information agent will be responsible for the communication of offers by:

•	holders or beneficial owners to the direct participant in DTC, Euroclear or Clearstream, Luxembourg through which they hold Old Bonds, or

•	holders, beneficial owners or direct participants in Euroclear or Clearstream, Luxembourg to the exchange agent, Euroclear or Clearstream, Luxembourg.

          If you hold your Old Bonds through a custodian, you should contact your custodian to instruct your custodian to submit a letter of transmittal on your behalf. In the event that your custodian or the DTC, Euroclear or Clearstream, Luxembourg participant through which you hold your Old Bonds is unable to submit a letter of

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transmittal on your behalf, you should telephone the joint dealer managers or the exchange agent for assistance in submitting your offer.

          In any case, you are responsible for arranging the timely delivery of your letter of transmittal and ensuring the book-entry transfer of your Old Bonds into the account of the exchange agent at DTC.

          If you submit an offer directly to the exchange agent, you will not be obligated to pay brokerage commissions, solicitation fees or Mexican transfer taxes with respect to that offer. If you hold Old Bonds through a broker, dealer, commercial bank or financial institution, you should consult with that institution as to whether it will charge any fees for delivering your Old Bonds and letter of transmittal or performing other services in connection with the Invitation.

          Offers of Certificated Old Bonds

          If you desire to submit an offer and you are the holder of certificated Old Bonds not held through DTC, Euroclear or Clearstream, Luxembourg, you must either:

•	arrange to have the Old Bonds held through this type of account, either in your name or in the name of a bank or financial institution acting on your behalf, prior to the Expiration Date and have your Old Bonds and letter of transmittal delivered electronically as described above, or

•	deliver your certificated Old Bonds, by hand or courier, to Citibank, N.A., c/o Computershare Trust Company, Wall Street Plaza, 88 Pine Street, 19th Floor New York, New York 10005, and submit a letter of transmittal directly or through a direct participant in DTC by facsimile to the exchange agent at its facsimile number specified in the letter of transmittal or by courier or hand delivery to the exchange agent at its address specified in the letter of transmittal. Questions regarding the delivery of certificated Old Bonds may be asked by calling 212-657-5997.

          Offers Submitted in Luxembourg

          If you are in Luxembourg, you may contact the Luxembourg exchange agent to instruct the Luxembourg exchange agent to submit a letter of transmittal on your behalf or have the letter of transmittal submitted according to one of the methods described above. In addition, you may obtain additional copies of the letter of transmittal, this document, the prospectus supplement, the prospectus and the documents incorporated by reference in the prospectus by contacting the Luxembourg exchange agent at the address indicated on the back cover page of this document. All services in connection with the Invitation will be available in Luxembourg.

          Irrevocability; Withdrawal Rights

          Each offer and corresponding letter of transmittal will become irrevocable at 4:15 P.M., New York City time, on the Expiration Date. However, any offer and corresponding letter of transmittal may be withdrawn or revised prior to 4:15 P.M., New York City time, on the Expiration Date by a written notice from the person or entity signing the letter of transmittal delivered to the exchange agent or the Luxembourg exchange agent by hand, courier or facsimile.

          For a withdrawal of an offer to be effective, the notice of withdrawal must be timely received by the exchange agent, or if you are in Luxembourg, by the Luxembourg exchange agent at the applicable address set forth on the back cover of this document. The withdrawal notice (unless it relates to Old Bonds in certificated form) must:

•	specify the DTC Voluntary Offer Instruction (V.O.I.) Number, the name of the participant for whose account such Old Bonds were tendered for exchange and such participant’s account number at DTC to be credited with the withdrawn Old Bonds;

•	contain a description of Old Bonds to be withdrawn (including the principal amount to be withdrawn); and

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•	be submitted through ATOP by such participant in the same manner as the applicable Agent’s Message, or be accompanied by evidence satisfactory to Mexico that the person withdrawing the offer has succeeded to the beneficial ownership of such Old Bonds.

          A withdrawal of Old Bonds may not be rescinded, and any Old Bonds properly withdrawn will thereafter be deemed not validly tendered. Properly withdrawn Old Bonds may, however, be resubmitted prior to 4:15 P.M., New York City time, on the Expiration Date.

          If you have requested that a custodian submit a letter of transmittal on your behalf and you would like to withdraw or revise your offer, you should contact such custodian and request it to so withdraw or revise the corresponding letter of transmittal prior to 4:15 P.M., New York City time, on the Expiration Date. If Mexico terminates the Invitation without accepting any offers, all offers shall automatically be deemed to be withdrawn. If Mexico accepts any offers, offers not so accepted, together with the corresponding letters of transmittal, shall automatically be deemed to be withdrawn. Old Bonds delivered through DTC’s ATOP system and not accepted for exchange by Mexico will be returned to the originating accounts as soon as practicable following the Settlement Date, in accordance with DTC’s normal procedures.

     Discretion on the Part of Mexico; Determination and Announcement of Clearing Cash Payments, Principal Amounts and Proration

          Mexico reserves the right in its sole discretion not to accept any exchange offers or to accept only exchange offers for certain Combinations. If Mexico determines to accept any exchange offers, it will, at or around 8:00 A.M., or as soon as possible thereafter, New York City time, on the Announcement Date, in its sole discretion, determine and announce by press release to the News Services:

•	the Clearing Cash Payment applicable to each Combination; provided that each Clearing Cash Payment may not be less than the Minimum Clearing Cash Payment applicable to that Combination,

•	the aggregate principal amount of Reopened Notes to be issued in exchange for each series of Old Bonds pursuant to accepted offers,

•	the aggregate principal amount of Old Bonds of each series (which could be zero) to be acquired in exchange for each series of Reopened Notes pursuant to accepted offers, and

•	any proration applicable to any Combination.

          You also may obtain this information by contacting the Luxembourg exchange agent or either of the joint dealer managers.

          In addition, Mexico will notify the Luxembourg Stock Exchange of the results of the Invitation, and will publish a notice with the results of the Invitation, including all of the above listed information, in a leading newspaper of general circulation in Luxembourg.

          Acceptance of Offers; Proration

          Once Mexico determines the Clearing Cash Payments and the aggregate principal amount of Reopened Notes to be issued pursuant to exchange offers as described above, Mexico, with respect to each Combination for which it determines to accept offers, will accept all properly submitted exchange offers in the following order of priority:

•	First, exchange offers that are noncompetitive offers, and

•	Second, competitive offers that specify an Offer Price at or below the Clearing Cash Payment for that Combination.

     If Mexico decides to issue less than the maximum amount of Reopened Notes it could at the Clearing Cash Payment for one or more Combinations, it may in its sole discretion decrease, pro rata (in increments of U.S.

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$1,000), the otherwise acceptable competitive offers that specify an Offer Price equal to the applicable Clearing Cash Payment for that Combination. Noncompetitive offers will not be subject to proration.

          If your offer is accepted by Mexico, you will be entitled to the benefit of the applicable Clearing Cash Payment even if you submitted a competitive offer specifying an Offer Price lower than the Clearing Cash Payment or you made a noncompetitive offer.

          Mexico will determine a Clearing Cash Payment for each Combination for which it determines to accept offers. However, Mexico need not treat each Combination equally in applying the proration rules set forth above. Mexico could reject all offers for one or more Combinations and accept competitive offers for one or more other Combinations.

          Once Mexico has announced by press release issued to the News Services the acceptance of offers in accordance with the terms of the Invitation, Mexico’s acceptance will be irrevocable. Offers, so accepted, shall constitute binding obligations of the submitting holders and Mexico to consummate the exchange, in the manner described under “Settlement” below.

          Irregularities

          All questions as to the validity, form and eligibility (including time of receipt, revocation or revision) of any letter of transmittal or offer, will be determined by Mexico in its sole discretion, which determination will be final and binding. Mexico reserves the absolute right to reject any and all letters of transmittal and offers not in proper form or for which any corresponding agreement by Mexico to exchange, purchase or sell would, in the opinion of Mexico’s counsel, be unlawful. Mexico also reserves the absolute right to waive any of the conditions of the Invitation or defects in letters of transmittal and offers. None of Mexico, the exchange agent, the Luxembourg exchange agent or either of the joint dealer managers shall be under any duty to give notice to holders of any irregularities in letters of transmittal or offers, nor shall any of them incur any liability for failure to give such notice.

          Term of the Invitation; Termination; Amendments

          The Invitation will expire at 4:15 P.M., New York City time, on the Expiration Date, unless Mexico in its sole discretion extends it or terminates it earlier.

          At any time before Mexico announces the acceptance of any offers by press release issued to the News Services, Mexico may, in its sole discretion:

•	terminate the Invitation, including with respect to offers submitted prior to the time of such termination;

•	extend the Invitation past the originally scheduled Expiration Date; or

•	amend the Invitation from time to time in any fashion.

          Subject to applicable law, Mexico will inform the Luxembourg Stock Exchange of any amendments to, or extension or termination of, the Invitation and will publish notices in a leading newspaper with general circulation in Luxembourg announcing such amendments, extension or termination.

Participation by the Joint Dealer Managers and Mexico

          Each of the joint dealer managers may submit exchange offers for its own account or on behalf of eligible holders. However, each of the joint dealer managers may only submit noncompetitive offers for its own account.

          Mexico may not submit offers directly, nor may any Mexican governmental agency submit offers on Mexico’s behalf. However, Mexican governmental agencies holding Old Bonds for their own account may submit competitive or noncompetitive offers.

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Publication

          Information about the Invitation will, to the extent provided in this document, be issued by press release to the News Services. In addition, subject to applicable law, Mexico will publish notices in a leading newspaper with general circulation in Luxembourg announcing the commencement of the Invitation, the Clearing Cash Payment applicable to each Combination, the results of the Invitation and any amendments to the Invitation. These notices will, among other things, set forth the names of the joint dealer managers, the exchange agent and the Luxembourg exchange agent.

Settlement

          The Settlement Date for the Invitation, if any, is expected to be April 27, 2004 unless the Invitation has been extended.

          On the Settlement Date:

•	if Mexico has accepted your offer, you, as the identified account holder, or DTC, on your behalf, must deliver to Mexico good and marketable title to your Old Bonds, free and clear of all liens, charges, claims, encumbrances, interests, rights of third parties and restrictions of any kind;

•	in return you will receive:

—	solely by credit to the DTC account you designate (which will be the account in which your exchanged Old Bonds were held, unless you hold certificated Old Bonds), the Reopened Notes to which you are entitled, and

—	solely by same-day credit to the DTC account in which your exchanged Old Bonds were being held or, if you hold certificated Old Bonds, to the DTC, Euroclear or Clearstream, Luxembourg account you designate, the cash to which you are entitled pursuant to the terms of the Invitation.

          It is the responsibility of the holder to establish the account from which the Old Bonds will be delivered and to which the Reopened Notes and any cash payments are to be delivered.

Certain Other Matters

          Mexico reserves the right following completion or cancellation of the Invitation to issue a new invitation to all holders to submit offers to exchange or sell Old Bonds or purchase new securities, including additional Reopened Notes, on terms that may be more or less favorable than those contemplated by the Invitation. The issuance of any new invitation will depend on various factors, including interest rates prevailing at the time and the principal amount of Old Bonds retired pursuant to the Invitation.

          The Invitation is, and any offer and acceptance by Mexico shall be, governed by and interpreted in accordance with the laws of the State of New York, United States of America, except that all matters governing authorization of the Invitation and authorization and execution of the Reopened Notes by Mexico will be governed by the laws of Mexico.

          Mexico’s determination of the UST Benchmark Rates, the Benchmark Spreads, the Relative Spread, the Old Bond Exchange Values, the Reopened Note Exchange Values, the Exchange Ratios, the Minimum Clearing Cash Payments, the Clearing Cash Payments, the Base Cash Component and any other calculation or quotation made with respect to the Invitation shall be conclusive and binding on all holders, absent manifest error.

Market for the Old Bonds and Reopened Notes

          Old Bonds acquired by Mexico pursuant to the Invitation will be cancelled. Accordingly, the exchange of Old Bonds of any series pursuant to the Invitation will reduce the aggregate principal amount of Old Bonds of that series that otherwise might trade in the market, which could adversely affect the liquidity and market value of the

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remaining Old Bonds of that series not exchanged for Reopened Notes pursuant to the Invitation. Old Bonds not exchanged pursuant to the Invitation will remain outstanding.

          Although application has been made to list each series of Reopened Notes on the Luxembourg Stock Exchange, no assurance can be given as to the liquidity of the trading market for either series of the Reopened Notes. The price at which the Reopened Notes will trade in the secondary market is uncertain. The 2014 Notes will be consolidated and form a single series with, and be fully fungible with, Mexico’s outstanding U.S. $1,000,000,000 5.875% Global Notes due 2014. The 2033 Notes will be consolidated and form a single series with, and be fully fungible with, Mexico’s outstanding U.S. $1,000,000,000 7.500% Global Notes due 2033.

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DESCRIPTION OF THE OLD BONDS

          The Old Bonds have the following characteristics:

	2019 Bonds	2022 Notes	2026 Bonds
Aggregate principal amount outstanding:	U.S. $3,300,000,000	U.S. $1,750,000,000	U.S. $1,750,000,000

Interest rate:	8.125%	8.00%	11.50%

Interest payment dates:	June 30 and December 30	March 24 and September 24	May 15 and November 15

Maturity:	December 30, 2019	September 24, 2022	May 15, 2026

Securities Codes:

CUSIP:	593048BN0	91086QAJ7	593048AX9

ISIN:	US593048BN00	US91086QAJ76	US593048AX90

Common Code:	012690282	015531886	006573584

          The foregoing description does not purport to be complete and is qualified in its entirety by the applicable documentation for the Old Bonds, copies of which may be obtained from the fiscal agent, the exchange agent and the Luxembourg listing agent.

          Each series of Old Bonds is listed on the Luxembourg Stock Exchange and is registered with the National Registry of Securities of Mexico, which is maintained by the National Banking and Securities Commission. The 2022 Notes and the 2026 Bonds are both listed on the Düsseldorf Stock Exchange. Mexico intends to continue to list the Old Bonds on the applicable stock exchanges and to maintain their registration in the National Registry of Securities of Mexico following the consummation of the Invitation.

          Old Bonds acquired by Mexico pursuant to the Invitation will be cancelled. Accordingly, the exchange of Old Bonds pursuant to the Invitation will reduce the aggregate principal amount of each series of Old Bonds that otherwise might trade in the market, which could adversely affect the liquidity and market value of the remaining Old Bonds of that series not exchanged for Reopened Notes pursuant to the Invitation. Old Bonds not exchanged in the Invitation will remain outstanding.

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DESCRIPTION OF THE REOPENED NOTES

          This document describes the terms of the Reopened Notes in greater detail than the prospectus supplement and the prospectus and may provide information that differs from the prospectus supplement and the prospectus. If the information in this document differs from the prospectus supplement or the prospectus, you should rely on the information in this exchange offer supplement.

          Mexico will issue the Reopened Notes under the fiscal agency agreement, dated as of September 1, 1992, as amended by Amendment No. 1, dated as of November 28, 1995 and by Amendment No. 2, dated as of March 3, 2003, between Mexico and Citibank, N.A., as fiscal agent. The information contained in this section and in the prospectus supplement and the prospectus summarizes some of the terms of the Reopened Notes and the fiscal agency agreement. Because this is a summary, it does not contain all of the information that may be important to you as a potential investor in the Reopened Notes. Therefore, Mexico urges you to read the fiscal agency agreement and the form of the Reopened Notes in making your investment decision. Mexico has filed or will file copies of these documents with the SEC and will also file copies of these documents at the offices of the fiscal agent and the Luxembourg listing agent.

General Terms of the Reopened Notes

          The Reopened Notes will:

•	not be redeemable prior to maturity. At maturity, Mexico will redeem the Reopened Notes at par;

•	be issued in denominations of U.S. $1,000 and integral multiples of U.S. $1,000;

•	constitute direct, general, unconditional, unsecured and unsubordinated external indebtedness of Mexico and will be backed by the full faith and credit of Mexico;

•	rank equal in right of payment with all of Mexico’s present and future unsecured and unsubordinated external indebtedness;

•	be represented by one or more global securities in fully registered form only, without coupons;

•	be registered in the name of a nominee of DTC and recorded on, and transferred through, the records maintained by DTC and its participants, including the depositaries for Euroclear and Clearstream, Luxembourg; and

•	contain provisions regarding acceleration and future modifications to their terms that differ from those applicable to the Old Bonds and Mexico’s other outstanding external public indebtedness issued prior to March 3, 2003. Under these provisions, Mexico may amend the payment provisions of a series of Reopened Notes with the consent of the holders of 75% of the aggregate principal amount of the outstanding Reopened Notes of that series.

Terms of the 2014 Notes

          The 2014 Notes will:

•	mature on January 15, 2014;

•	bear interest at 5.875% per year, accruing from and including October 14, 2003;

•	pay interest in U.S. dollars on January 15 and July 15 of each year, commencing on July 15, 2004. Interest will be computed on a 360-day year of twelve 30-day months;

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•	pay interest to persons in whose names the 2014 Notes are registered at the close of business on January 1 and July 1, as the case may be, preceding each payment date; and

•	bear interest from the same date as Mexico’s outstanding U.S. $1,000,000,000 5.875% Global Notes due 2014, and will therefore be consolidated to form a single series with, and be fully fungible with, Mexico’s outstanding U.S. $1,000,000,000 5.875% Global Notes due 2014.

Terms of the 2033 Notes

          The 2033 Notes will:

•	mature on April 8, 2033;

•	bear interest at 7.50% per year, accruing from and including April 8, 2004;

•	pay interest in U.S. dollars on April 8 and October 8 of each year, commencing on October 8, 2004. Interest will be computed on a 360-day year of twelve 30-day months;

•	pay interest to persons in whose names the 2033 Notes are registered at the close of business on March 24 and September 23, as the case may be, preceding each payment date;

•	bear interest from the same date as Mexico’s outstanding U.S. $1,000,000,000 7.500% Global Notes due 2033, and will therefore be consolidated to form a single series with, and be fully fungible with, Mexico’s outstanding U.S. $1,000,000,000 7.500% Global Notes due 2033.

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CLEARANCE AND SETTLEMENT

          Mexico has obtained the information in this section from sources it believes to be reliable, including from DTC, Euroclear and Clearstream, Luxembourg, but Mexico takes no responsibility for the accuracy of this information. DTC, Euroclear and Clearstream, Luxembourg are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. None of Mexico, the fiscal agent, the exchange agent or the Luxembourg exchange agent will be responsible for DTC’s, Euroclear’s or Clearstream, Luxembourg’s performance of their obligations under their rules and procedures. Nor will Mexico, the fiscal agent, the exchange agent or the Luxembourg exchange agent be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

          Arrangements have been made with each of DTC, Euroclear and Clearstream, Luxembourg to facilitate the Invitation and the issuance of the Reopened Notes. Transfers of Reopened Notes within DTC, Euroclear and Clearstream, Luxembourg will be in accordance with the usual rules and operating procedures of the relevant system. Cross-market transfers between investors who hold or who will hold the Reopened Notes through DTC and investors who hold or will hold the Reopened Notes through Euroclear or Clearstream, Luxembourg will be effected in DTC through the respective depositaries of Euroclear and Clearstream, Luxembourg.

Initial Settlement

          Reopened Notes

          Upon the issuance of the Reopened Notes, DTC or its custodian will credit on its internal system the respective principal amounts of the individual beneficial interests represented by each New Bond to the accounts of persons who have accounts with DTC (“DTC Participants”). Such accounts initially will be designated by the exchange agent, and will be the same as the accounts in which the Old Bonds accepted for exchange were held. Ownership of beneficial interests in the Reopened Notes will be limited to persons who have accounts with DTC Participants, including the respective depositaries for Euroclear and Clearstream, Luxembourg or indirect DTC Participants. Ownership of beneficial interests in the Reopened Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee, with respect to interests of DTC Participants, and the records of DTC Participants, with respect to interests of indirect DTC Participants.

          Euroclear and Clearstream, Luxembourg will hold omnibus positions on behalf of their participants through customers’ securities accounts for Euroclear and Clearstream, Luxembourg on the books of their respective depositaries, which in turn will hold positions in customers’ securities accounts in the depositaries’ names on the books of DTC.

Secondary Market Trading in Relation to Reopened Notes

          Since the purchaser determines the place of delivery, it is important to establish at the time of the trade where both the purchaser’s and the seller’s accounts are located to ensure that settlement can be made on the desired value date. Although DTC, Euroclear and Clearstream, Luxembourg have agreed to the following procedures in order to facilitate transfers of interests in the Reopened Notes among participants of DTC, Euroclear and Clearstream, Luxembourg, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither Mexico nor the fiscal agent, any paying agent or the registrar will have any responsibility for the performance by DTC, Euroclear or Clearstream, Luxembourg or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Transfers Within and Between DTC, Euroclear and Clearstream, Luxembourg

          Trading Between DTC Purchasers and Sellers

          DTC Participants will transfer interests in the securities among themselves in the ordinary way according to DTC rules governing global security issues. The laws of some states require certain purchasers of securities to take physical delivery of the securities in definitive form. These laws may impair your ability to transfer beneficial

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interests in the global security or securities to such purchasers. DTC can act only on behalf of its direct participants, who in turn act on behalf of indirect participants and certain banks. Thus, your ability to pledge a beneficial interest in the global security or securities to persons that do not participate in the DTC system, and to take other actions, may be limited because you will not possess a physical certificate that represents your interest.

          Trading Between Euroclear and/or Clearstream, Luxembourg Participants

          Participants in Euroclear and Clearstream, Luxembourg will transfer interests in the securities among themselves in the ordinary way according to the rules and operating procedures of Euroclear and Clearstream, Luxembourg governing conventional eurobonds.

          Trading Between a DTC Seller and a Euroclear or Clearstream, Luxembourg Purchaser

          When the securities are to be transferred from the account of a DTC Participant to the account of a Euroclear or Clearstream, Luxembourg participant, the purchaser must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day prior to the closing date. Euroclear or Clearstream, Luxembourg will then instruct its depositary to receive the securities and make payment for them. On the closing date, the depositary will make payment to the DTC Participant’s account and the securities will be credited to the depositary’s account. After settlement has been completed, DTC will credit the securities to Euroclear or Clearstream, Luxembourg. Euroclear or Clearstream, Luxembourg will credit the securities, in accordance with its usual procedures, to the participant’s account, and the participant will then credit the purchaser’s account. These securities credits will appear the next day (European time) after the closing date. The cash debit from the account of Euroclear or Clearstream, Luxembourg will be back-valued to the value date (which will be the preceding day if settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the cash debit will instead be valued at the actual closing date.

          Participants in Euroclear and Clearstream, Luxembourg will need to make funds available to Euroclear or Clearstream, Luxembourg in order to pay for the securities by wire transfer on the value date. The most direct way of doing this is to preposition funds (i.e., have funds in place at Euroclear or Clearstream, Luxembourg before the value date), either from cash on hand or existing lines of credit. Under this approach, however, participants may take on credit exposure to Euroclear and Clearstream, Luxembourg until the securities are credited to their accounts one day later.

          As an alternative, if Euroclear or Clearstream, Luxembourg has extended a line of credit to a participant, the participant may decide not to preposition funds, but to allow Euroclear or Clearstream, Luxembourg to draw on the line of credit to finance settlement for the securities. Under this procedure, Euroclear or Clearstream, Luxembourg would charge the participant overdraft charges for one day, assuming that the overdraft would be cleared when the securities were credited to the participant’s account. However, interest on the securities would accrue from the value date. Therefore, in these cases the interest income on securities that the participant earns during that one-day period will substantially reduce or offset the amount of the participant’s overdraft charges. Of course, this result will depend on the cost of funds (i.e., the interest rate that Euroclear or Clearstream, Luxembourg charges) to each participant.

          Since the settlement will occur during New York business hours, a DTC Participant selling an interest in the security can use its usual procedures for transferring global securities to the depositaries of Euroclear or Clearstream, Luxembourg for the benefit of Euroclear or Clearstream, Luxembourg participants. The DTC seller will receive the sale proceeds on the closing date. Thus, to the DTC seller, a cross-market sale will settle no differently than a trade between two DTC Participants.

          Finally, day traders that use Euroclear or Clearstream, Luxembourg to purchase interests in the Reopened Notes from DTC Participants for delivery to Euroclear or Clearstream, Luxembourg participants should note that these trades will automatically fail on the sale side unless affirmative action is taken. At least three techniques should be readily available to eliminate this potential problem:

•	borrowing through Euroclear or Clearstream, Luxembourg for one day, until the purchase side of the day trade is reflected in their Euroclear or Clearstream, Luxembourg accounts, in accordance with the clearing system’s customary procedures,

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•	borrowing the interests in the United States from a DTC Participant no later than one day prior to settlement, which would give the interests sufficient time to be reflected in their Euroclear or Clearstream, Luxembourg account in order to settle the sale side of the trade, or

•	staggering the value date for the buy and sell sides of the trade so that the value date for the purchase from the DTC Participant is at least one day prior to the value date for the sale to the Euroclear or Clearstream, Luxembourg participant.

          Trading Between a Euroclear or Clearstream, Luxembourg Seller and DTC Purchaser

          Due to time zone differences in their favor, Euroclear and Clearstream, Luxembourg participants can use their usual procedures to transfer securities through their depositaries to a DTC Participant. The seller must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day prior to the closing date. Euroclear or Clearstream, Luxembourg will then instruct its depositary to credit the securities to the DTC Participant’s account and receive payment. The payment will be credited in the account of the Euroclear or Clearstream, Luxembourg participant on the following day, but the receipt of the cash proceeds will be back-valued to the value date (which will be the preceding day if settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), the receipt of the cash proceeds will instead be valued at the actual closing date.

          If the Euroclear or Clearstream, Luxembourg participant selling the securities has a line of credit with Euroclear or Clearstream, Luxembourg and elects to be in debit for the securities until it receives the sale proceeds in its account, then the back-valuation may substantially reduce or offset any overdraft charges that the participant incurs over that one-day period.

EOS-38

TAXATION

Mexican Taxation

          The following is a summary of certain Mexican federal income tax considerations that may be relevant to non-Mexican resident holders of Old Bonds that do not hold the Old Bonds and will not hold the Reopened Notes through a permanent establishment in Mexico for tax purposes. This summary is based upon Mexico’s federal income tax laws in effect on the date hereof, which are subject to change. This summary is for general information only and does not constitute tax advice. This summary does not purport to consider all aspects of Mexican federal income taxation or treaties for the avoidance of double taxation entered into by Mexico, which are in effect and which do not include references to the local laws of Mexico. This summary is not intended to include any of the tax consequences that may be applicable to residents of Mexico for tax purposes.

          Mexico has negotiated treaties to avoid double taxation with several countries. Certain of these treaties are currently in effect and others have been signed but have yet to enter into force. Mexico does not expect that these treaties will have an effect on the tax treatment of payments on the Reopened Notes to, or sales or transfers of the Reopened Notes by, non-residents of Mexico for tax purposes.

     Exchange of Old Bonds for Reopened Notes

          Under Mexico’s Income Tax Law, the exchange of Old Bonds by non-Mexican resident holders for the Reopened Notes and any applicable cash payments to such non-Mexican resident holders will not be subject to any Mexican withholding or other similar tax.

          You will be considered a non-Mexican resident holder if:

•	you are not a resident of Mexico for tax purposes; and

•	you hold the Old Bonds and will hold the Reopened Notes directly and not through a permanent establishment in Mexico, for tax purposes, to which such principal or interest payments are attributable.

     Taxation of Reopened Notes

•	Payments of Principal and Interest

     Under Mexico’s Income Tax Law, the principal and interest payments that you, as a non-Mexican resident holder, receive on the Reopened Notes will not be subject to any Mexican withholding or other similar tax.

•	Capital Gains

     You will not be subject to capital gains taxes applicable in Mexico on the sale or transfer of the Reopened Notes, if you are a non-Mexican resident holder and the sale or transfer is made to another non-Mexican resident holder.

•	Other Taxes

     There are no Mexican stamp, registration or similar taxes payable by a non-Mexican resident holder in connection with the acquisition, ownership or disposition of the Reopened Notes. A non-Mexican resident holder will not be liable for Mexican estate, gift, inheritance or similar tax with respect to the Reopened Notes.

United States Federal Income Taxation

          The following is a summary of United States federal income tax consequences of participating in the Invitation that may be material to you as a U.S. Holder. You are a U.S. Holder if you are a beneficial owner of Old

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Bonds that is a citizen or resident of the United States or a domestic corporation or otherwise subject to United States federal income tax on a net income basis with respect to the Old Bonds. This summary supplements, and to the extent inconsistent replaces, the discussion of U.S. federal income tax consequences in the Prospectus Supplement and should be read in conjunction therewith. This summary does not purport to be a comprehensive description of all of the tax consequences that may be relevant to your decision to participate in the Invitation, including tax consequences that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. This summary also does not address the tax consequences to (i) persons that are not U.S. Holders, (ii) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, traders in securities that elect to mark to market and dealers in securities or currencies, (iii) persons that hold Old Bonds or will hold Reopened Notes as part of a position in a “straddle” or as part of a “hedging”, “conversion” or other integrated investment transaction for United States federal income tax purposes, (iv) persons whose functional currency is not the U.S. dollar or (v) persons that do not hold Old Bonds as capital assets.

          This summary is based on the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, as of the date hereof, all of which are subject to change, possibly on a retroactive basis.

          Mexico has not sought any ruling from the Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with all of such statements and conclusions. In addition, the discussion does not describe any tax consequences arising out of the laws of any state or local or foreign jurisdiction.

          YOU ARE URGED TO CONSULT WITH YOUR TAX ADVISORS AS TO THE PARTICULAR UNITED STATES FEDERAL INCOME TAX CONSEQUENCES TO YOU OF PARTICIPATING IN THE INVITATION, AS WELL AS THE EFFECT OF ANY STATE, LOCAL, OR FOREIGN TAX LAWS AND OF CHANGES IN APPLICABLE TAX LAWS.

     Consequences of Tendering your Old Bonds

          The exchange of Old Bonds for Reopened Notes pursuant to the Invitation will be a taxable transaction for United States federal income tax purposes. Subject to the discussion of the market discount rules set forth below, if you exchange Old Bonds for Reopened Notes pursuant to the Invitation, you will recognize capital gain or loss in an amount equal to the difference between the amount realized on the exchange and your adjusted tax basis in the Old Bonds tendered at the time of the consummation of the Invitation. Your adjusted tax basis in an Old Bond generally will equal the amount paid therefor, increased by the amount of any “original issue discount” included in income and any market discount you have previously taken into account and reduced by the amount of any payments other than qualified stated interest on the Old Bonds and any amortizable bond premium previously amortized with respect to the Old Bonds. The amount realized in the exchange will be the sum of the “issue price” of the Reopened Notes received, determined as described below, plus the Clearing Cash Payment (except that the amount of such Payment or Notes attributable to accrued but unpaid interest will be treated as such). Except to the extent attributable to accrued market discount on the Old Bonds, gain or loss that you recognize on the exchange of Old Bonds will be capital gain or loss. That gain or loss will be long-term capital gain or loss if you held the Old Bonds for more than one year. Your holding period with respect to the Reopened Notes will begin the day after the consummation of the Invitation.

          In general, if you acquired the Old Bonds with market discount, any gain you realize on the exchange of the Old Bonds for Reopened Notes will be treated as ordinary income to the extent of the portion of the market discount that has accrued while you held such Old Bonds, unless you have elected to include market discount in income currently as it accrues.

          Your basis in the Reopened Notes will be equal to their issue price. The issue price of the Reopened Notes will be their fair market value on the date of the exchange, assuming that the Reopened Notes are traded on an established securities market. Mexico anticipates, and the remainder of this discussion assumes, that the Reopened Notes will be traded on an established securities market. The Reopened Notes will be treated as “traded on an

EOS-40

established market” if, among others, at any time during the 60-day period ending 30 days after the date of the exchange, such Reopened Notes are traded or listed on a national securities exchange, interdealer quotation system, or, subject to certain limitations, if price quotations are readily available from dealers, brokers or traders. Mexico expects the Reopened Notes to be traded on an established market within the meaning of the applicable Treasury Regulations, and, accordingly, intends to treat the Reopened Notes as having an issue price equal to their fair market value on the date of the exchange.

     Consequences of Not Participating in the Invitation

          If you do not participate in the Invitation (or participate with respect to less than all of your Old Bonds), you will not be affected for United States federal income tax purposes with respect to your retained Old Bonds.

     Consequences of Holding the Reopened Notes

          In general, for United States federal income tax purposes, you will have to include stated interest on the Reopened Notes in gross income in accordance with your usual method of tax accounting. Upon a sale, exchange, redemption or other taxable disposition of the Reopened Notes, you generally will recognize gain or loss in an amount equal to the difference between the amount you realize on the disposition (except for amounts received with respect to accrued but unpaid interest, which will be treated as such) and your adjusted tax basis in the Reopened Notes. For more information see “Taxation—United States Federal Taxation” in the Prospectus Supplement.

     Backup Withholding and Information Reporting

          In general, information reporting requirements will apply to payments in respect of the Reopened Notes within the United States if you are not a corporation. To avoid the imposition of backup withholding on such payments, you should complete an IRS Form W-9 (which can be obtained at the website of the IRS at www.irs.gov) and either (i) provide your correct taxpayer identification number, which is your social security number if you are an individual U.S. Holder, and certain other information, or (ii) establish a basis for an exemption from backup withholding. Certain holders (including, among others, corporations, individual retirement accounts and certain foreign persons) are exempt from these backup withholding and information reporting requirements, but may be required to establish their entitlement to an exemption. If backup withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that the required information is provided to the IRS.

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PLAN OF DISTRIBUTION

          Mexico has entered into a dealer managers agreement with Credit Suisse First Boston LLC and Goldman, Sachs & Co., as the joint dealer managers for the Invitation. Pursuant to the dealer managers agreement, Mexico has (a) retained the joint dealer managers to act, directly or through affiliates, on behalf of Mexico as the joint dealer managers in connection with the Invitation, (b) agreed to pay the joint dealer managers a fee based on the aggregate principal amount of Reopened Notes issued pursuant to accepted exchange offers, (c) agreed to reimburse the joint dealer managers for certain expenses in connection with the Invitation, and (d) agreed to indemnify the joint dealer managers against certain liabilities and expenses in connection with the Invitation, including liabilities under the U.S. Securities Act of 1933. The dealer managers agreement contains various other representations, warranties, covenants and conditions customary for agreements of this sort.

          At any given time, the joint dealer managers may trade Old Bonds or other debt securities of Mexico for their own accounts or for the accounts of customers and may accordingly hold long or short positions in the Old Bonds or other securities of Mexico.

          If either of the joint dealer managers acquires any Reopened Notes pursuant to the Invitation, it may resell those Reopened Notes from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices to be determined at the time of sale. Any Reopened Notes may be offered to the public either through underwriting syndicates represented by either of the joint dealer managers or directly by the joint dealer managers. Any public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

          Mexico estimates that its share of the total expenses of the Invitation, excluding fees and commissions, will be approximately U.S. $400,000.

          Mexico has retained Citibank, N.A., to act as exchange agent in connection with the Invitation, and Kredietbank S.A. Luxembourgeoise to act as Luxembourg exchange agent in connection with the Invitation.

          The joint dealer managers have agreed to (a) pay the exchange agent and the Luxembourg exchange agent customary fees for their services, (b) reimburse the exchange agent and the Luxembourg exchange agent for certain of their out-of-pocket expenses in connection with the Invitation, and (c) Mexico has agreed to indemnify the exchange agent and the Luxembourg exchange agent against certain liabilities, including liabilities under the Securities Act.

          Mexico has retained Global Bondholder Services Corporation to act as information agent in connection with the Invitation. The joint dealer managers have agreed to pay the information agent customary fees for its services and Mexico has agreed to indemnify the information agent against certain liabilities and expenses in connection with the Invitation.

          Mexico has registered the Reopened Notes with the National Registry of Securities of Mexico, which is maintained by the National Banking and Securities Commission. Such registration does not certify the solvency of Mexico, that the Reopened Notes are of investment quality or that the information contained in the Exchange Offer Supplement, the prospectus supplement or in the prospectus is accurate or complete. The Reopened Notes may not be publicly offered or sold in Mexico.

     Each Dealer Manager has represented, warranted and agreed that

•	it has only communicated and caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial and Service and Markets Act 2000 (the “FSMA”)) received by it in connection with the Invitation in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

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•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Invitation in, from or otherwise involving the United Kingdom.

EOS-43

JURISDICTIONAL RESTRICTIONS

          The distribution of the materials related to the Invitation and the transactions contemplated thereby are restricted by law in certain jurisdictions. Persons into whose possession the materials related to the Invitation come are required by Mexico to inform themselves of and to observe any of these restrictions.

          The materials related to the Invitation do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which an offer or solicitation is not authorized or in which the person making an offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make an offer or solicitation.

          In any jurisdiction in which the Invitation is required to be made by a licensed broker or dealer and in which the lead manager or any of its affiliates is so licensed, it shall be deemed to be made by the joint dealer managers or such affiliate on behalf of Mexico.

Belgium

          The Invitation has not been notified to or approved by the Belgian Commission bancaire, financière et des assurances/Commissie voor het Bank-, Financie- en Assurantiewezen. Accordingly, the Reopened Notes may not be offered or sold, and the Exchange Offer Supplement, prospectus, information circular, brochure or any similar document may not be distributed, directly or indirectly, to any person in Belgium other than the following, acting for their own account: (i) the Belgian State, the Regions and Communities (Communautés/Gemeenschappen), (ii) the European Central Bank, the National Bank of Belgium, the Fonds des Rentes/Rentenfonds, the Fonds de protection des dépôts et des instruments financiers/Beschermingsfonds voor deposito’s en financiële instrumenten and the Caisse de Dépôts et Consignations/Deposito-en Consignatiekas, (iii) licensed Belgian and foreign credit institutions, (iv) licensed Belgian and foreign investment firms, (v) licensed Belgian and foreign collective investment schemes, (vi) licensed Belgian and foreign insurance companies, and Belgian and foreign reinsurance companies and pension funds, (vii) Belgian holding companies, (viii) authorized Belgian coordination centers and (ix) Belgian and foreign companies listed on a Belgian or a foreign regulated market with consolidated own funds of at least €25 million, all as defined in Article 3, 2°, of the Royal Decree of July 7, 1999 on the public character of financial transactions.

Cayman Islands

          NOTICE TO THE PUBLIC IN THE CAYMAN ISLANDS:

          No invitation may be made to the public in the Cayman Islands to subscribe for the Reopened Notes.

France

          NO OFFERING CIRCULAR (INCLUDING THIS EXCHANGE OFFER SUPPLEMENT, THE PROSPECTUS SUPPLEMENT AND THE PROSPECTUS) SUBJECT TO THE APPROVAL (VISA) OF THE AUTORITE DES MARCHES FINANCIERS HAS BEEN PREPARED IN CONNECTION WITH THE INVITATION. THE REOPENED NOTES MAY NOT BE OFFERED OR SOLD TO THE PUBLIC IN FRANCE AND NEITHER THIS EXCHANGE OFFER SUPPLEMENT, THE PROSPECTUS SUPPLEMENT, THE PROSPECTUS OR ANY OTHER MATERIALS RELATED TO THE INVITATION OR INFORMATION CONTAINED THEREIN RELATING TO THE REOPENED NOTES MAY BE RELEASED, ISSUED OR DISTRIBUTED OR CAUSED TO BE RELEASED, ISSUED OR DISTRIBUTED TO THE PUBLIC IN FRANCE, OR USED IN CONNECTION WITH ANY OFFER IN RESPECT OF REOPENED NOTES TO THE PUBLIC IN FRANCE. THE INVITATION SHALL BE MADE IN FRANCE ONLY TO QUALIFIED INVESTORS (INVESTISSEURS QUALIFIÉS) ACTING FOR THEIR OWN ACCOUNT AS DEFINED IN ARTICLE L. 411-2 OF THE FRENCH CODE MONÉTAIRE ET FINANCIER AND DÉCRET NO.98-880 DATED OCTOBER 1, 1998. THE DIRECT OR INDIRECT RESALE TO THE PUBLIC IN FRANCE OF ANY REOPENED NOTES ACQUIRED BY SUCH QUALIFIED INVESTORS MAY BE MADE ONLY AS PROVIDED BY ARTICLES L. 412-1 AND L. 621-8 OF THE FRENCH CODE MONÉTAIRE ET FINANCIER AND APPLICABLE REGULATIONS THEREUNDER. PERSONS INTO WHOSE POSSESSION THIS EXCHANGE OFFER SUPPLEMENT, THE PROSPECTUS SUPPLEMENT AND THE PROSPECTUS COME MUST INFORM THEMSELVES ABOUT AND OBSERVE ANY SUCH RESTRICTIONS. THE INVITATION DOES NOT

EOS-44

CONSTITUTE A SOLICITATION BY ANYONE NOT AUTHORIZED TO SO ACT AND THIS EXCHANGE OFFER SUPPLEMENT, THE PROSPECTUS SUPPLEMENT AND THE PROSPECTUS MAY NOT BE USED FOR OR IN CONNECTION WITH THE INVITATION TO SOLICIT ANYONE TO WHOM IT IS UNLAWFUL TO MAKE THE INVITATION.

Germany

          No Sales Prospectus has been published according to the German Securities Sales Prospectus Act (Wertpapier-Verkaufsprospektgesetz). Accordingly, the Invitation is only made pursuant to applicable exemptions from the obligation to publish a Sales Prospectus provided in the German Securities Sales Prospectus Act.

Ireland

          The Invitation is not subject to the prospectus requirements under European Communities (Transferable Securities and Stock Exchange) Regulations, 1992 or the Companies Acts of 1969 to 2003 of Ireland and no registration of any prospectus or other invitation material will be made in Ireland in relation to the Invitation.

          The Invitation is not available to individuals in Ireland, unless those individuals themselves provide investment business services or investment advice (each as defined in the Investment Intermediaries Act, 1995 (as amended) of Ireland) on a professional basis. Each of the joint dealer managers has agreed not to make the Invitation to, or to distribute any prospectus, offering material or other advertisement connected with the Invitation, to any individual in Ireland, unless that individual himself or herself provides such investment business services or investment advice on a professional basis.

Italy

          No Reopened Notes will be offered, sold or delivered or copies of the Invitation or any other document relating to the Reopened Notes or the Invitation will be distributed in Italy, other than to less than 200 investors resident in Italy. Such investors will be professional investors (investitori professionali), as defined in Article 31, paragraph 2 of CONSOB Regulation No. 11522 of July 1, 1998, as amended (the “Regulation No. 11522”), who will have been individually identified, will receive a numbered and personalized copy of Invitation, and will be allowed to participate in the Invitation exclusively on their own account. Furthermore, any such permitted offer, sale or delivery of the Reopened Notes or distribution of copies of the Invitation or any other document relating to the Reopened Notes or the Invitation in Italy will be:

•	made by investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with Legislative Decree No 385 of September 1,1993 (the “Banking Act”), Decree No. 58 of February 24, 1998, Regulation No. 11522, and any other applicable laws and regulations; and

•	in compliance with Article 129 of the Banking Act and the implementing instructions of the Bank of Italy, pursuant to which the issue or placement of Reopened Notes to investors in Italy is conditioned upon obtaining authorization from the Bank of Italy. Application for such authorization has been made and is currently pending.

          Any investor purchasing the Reopened Notes in the Invitation is solely responsible for ensuring that any offer or resale of the Reopened Notes it purchased occurs in compliance with applicable laws and regulations.

          The offering documents and the information contained therein are intended only for the use by their recipients and are not to be distributed to any third party resident or located in Italy for any reason. No person resident or located in Italy other than the original recipients of this document may rely on it or its content.

Mexico

          Mexico has registered the Reopened Notes with the National Registry of Securities of Mexico, which is maintained by the National Banking and Securities Commission. Such registration does not certify the solvency of Mexico, that the Reopened Notes are of investment quality or that the information contained in the Exchange Offer

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Supplement, the prospectus supplement or in the prospectus is accurate or complete. The Reopened Notes may not be publicly offered or sold in Mexico.

The Netherlands

          The Reopened Notes may not be offered, sold, exchanged, transferred or delivered in or from the Netherlands as part of their initial distribution or at any time thereafter, directly or indirectly, other than to banks, pension funds, insurance companies, securities firms, investment institutions, central governments, large international and supranational institutions and other comparable entities, including, among others, treasuries and finance companies of large enterprises, which trade or invest in securities in the conduct of a profession or trade. Individuals or legal entities who or which do not trade or invest in securities in the conduct of their profession or trade may not participate in the Invitation, and the Invitation may not be considered an offer or the prospect of an offer to sell the Old Bonds or exchange the Old Bonds for Reopened Notes.

Spain

          The Invitation has not been registered with the National Securities Market Commission and, therefore, no Reopened Notes may be publicly offered, sold or delivered, nor any public offer in respect of the Old Bonds made, nor may the Prospectus or any other materials relating to the Invitation or the Reopened Notes be distributed, in the Kingdom of Spain by the United Mexican States or the Joint Dealer Managers or any other person on their behalf, except in compliance with Spanish law and regulations.

Switzerland

          The Reopened Notes will not be listed on the SWX Swiss Exchange and this Invitation does not, therefore, constitute a prospectus in accordance with the Listing Rules of the SWX Swiss Exchange.

United Kingdom

          This document is only being distributed to and is only directed at (i) persons who are outside the United Kingdom or (ii) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2001 (the “Order”) or (iii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). The Reopened Notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such Reopened Notes will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents. Any holder of Old Bonds who offers to exchange Old Bonds in connection with the Invitation will be deemed to represent that it is a relevant person.

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GENERAL INFORMATION

Due Authorization

          The issue of the Reopened Notes has been authorized by the Directive, dated November 12, 2003, of Vicente Fox Quesada, President of Mexico.

Litigation

          Neither Mexico nor any governmental agency of Mexico is involved in any litigation, arbitration or administrative proceeding relating to claims or amounts that are material in the context of the Invitation or issue of the Reopened Notes and that would materially and adversely affect Mexico’s ability to meet its obligations under the Reopened Notes or the fiscal agency agreement with respect to the Reopened Notes. Mexico is not aware of any such litigation, arbitration or administrative proceeding that is pending or threatened.

Clearing

          The Reopened Notes have been accepted for clearance through Euroclear, Clearstream, Luxembourg and DTC (2014 Notes: ISIN No. US91086QAQ10, CUSIP No. 91086QAQ1 and Common Code 017836145; 2033 Notes: ISIN No. US91086QAN88, CUSIP No. 91086QAN8 and Common Code 016699314).

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ANNEX A

CLEARING REFERENCE NUMBERS

	CUSIP No.	ISIN	Common Code
Old Bonds
8.125% Global Bonds due 2019	593048BN0	US593048BN00	012690282
8.00% Global Notes due 2022	91086QAJ7	US91086QAJ76	015531886
11.50% Global Bonds due 2026	593048AX9	US593048AX90	006573584

A-1

ANNEX B

Formula to Price Old Bonds and Reopened Notes Based on Yield to Maturity

          Whenever in this exchange offer supplement there is a reference to a price per U.S. $1,000 principal amount of securities intended to result in a specified yield to maturity on the Settlement Date, that price will be determined in accordance with market convention pursuant to the following formula:

     Definitions

PRICE	=	The price per U.S. $1,000 principal amount of the securities. PRICE will be rounded to the nearest cent, with U.S. $.005 to be taken as a full cent.

N	=	The number of remaining cash payment dates for the securities from (but excluding) the Settlement Date to (and including) the maturity date for securities.

CFi	=	The aggregate amount of cash per U.S. $1,000 principal amount scheduled to be paid in respect of the securities on the “ith” out of the N cash payment dates for securities. Scheduled payments of cash include interest and, on the maturity date for the security to be priced, principal.

YLD	=	Specified yield to maturity of the securities (expressed as a decimal number).

Di	=	The number of days from (and including) the Settlement Date to (but excluding) the “ith” out of the N remaining cash payment dates for securities. The number of days is computed using the 30/360 day count method.

/	=	Divide. The term immediately to the left of the division symbol is divided by the term immediately to the right of the division symbol before any other addition or subtraction operations are performed.

Exp	=	Exponentiate. The term to the left of the exponentiation symbol is raised to the power indicated by the term to the right of the exponentiation symbol.

AI	=	Accrued interest on the securities from and including the most recent interest payment date to but excluding the Settlement Date.

N Σ i=1	=	Summate. The term in the brackets to the right of the summation symbol is separately calculated “N” times (substituting for “i” in that term each whole number between 1 and N, inclusive), and the separate calculations are then added together.

Formula to Determine Price of Securities

B-1

ANNEX C

Hypothetical Example for The Three Combinations which Exchange into New 2014 Notes

Assumed Settlement Date	April 27, 2004
Assumed 10-Year UST Yield	4.360%
Assumed 2014 Spread to 10-Year UST Yield	1.38%

	(1)	(2)	(3)	(1) + (2) + (3)	(4)			(5)	(6)	(4) + (5) - (6)
										Old
									Base	Bond
			Relative					Accrued	Cash	Exchange
			Spread for					Interest	Component	Value	Exchange
	Relevant		Combinations	Old	Old			Per	per	per	Ratio
	UST	Relevant	versus	Bond	Bond	Days of		$1,000	$1,000	$1,000	versus
	Benchmark	Benchmark	the 2014	Pricing	Exchange	Accrued	Coupon	of Old	of Old	of Old	2014
	Rate	Spread	Notes	Yield	Price	Interest	Rate	Bonds	Bonds	Bonds	Notes
Old Bonds
2019 Bonds	4.360%	1.38%	0.89%	6.630%	$1,144.22	117	8.125%	$26.41	$250.00	$920.63	0.884226
2022 Notes	4.360%	1.38%	1.18%	6.920%	$1,111.36	33	8.000%	$7.33	$0.00	$1,118.69	1.074455
2026 Bonds	4.360%	1.38%	1.38%	7.120%	$1,483.55	162	11.500%	$51.75	$200.00	$1,335.30	1.282499

	(1)	(2)	(1) + (2)	(7)			(8)	(7) + (8)
Reopening
Note
							Accrued	Exchange
							Interest	Value
	Relevant		Reopening	Reopening			Per	per
	UST	Relevant	Note	Note	Days of		$1,000 of	$1,000 of
	Benchmark	Benchmark	Pricing	Exchange	Accrued	Coupon	Reopening	Reopening
	Rate	Spread	Yield	Price	Interest	Rate	Notes	Notes
Reopening Notes
2014 Notes	4.360%	1.38%	5.740%	$1,009.67	193	5.875%	$31.50	$1,041.17

(1)	As assumed

(2)	As assumed

(3)	As stated in the front of the Invitation for the relevant Combination

(4)	Price which results using calculation in Annex B from the discount yield in the column immediately to the left

(5)	Number of days of accrued interest times $1,000 times the coupon rate divided by 360 days per annum

(6)	As stated in the front of the Invitation for the relevant Combination

(7)	Price which results using calculation in Annex B from the discount yield in the column immediately to the left

(8)	Number of days of accrued interest times $1,000 times the coupon rate divided by 360 days per annum

C-1

Hypothetical Example for The Three Combinations which Exchange into New 2033 Notes

Assumed Settlement Date	April 27, 2004
Assumed 30-Year UST Yield	5.160%
Assumed 2033 Spread to 30-Year UST Yield	1.99%

	(1)	(2)	(3)	(1) + (2) + (3)	(4)			(5)	(6)	(4) + (5) - (6)
			Relative
			Spread for					Accrued	Base Cash	Old Bond	Exchange
	Relevant		Combinations	Old	Old			Interest	Component	Exchange	Ratio
	UST	Relevant	versus	Bond	Bond	Days of		Per $1,000	per $1,000	Value per	versus
	Benchmark	Benchmark	the 2033	Pricing	Exchange	Accrued	Coupon	of Old	of Old	$1,000 of	2033
	Rate	Spread	Notes	Yield	Price	Interest	Rate	Bonds	Bonds	Old Bonds	Notes
Old Bonds
2019 Bonds	5.160%	1.99%	-0.53%	6.620%	$1,145.28	117	8.125%	$26.41	$0.00	$1,171.69	1.119692
2022 Notes	5.160%	1.99%	-0.24%	6.910%	$1,112.47	33	8.000%	$7.33	$0.00	$1,119.80	1.070104
2026 Bonds	5.160%	1.99%	-0.03%	7.120%	$1,483.55	162	11.500%	$51.75	$0.00	$1,535.30	1.467165

	(1)	(2)	(1) + (2)	(7)			(8)	(7) + (8)
Reopening
Note
							Accrued	Exchange
							Interest	Value
	Relevant		Reopening	Reopening			Per	per
	UST	Relevant	Note	Note	Days of		$1,000 of	$1,000 of
	Benchmark	Benchmark	Pricing	Exchange	Accrued	Coupon	Reopening	Reopening
	Rate	Spread	Yield	Price	Interest	Rate	Notes	Notes
Reopening Notes
2033 Notes	5.160%	1.99%	7.150%	$1,042.48	19	7.500%	$3.96	$1,046.44

(1)	As assumed

(2)	As assumed

(3)	As stated in the front of the Invitation for the relevant Combination

(4)	Price which results using calculation in Annex B from the discount yield in the column immediately to the left

(5)	Number of days of accrued interest times $1,000 times the coupon rate divided by 360 days per annum

(6)	As stated in the front of the Invitation for the relevant Combination

(7)	Price which results using calculation in Annex B from the discount yield in the column immediately to the left

(8)	Number of days of accrued interest times $1,000 times the coupon rate divided by 360 days per annum

C-2

PROSPECTUS SUPPLEMENT

(To prospectus dated December 1, 2003)

United Mexican States

$40,000,000,000

Global Medium-Term Notes, Series A
Due Nine Months or More from Date of Issue

     The following terms may apply to the notes, which Mexico may sell from time to time. Mexico may vary these terms and will provide the final terms for each offering of notes in a pricing supplement.

•	Fixed or floating interest rate. The floating interest rate formula may be based on:

•	CD Rate

•	Commercial Paper Rate

•	EURIBOR

•	Federal Funds Rate

•	LIBOR

•	Treasury Rate

•	May be issued as indexed notes or discount notes

•	May be subject to redemption at the option of Mexico or repayment at the option of the holder

•	Certificated or book-entry form

•	Registered or bearer form

•	In the case of dollar-denominated notes, issued in denominations of $1,000 and integral multiples of $1,000

•	Application has been made to list the notes issued under the program on the Luxembourg Stock Exchange

•	May be exchangeable into other debt securities of Mexico

•	May be sold with or without warrants to exchange the notes into other debt securities

     See “Risk Factors” beginning on page S-7 to read about certain risks you should consider before investing in the notes.

     Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the related prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Citigroup	Credit Suisse First Boston
Goldman, Sachs & Co.	JPMorgan
Lehman Brothers	Merrill Lynch & Co.
Morgan Stanley	UBS Investment Bank

This prospectus supplement is dated December 1, 2003. This prospectus supplement may not be used in connection with the issuance of notes after December 1, 2004.

TABLE OF CONTENTS

Prospectus Supplement

About this Prospectus Supplement	S-3
Summary	S-4
Risk Factors	S-7
Currency Risks	S-7
Indexed Notes	S-8
Jurisdiction and Enforcement of Judgments	S-8
Description of the Notes	S-10
General Terms of the Notes	S-10
Form of the Notes	S-11
Paying Agents, Transfer Agents, Exchange Rate Agent and Calculation Agent	S-12
Payment of Principal and Interest	S-12
Interest Rate	S-15
Indexed Notes	S-18
European Economic and Monetary Union	S-19
Redemption, Repurchase and Early Repayment	S-19
Additional Amounts	S-21
Further Issues	S-21
Notices	S-21
Taxation	S-23
United States Federal Taxation	S-23
Mexican Taxation	S-29
Plan of Distribution	S-30
Distribution	S-30
Selling Restrictions	S-31
Glossary	S-34
Annex A – Form of Pricing Supplement	A-1

Prospectus

About this Prospectus	2
Forward-Looking Statements	2
Data Dissemination	3
Use of Proceeds	3
Description of the Securities	4
Debt Securities	4
General	4
Status	4
Payment of Principal and Interest	5
Form and Denominations	5
Redemption, Repurchase and Early Repayment	5
Negative Pledge	5
Default and Acceleration of Maturity	6
Meetings, Amendments and Waivers	7
Warrants	9
Global Securities	9
Ownership of Book-Entry Securities	10
Cross-Market Transfer, Clearance and Settlement of Book-Entry Securities	11
Certificated Securities	11
Jurisdiction, Consent to Service, Enforcement of Judgments and Immunities from Attachment	12
Governing Law	13
Plan of Distribution	14
Terms of Sale	14
Method of Sale	14
Non-U S Offerings	15
Official Statements	15
Validity of the Securities	16
Authorized Representative	17
Where You Can Find More Information	17

ABOUT THIS PROSPECTUS SUPPLEMENT

               This prospectus supplement supplements the accompanying prospectus dated December 1, 2003 relating to Mexico’s debt securities and warrants. If the information in this prospectus supplement differs from the information contained in the accompanying prospectus, you should rely on the information in this prospectus supplement.

               You should read this prospectus supplement along with the accompanying prospectus. Both documents contain information you should consider when making your investment decision. You should rely only on the information provided or incorporated by reference in this prospectus supplement and the accompanying prospectus. Mexico has not authorized anyone else to provide you with different information. Mexico and the agents are offering to sell the notes and seeking offers to buy the notes only in jurisdictions where it is lawful to do so. The information contained in this prospectus supplement and the accompanying prospectus is current only as of its date.

               Mexico is furnishing this prospectus supplement and the accompanying prospectus solely for use by prospective investors in connection with their consideration of a purchase of the notes. Mexico confirms that:

•	the information contained in this prospectus supplement and the accompanying prospectus is true and correct in all material respects and is not misleading;

•	it has not omitted other facts, the omission of which makes this prospectus supplement and the accompanying prospectus as a whole misleading; and

•	it accepts responsibility for the information it has provided in this prospectus supplement and the accompanying prospectus.

SUMMARY

               This summary highlights information contained elsewhere in this prospectus supplement and in the prospectus. It does not contain all the information that you should consider before investing in the notes. You should carefully read the pricing supplement relating to the terms and conditions of a particular issue of notes along with this entire prospectus supplement and the prospectus.

Issuer	The United Mexican States.

Agents	Citigroup Global Markets Inc.
Citigroup Global Markets Limited
Credit Suisse First Boston LLC
Credit Suisse First Boston (Europe) Limited
Goldman, Sachs & Co.
Goldman Sachs International
J.P. Morgan Securities Inc.
J.P. Morgan Securities Ltd.
Lehman Brothers Inc.
Lehman Brothers International (Europe)
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Merrill Lynch International
Morgan Stanley & Co. Incorporated
Morgan Stanley & Co. International Limited
UBS Securities LLC
UBS Limited

Fiscal Agent	Citibank, N.A.

Paying Agent	Citibank, N.A.

Luxembourg Paying Agent	Kredietbank S.A. Luxembourgeoise

Exchange Rate Agent	Citibank, N.A.

Calculation Agent	Citibank, N.A.

Specified Currencies	Including, but not limited to, Australian dollars, Canadian dollars, Danish kroner, euro, Hong Kong dollars, Japanese yen, New Zealand dollars, Pounds Sterling, Swedish kroner, Swiss francs and U.S. dollars or any other currency specified in the applicable pricing supplement.

Amount	Up to a principal amount, or initial offering price in the case of indexed notes and discount notes, of $40,000,000,000 or its equivalent in other currencies. As of the date of this prospectus supplement, Mexico has issued and sold $29,831,619,753 of notes, $16,946,095,200 of which were registered with the SEC and issued and sold in the United States.

Issue Price	The notes may be issued at par, or at a premium over, or discount to, par and either on a fully paid or partly paid basis.

Maturities	The notes will mature at least nine months from their date of issue.

Fixed Rate Notes	Fixed rate notes will bear interest at a fixed rate.

Floating Rate Notes	Floating rate notes will bear interest at a rate determined periodically by reference to one or more interest rate bases plus a spread or multiplied by a spread multiplier.

Indexed Notes	Payments on indexed notes will be calculated by reference to a specific measure or index.

Discount Notes	Discount notes are notes that are offered or sold at a price less than their principal amount and called discount notes in the applicable pricing supplement. They may or may not bear interest.

Redemption and Repayment	If the notes are redeemable at the option of Mexico or repayable at the option of the holder before maturity, the pricing supplement will specify:

• the initial redemption date on or after which Mexico may redeem the notes or the repayment date or dates on which the holders may elect repayment of the notes;

• the redemption or repayment price; and

• the required prior notice to the holders or Mexico.

Status	The notes will constitute direct, general and unconditional external indebtedness of Mexico and will rank equal in right of payment with all of Mexico’s existing and future unsecured and unsubordinated public external indebtedness.

Taxes	Subject to certain exceptions, Mexico will make all payments on the notes without withholding or deducting any Mexican taxes. For further information, see “Description of the Notes—Additional Amounts.”

Further Issues	Mexico may from time to time, without the consent of existing holders, create and issue notes having the same terms and conditions as any other outstanding notes offered pursuant to a pricing supplement in all respects, except for the issue date, issue price and, if applicable, the first payment of interest thereon; provided that such additional notes do not have, for purposes of U.S. federal income taxation, a greater amount of original issue discount than the outstanding notes have as of the date of the issue of such additional notes. Additional notes issued in this manner will be consolidated with, and will form a single series with, any such other outstanding notes.

Listing	Application has been made to list the notes issued under the program on the Luxembourg Stock Exchange. The Luxembourg Stock Exchange has allocated to the program the number 2395 for listing purposes. Any particular issue of notes need not be listed, however.

Stabilization	In connection with issues made under this program, a stabilizing manager or any person acting for the stabilizing manager may over-allot or effect transactions with a view to supporting the market price of notes issued under this program at a level higher than that which might otherwise prevail for a limited period after the issue date. However, there may be no obligation of the stabilizing manager or any agent of the stabilizing manager to do this. Any such stabilizing, if commenced, may be discontinued at any time, and must be brought to an end after a limited period.

Governing Law	New York, except that all matters governing authorization and execution of the notes by Mexico will be governed by the laws of Mexico.

Purchase Currency	You must pay for notes by wire transfer in the specified currency. You may ask an agent to arrange for, at its discretion, the conversion of U.S. dollars or another currency into the specified currency to enable you to pay for the notes. You must make this request on or before the fifth business day preceding the issue date, or by a later date if the agent allows. The agent will set the terms for each conversion and you will be responsible for all currency exchange costs.

Warrants	If Mexico issues warrants, it will describe the specific terms relating to the warrants in the applicable pricing supplement.

RISK FACTORS

               This section describes certain risks associated with investing in the notes. You should consult your financial and legal advisors about the risks of investing in the notes and the suitability of your investment in light of your particular situation. Mexico disclaims any responsibility for advising you on these matters.

Currency Risks

Notes denominated in a currency other than the currency of your home country are not an appropriate investment for you if you do not have experience with foreign currency transactions.

               If Mexico denominates notes in a currency other than U.S. dollars, the applicable pricing supplement will contain information about the currency, including historical exchange rates and any exchange controls affecting the currency. Mexico will provide this information for your convenience only. Future fluctuations in exchange rates or exchange controls may be very different from past trends, and Mexico will not advise you of any changes after the date of the applicable pricing supplement. In addition, if you reside outside the United States, special considerations may apply to your investment in the notes. You should consult financial and legal advisors in your home country to discuss matters that may affect your purchase or holding of, or receipt of payments on, the notes.

If the specified currency of a note depreciates against your home country currency, the effective yield of the note would decrease below its interest rate and could result in a loss to you.

               Rates of exchange between your home country currency and the specified currency may change significantly, resulting in a reduced yield or loss to you on the notes. In recent years, rates of exchange between certain currencies have been highly volatile, and you should expect this volatility to continue in the future. Fluctuations in any particular exchange rate that have occurred in the past, however, do not necessarily indicate future fluctuations.

               Foreign exchange rates can either be fixed by sovereign governments or float. Exchange rates of most economically developed nations are permitted to fluctuate in value relative to the U.S. dollar. National governments, however, rarely voluntarily allow their currencies to float freely in response to economic forces. Sovereign governments may use a variety of techniques, such as intervention by a country’s central bank or imposition of regulatory controls or taxes, to affect the rate of exchange of their currencies. Governments may also issue a new currency to replace an existing currency or alter the exchange rate by devaluation or revaluation of a currency. A special risk to you in purchasing notes denominated in a foreign currency is that their yield could be affected by these types of governmental actions.

Exchange controls could affect exchange rates and prevent Mexico from paying you in the specified currency.

               Governments have imposed exchange controls in the past and may do so in the future. There is a possibility that your government or foreign governments will impose or modify foreign exchange controls while you are a holder of foreign currency notes. Exchange controls could cause exchange rates to fluctuate, resulting in a reduced yield or loss to you on the notes. Exchange controls could also limit the availability of a specified currency for making payments on a note. In the event that a specified currency is unavailable, Mexico will make payments to you as described under “Payment of Principal and Interest—Payment Currency—Unavailability of Payment Currency.”

If you file a lawsuit in the United States against Mexico, the court may not render a judgment in any currency other than U.S. dollars.

               New York law will apply to the notes, except that the authorization of the notes and their execution by Mexico will be governed by Mexican law. Courts in the United States customarily have not rendered judgments in any currency other than U.S. dollars. However, New York law provides that in a lawsuit based on an obligation owed in a currency other than U.S. dollars, a court will render a judgment first in the currency of the obligation and then will convert this amount into U.S. dollars at the exchange rate on the date of the judgment. Fluctuations in exchange rates may cause this amount to be different than the amount Mexico would have paid you under its original obligations. It is possible that New York law would not be applied (a) in any action based on an obligation denominated in a currency unit or (b) by a federal court sitting in the State of New York.

               Under the Mexican Monetary Law, payments to be made in Mexico by Mexico in foreign currency may be paid in pesos at the exchange rate prevailing at the time of payment. Fluctuations in exchange rates may cause this amount to be different than the amount Mexico would have paid you under its original non-Mexican peso denominated obligations.

Indexed Notes

It is possible that you will receive substantially lower payments on indexed notes than you would on conventional debt securities or that you will not receive any payments at all.

               Indexed notes are not an appropriate investment for you if you do not have experience in transactions in the underlying assets of an applicable index. An investment in indexed notes may be significantly more risky than an investment in conventional debt securities with fixed principal amounts because the payments on indexed notes may vary widely.

               The risks of a particular indexed note will depend on the possibility of significant changes in currency exchange rates and the prices of any underlying assets. These risks generally depend on factors over which Mexico has no control, such as economic and political events and the supply of and demand for the underlying assets. In addition, the exchange rates or prices referred to may be published by third parties not subject to U.S. or Mexican regulation. In recent years, currency exchange rates and prices for various underlying assets have been highly volatile, and you should expect this volatility to continue in the future. Fluctuations in any of these rates or prices that have occurred in the past, however, do not necessarily indicate future fluctuations.

Jurisdiction and Enforcement of Judgments

Mexico is a sovereign government. Thus, it may be difficult for you to obtain or enforce judgments against Mexico in U.S. courts or in Mexico.

               Mexico has appointed its Consul General in New York as its authorized agent for service of process in any action based on the notes or the fiscal agency agreement which a holder may institute in any state or federal court in the Borough of Manhattan, The City of New York. Mexico and the fiscal agent have irrevocably submitted to the jurisdiction of these courts and Mexico has waived any objection which it may have to the venue of these courts and any right to which it may be entitled on account of place of residence or domicile. Mexico has also waived any immunity from the jurisdiction of these courts to which it might be entitled (including sovereign immunity and immunity from pre-judgment attachment, post-judgment attachment and execution) in any action based upon the notes. You may also institute an action against Mexico based on the notes in any competent court in Mexico.

               Nevertheless, Mexico may still plead sovereign immunity under the U.S. Foreign

Sovereign Immunities Act of 1976 in actions brought against it under U.S. federal securities laws or any state securities laws, and its submission to jurisdiction, appointment of the Consul General as its agent for service of process and waiver of immunity do not include these actions. Without Mexico’s waiver of immunity regarding these actions, you will not be able to obtain a judgment in a U.S. court against Mexico unless the court determines that Mexico is not entitled to sovereign immunity under the Foreign Sovereign Immunities Act. In addition, execution on Mexico’s property in the United States to enforce a judgment may not be possible except under the limited circumstances specified in the Foreign Sovereign Immunities Act.

               Even if you are able to obtain a judgment against Mexico in the United States or in Mexico, you might not be able to enforce it in Mexico. Under Article 4 of the Federal Code of Civil Procedure of Mexico, Mexican courts may not order attachment before judgment or attachment in aid of execution against the property of Mexico.

Modification of the Terms of the Notes

The notes will contain provisions that permit Mexico to amend the payment terms of the notes without the consent of all holders.

               The notes will contain provisions regarding acceleration and voting on amendments, modifications and waivers which are commonly referred to as “collective action clauses.” Under these provisions, certain key terms of the notes may be amended, including the maturity date, interest rate and other payment terms, without your consent.

DESCRIPTION OF THE NOTES

               The following description supplements the information contained in “Description of the Securities—Debt Securities” in the prospectus. If the information in this prospectus supplement differs from the prospectus, you should rely on the information in this prospectus supplement. Because the information provided in a pricing supplement may differ from that contained in this prospectus supplement, you should rely on the pricing supplement for the final description of a particular issue of notes. The following description will apply to a particular issue of notes only to the extent that it is not inconsistent with the description provided in the applicable pricing supplement. Capitalized terms are defined in the Glossary at the end of this prospectus supplement.

               Mexico will issue the notes under the fiscal agency agreement, dated as of September 1, 1992, as amended by Amendment No. 1 dated as of November 28, 1995 and by Amendment No. 2 dated as of March 3, 2003, between Mexico and Citibank, N.A., as fiscal agent. The information contained in this section and in the prospectus summarizes some of the terms of the notes and the fiscal agency agreement. This summary does not contain all of the information that may be important to you as a potential investor in the notes. You should read the fiscal agency agreement and the forms of the notes before making your investment decision. Mexico has filed or will file copies of these documents with the SEC and will also file copies of these documents at the offices of the fiscal agent and the paying agents.

General Terms of the Notes

               The notes:

•	are initially limited to an aggregate principal amount, or aggregate initial offering price in the case of indexed notes and discount notes, of $40,000,000,000 or its equivalent in other currencies. In order to calculate this limitation, the exchange rate agent will determine the U.S. dollar equivalent of notes denominated in another currency by referring to the noon buying rate for cable transfers in the relevant currency in The City of New York, as certified for customs purposes by the Federal Reserve Bank of New York on the issue date of those notes or, if that rate is not available, by referring to another published source selected by Mexico. As of the date of this prospectus supplement, Mexico has issued and sold $29,831,619,753 of notes, $16,946,095,200 of which were registered with the SEC and issued and sold in the United States. Notes registered with the SEC and sold in the United States are limited to the principal amount of securities registered under Mexico’s shelf registration statement described in the prospectus;

•	will be denominated in U.S. dollars or another currency specified in the applicable pricing supplement;

•	will mature at least nine months from their date of issue;

•	may be offered and sold in any jurisdiction where it is lawful to do so;

•	may or may not be registered with the SEC;

•	will bear interest at a fixed rate or a floating rate;

•	in the case of registered dollar-denominated notes, will be issued in denominations of $1,000 and integral multiples of $1,000;

•	will contain “collective action clauses” under which Mexico may amend certain key terms of the notes, including the maturity date, interest rate and other terms, with the consent of less than all of the holders of the notes, unless otherwise specified in the applicable pricing supplement;

•	may or may not be redeemable by Mexico before maturity. If the notes are redeemable, the pricing supplement will describe the terms that apply to the redemption;

•	may or may not be subject to repayment at the option of the holder; and

•	will not be entitled to the benefit of any sinking fund unless the applicable pricing supplement states otherwise.

               The pricing supplement relating to each issuance of notes will specify additional terms and describe in more detail the terms of the notes that Mexico is issuing.

Form of the Notes

               Each note may be either “book-entry” or “certificated” and either “registered” or “bearer.”

               Book-Entry Notes. Book-entry notes with the same issue date and terms are represented by one or more global securities, in registered or bearer form, deposited with a clearing system and held by a custodian or common depositary. Clearing systems include The Depository Trust Company, known as DTC, in the United States and Euroclear and Clearstream, Luxembourg in Europe. The clearing systems act as depositaries for and hold the global securities on behalf of certain financial institutions, called their participants. These participants, or other financial institutions acting through them called indirect participants, will represent your beneficial interests in the global securities. They will record the ownership and transfer of your beneficial interests through computerized book-entry accounts, eliminating the need for physical movement of the notes. Mexico generally deposits the global securities representing book-entry notes sold in the United States with Citibank, N.A., as custodian for DTC or its nominee. If Mexico sells an issue of book-entry notes both within and outside the United States, the U.S. and non-U.S. portions of the notes may be represented by a single global security or by separate global securities. For more information, see “Description of the Securities—Global Securities” in the accompanying prospectus.

               Certificated Notes. Certificated notes are represented by physical certificates. Certificated bearer notes are transferred by physical delivery of the certificate. Certificated registered notes are transferred by presenting them at the corporate trust offices of the fiscal agent, or at the office of the Luxembourg transfer agent or another transfer agent, according to the procedures specified in the fiscal agency agreement.

               Registered Notes. Registered notes are payable to the order of and registered in the name of a particular person or entity. In the case of book-entry registered notes, the global security is registered in the name of a nominee or a common depositary of the applicable clearing system, and this nominee or common depositary is considered the sole legal owner or holder of the notes for purposes of the fiscal agency agreement. Beneficial interests in a registered note and transfers of those interests are recorded by the fiscal agent, acting as registrar, based on information provided to it by the transfer agents.

               Bearer Notes. Bearer notes are payable to the holder and no registry of owners and transfers is kept. Bearer notes may be issued with or without coupons attached. Interest and principal on bearer notes is paid to the person or entity presenting the note or coupon for payment. In the case of book-entry bearer notes, a global bearer security is held by a common depositary for one or more clearing systems, which maintain book-entry records of the ownership and transfer of your beneficial interests. Unless the pricing supplement states otherwise, all bearer notes will initially be represented by a book-entry temporary global bearer security, without coupons, held by a common depositary for one or more clearing systems. After a period of 40 days from the later of the beginning of the offering or the issue date of the notes, the temporary global bearer security will be exchangeable for either (a) a book-entry permanent global bearer security or (b) certificated bearer notes. This exchange will take place only after (x) the applicable clearing systems receive from the owners of beneficial interests in the temporary global bearer security certifications that they are not U.S. persons and (y) the fiscal agent receives from the clearing systems a certification that the owners of beneficial interests in the temporary global bearer security are not U.S. persons. The holder of a beneficial interest in a temporary global bearer security may not collect any payment of interest until after it is exchanged for a permanent global bearer security or for certificated bearer notes.

               Except under the limited circumstances discussed above and in the prospectus under the heading “Description of the Securities—Debt Securities—Certificated Securities,” notes of one form will not be exchangeable for notes of another form.

               Mexico will generally issue notes initially intended to be sold wholly or partly in the United States as book-entry notes in registered form. Bearer notes will not be sold in the United States or to U.S. persons.

Paying Agents, Transfer Agents, Exchange Rate Agent and Calculation Agent

               Until the notes are paid, except in the case of bearer notes, Mexico will maintain a paying agent and transfer agent in The City of New York. Mexico has initially appointed Citibank, N.A. to serve as its paying agent and transfer agent. For bearer notes, Mexico will maintain a paying agent in a principal city in Europe. As long as any notes are listed on the Luxembourg Stock Exchange and the rules of the exchange require, Mexico will maintain a paying agent and transfer agent in Luxembourg. Mexico has initially appointed Kredietbank S.A. Luxembourgeoise to serve as its Luxembourg paying agent and transfer agent. You can contact the paying agents or the transfer agent at the addresses listed in the applicable pricing supplement.

               Mexico will appoint an exchange rate agent to determine the exchange rate for converting payments on notes denominated in a currency other than U.S. dollars into U.S. dollars, where applicable. Mexico has initially appointed Citibank, N.A. to serve as its exchange rate agent. In addition, as long as any floating rate notes are outstanding, Mexico will maintain a calculation agent for calculating the interest rate and interest payments on the notes. Mexico has initially appointed Citibank, N.A. to serve as its calculation agent.

Payment of Principal and Interest

               General

               Interest on registered notes will be paid (a) to the persons in whose names the notes are registered at the close of business on the record date or (b) if interest is being paid at maturity, redemption or repayment, to the person to whom principal is payable. The record date for registered notes is the date 15 calendar days before the applicable interest payment date, whether or not a Business Day. If notes are issued between a record date and an interest payment date, Mexico will pay the interest that accrues during this period on the next following interest payment date to the persons in whose names the notes are registered on the record date for that following interest payment date. Interest on bearer notes will be paid to the bearer.

               Book-Entry Notes

               Mexico will, through its paying agent, make payments of principal, premium, if any, and interest on book-entry notes by wire transfer to the clearing system or the clearing system’s nominee or common depositary, as the registered owner or bearer of the notes, which will receive the funds for distribution to the holders. Mexico expects that the holders will be paid in accordance with the procedures of the clearing system and its participants. Neither Mexico nor the paying agent will have any responsibility or liability for any of the records of, or payments made by, the clearing system or the clearing system’s nominee or common depositary. For more information, see “Description of the Securities—Global Securities” in the accompanying prospectus.

               Registered Certificated Notes

               If Mexico issues registered certificated notes, it will make payments of principal, premium, if any, and interest to you, as a holder, by wire transfer if:

•	you own at least $10,000,000 aggregate principal amount or its equivalent of notes; and

•	not less than 15 calendar days before the payment date, you notify the paying agent of your election to receive payment by wire transfer and provide it with your bank account information and wire transfer instructions;

               OR

•	Mexico is making the payments at maturity or earlier redemption or repayment; and

•	you surrender the notes at the office of the principal paying agent or at the office of any other paying agent that Mexico appoints pursuant to the fiscal agency agreement.

               If Mexico does not pay interest by wire transfer for any reason, it will, subject to applicable laws and regulations, mail a check to you on or before the due date for the payment at your address as it appears on the security register maintained by the fiscal agent on the applicable record date.

               Bearer Notes

               Mexico will make payments on bearer notes only at the offices of the Luxembourg paying agent and any other paying agent outside the United States appointed by Mexico. If an amount is to be paid in U.S. dollars, but because of exchange controls or similar restrictions the payment of this amount in U.S. dollars outside of the United States becomes illegal or is effectively precluded, Mexico will appoint a paying agent in the United States to make these payments.

               In order to receive payment on certificated bearer notes, you must present and surrender your coupon, if any, or notes at the office of a paying agent for the notes.

               Payment Currency

               Notes Denominated in a Currency Other than U.S. Dollars

               DTC Book-Entry Notes. Beneficial owners, other than those holding through Euroclear and Clearstream, Luxembourg, of book-entry notes denominated in a currency other than U.S. dollars that are registered in the name of DTC or its nominee will receive all payments in U.S. dollars. However, as a beneficial owner of book-entry notes denominated in a currency other than U.S. dollars and registered in the name of a nominee of DTC, you may elect to receive all payments in the specified currency by delivering a written notice to the DTC direct participant through which you hold your interest not later than the record date, in the case of an interest payment date, or at least 15 calendar days before the maturity date or date of earlier redemption or repayment, in the case of a principal payment. Euroclear and Clearstream, Luxembourg will automatically make this election for their participants. You must provide wire transfer instructions to an account denominated in the specified currency. The direct participant must then notify DTC of this election and DTC will notify the paying agent. In order for your election to take effect, the paying agent must receive this notice from DTC not later than five New York business days after the record date, in the case of an interest payment date, or at least 10 calendar days before the maturity date or date of earlier redemption or repayment, in the case of a principal payment. This election will remain in effect until you revoke it by delivering a written notice to the DTC direct participant through which you hold your interest not later than 15 calendar days before the applicable payment date. If the specified currency becomes unavailable for making payments, you cannot make this election and any election that you have already made will be revoked. In this case, you will receive payment in U.S. dollars until the specified currency is again available.

               The exchange rate agent will exchange an applicable specified currency payment, other than amounts that beneficial owners have elected to receive in the specified currency, for U.S. dollars using the following exchange rate: the exchange rate agent’s bid quotation for the specified currency at approximately 11:00 a.m., New York City time, on the second Business Day preceding the payment date for the purchase of U.S. dollars with the specified currency for settlement on the payment date in an amount equal to the aggregate amount of specified currency payable to all holders receiving U.S. dollar payments on the payment date. The exchange rate agent will then pay this U.S. dollar amount to DTC or its nominee, as the registered holder of the notes. If the exchange rate agent’s bid quotation is not available, then Mexico will make the payment in the specified currency outside of DTC.

               If you do not elect to receive the specified currency, you will be responsible for all currency exchange costs, which will be deducted from your payments. All determinations that the exchange rate agent makes, after being confirmed by Mexico, will be binding unless they are clearly wrong.

               Other Registered Notes. Book-entry notes denominated in a currency other than U.S. dollars and registered in the name of a depositary located outside the United States and certificated registered notes denominated in a currency other than U.S. dollars are generally payable only in the specified currency. Holders of these notes will not have the option to elect payment in U.S. dollars.

               Bearer Notes. Bearer notes, both book entry and certificated, that are denominated in a currency other than U.S. dollars are generally payable only in the specified currency. Holders of these notes will not have the option to elect payment in U.S. dollars.

               Unavailability of Payment Currency

               If the notes are payable in a specified currency other than U.S. dollars, and the specified currency is not available for making payments due to the imposition of exchange controls or other circumstances beyond Mexico’s control, then you will receive payment in U.S. dollars until the specified currency is again available. If notes denominated in a currency other than U.S. dollars are payable in U.S. dollars, and U.S. dollars are not available for making payments due to the imposition of exchange controls or other circumstances beyond Mexico’s control, then you will receive payment in the specified currency until U.S. dollars are again available. The exchange rate agent will determine the appropriate exchange rate to be used for converting these payments as follows:

1.	On the second Business Day before a payment, at approximately 11:00 a.m. New York City time, the exchange rate agent will refer to the bank composite or multi-contributor pages of the Reuters Monitor Foreign Exchange Service or, if this is not available, the Moneyline Telerate Monitor Foreign Exchange Service or, if neither is available, a similar display that Mexico approves.

2.	The exchange rate agent will select the firm bid quotation for the specified currency by one of at least three banks, one of which may be the exchange rate agent, which will yield the greatest number of U.S. dollars or specified currency, as applicable, upon conversion from U.S. dollars or the specified currency, as applicable.

3.	If fewer than three bids are available, the exchange rate agent will use the noon buying rate for cable transfers in the relevant currency in The City of New York, as certified for customs purposes by the Federal Reserve Bank of New York on the second Business Day before a payment or, if this rate is not available on that date, on the most recent date available.

Payments made under these circumstances will not be an event of default under the notes and you will be responsible for all currency exchange costs.

               If notes denominated in a specified currency are redenominated, then Mexico will be obligated to pay you the equivalent amounts in the new currency. See “European Monetary Union—Redenomination of Notes into Euro.”

Interest Rate

               General

               The interest rate on the notes will not be higher than the maximum rate permitted by New York law, currently 25% per year on a simple interest basis. This limit may not apply to notes in which $2,500,000 or more has been invested. Interest payments on the notes will generally include interest accrued from and including the issue date or the last interest payment date to but excluding the following interest payment date or the date of maturity, redemption or repayment. Each of these periods is called an interest period.

               Fixed Rate Notes

               Fixed rate notes will bear interest at the rate specified in the applicable pricing supplement until Mexico pays the principal amount of the notes. Mexico will generally pay interest on fixed rate notes after it has accrued in equal semi-annual or annual payments on the interest payment dates specified in the applicable pricing supplement and at maturity, redemption or repayment.

               Mexico will generally compute the accrued interest payable on fixed rate notes for any interest period on the basis of a 360-day year consisting of twelve 30-day months. In the case of euro-denominated fixed rate notes, however, Mexico will compute the accrued interest payable on the notes on the basis of the actual number of days in the interest period divided by 365, or, if any portion of the interest period falls in a leap year, the sum of (a) the actual number of days falling in the leap year divided by 366 and (b) the actual number of days falling in the non-leap year divided by 365.

               If any payment date for a fixed rate note falls on a day that is not a Business Day, Mexico will make the payment on the next Business Day. In addition, if any payment on a fixed rate note is due on a date that is not a business day in the relevant place of payment, Mexico will make the payment on the next business day in that place of payment. Mexico will treat these payments as if they were made on the due date, and no additional interest will accrue as a result of this delay.

               Floating Rate Notes

               Each floating rate note will have an interest rate formula. This formula is generally composed of:

•	a base interest rate with a specified maturity called the index maturity, e.g., three months, six months, etc.

•	plus or minus a spread measured in basis points with one basis point equal to 1/100 of a percentage point or

•	multiplied by a spread multiplier measured as a percentage.

               The applicable pricing supplement will specify the base rate, the index maturity and the spread or spread multiplier. The pricing supplement may also specify a maximum (ceiling) or minimum (floor) interest rate limitation. The calculation agent will use the interest rate formula, taking into account any maximum or minimum interest rate, to determine the interest rate in effect for each interest period. All determinations made by the calculation agent will be binding unless they are clearly wrong.

               Mexico may issue floating rate notes with the following base rates (as defined under “Glossary” in this Prospectus Supplement):

•	CD Rate;

•	Commercial Paper Rate;

•	EURIBOR;

•	LIBOR;

•	Federal Funds Rate;

•	Treasury Rate; or

•	any other rate.

               The applicable pricing supplement will also specify the following with respect to each floating rate note:

•	the dates as of which the calculation agent will determine the interest rate for each interest period, referred to as the interest determination date;

•	the frequency with which the interest rate will be reset, i.e., daily, weekly, monthly, quarterly, semiannually or annually;

•	the dates on which the interest rate will be reset, referred to as the interest reset date, i.e., the first day of each new interest period, using the interest rate that the calculation agent determined on the interest determination date for that interest period;

•	the interest payment dates; and

•	if already determined, the initial interest rate in effect from and including the issue date to but excluding the first interest reset date.

               The calculation agent will calculate the accrued interest payable on floating rate notes for any interest period by multiplying the principal amount of the note by an accrued interest factor, which will equal the interest rate for the interest period times a fraction, the numerator of which is the number of days in the period and the denominator of which is 360 or, in the case of Treasury Rate notes, the actual number of days in the year, either 365 or 366. If the interest rate varies during the period, the accrued interest factor will equal the sum of the interest factors for each day in the interest period. The calculation agent will compute the interest factors for each day by dividing the interest rate applicable to that day by 360, or, in the case of Treasury Rate notes, by the actual number of days in the year, either 365 or 366.

               The calculation agent will round all percentages resulting from any interest rate calculation to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward. For example, the calculation agent will round 9.876545%, or .09876545, to 9.87655% or .0987655. The calculation agent will also round all specified currency amounts used in or resulting from any interest rate calculation to the nearest one-hundredth of a unit, with .005 of a unit being rounded upward.

               If you are the holder of a floating rate note, you may ask the calculation agent to provide you with the current interest rate and, if it has been determined, the interest rate that will be in effect on the next interest reset date. The calculation agent will also notify Mexico, each paying agent, the registered holders, if any, and, if the notes are listed on the Luxembourg Stock Exchange, the exchange of the following information for each interest period (except for the initial interest period if this information is specified in the applicable pricing supplement):

•	the interest rate in effect for the interest period;

•	the number of days in the interest period;

•	the next interest payment date; and

•	the amount of interest that Mexico will pay for a specified principal amount of notes on that interest payment date.

The calculation agent will generally provide this information by the first Business Day of each interest period, unless the terms of a particular series of notes provide that the calculation agent will calculate the applicable interest rate on a Calculation Date after that date, in which case the calculation agent will provide this information by the first Business Day following the applicable Calculation Date.

               If any interest payment date, other than one that falls on the maturity date or on a date for earlier redemption or repayment, or interest reset date for a floating rate note would fall on a day that is not a Business Day, the interest payment date or interest reset date will instead be the next Business Day, unless the notes are LIBOR or EURIBOR notes and that Business Day falls in the next month, in which case the interest payment date or the interest reset date will be the preceding Business Day. If any payment on a floating rate note is due on the maturity date or upon earlier redemption or repayment and that date is not a Business Day, the payment will be made on the next Business Day. In addition, if any payment on a floating rate note is due on a date that is not a business day in the relevant place of payment, Mexico will make the payment on the next business day in that place of payment and no additional interest will accrue as a result of this delay. Mexico will treat these payments as if they were made on the due date.

               The following table lists the most common base rates that Mexico may use, the primary source of these base rates and the interest determination date for notes having these base rates. The definition of each base rate in the Glossary provides further details as to how the calculation agent will determine the base rate and describes alternate sources for each base rate should its primary source be unavailable. Except for EURIBOR, which applies to notes denominated in euro, the sources listed in the following table apply only to notes denominated in U.S. dollars. Mexico may provide different base rate sources in the applicable pricing supplement.

Base Rate	Primary Source of Base Rate	Interest Determination Date

CD Rate	H.15(519) under the heading “CDs (secondary market)”	Second Business Day before the interest reset date

Commercial Paper Rate	H.15(519) under the heading “Commercial paper—Nonfinancial”	Second Business Day before the interest reset date

EURIBOR	Moneyline Telerate Page 248	Second Business Day before the interest reset date

Federal Funds Rate	Page 120 on Moneyline Telerate under the heading “FED FUNDS EFFECTIVE”	Second Business Day before the interest reset date

LIBOR	Moneyline Telerate Page 3750 or Reuters Screen LIBO Page	Second London Banking Day before the interest reset date

Treasury Rate	Page 56, in the case of notes having an index maturity of three months, or page 57, in the case of notes having an index maturity of six months, on Moneyline Telerate under the heading “INVESTMENT RATE”	The day of the week in which the interest reset date falls that the federal government auctions Treasury bills having the same index maturity as the notes. This is generally Monday, but may be either the following Tuesday or the preceding Friday if Monday is a legal holiday. If there is no auction during the week or on the preceding Friday, the interest determination date will be Monday.

Indexed Notes

               Mexico may offer indexed notes according to which the principal or interest is determined by reference to an index relating to:

•	the rate of exchange between the specified currency of the note and one or more other currencies or composite currencies, called the indexed currencies;

•	the price of one or more commodities, called the indexed commodities, on specified dates;

•	the level of one or more stock indexes, which may be based on U.S., Mexican or other foreign stocks, on specified dates; or

•	any other objective price or measure described in the applicable pricing supplement.

               The pricing supplement will describe how interest and principal payments on indexed notes will be determined. It will also include historical and other information about the index or indexes and information about the U.S. and Mexican tax consequences to the holders of indexed notes.

               Amounts payable on an indexed note will be based on the face amount of the note. The pricing supplement will describe whether the principal amount that Mexico will pay you on redemption or repayment before maturity would be the face amount, the principal amount at that date or another amount.

               If a third party is responsible for calculating or announcing an index for certain indexed notes and that third party stops calculating or announcing the index, or changes the way that the index is calculated in a way not permitted in the pricing supplement, then the index will be calculated by the independent determination agent named in the pricing supplement. If no independent agent is named, then Mexico will calculate the index. If the determination agent or Mexico cannot calculate the index in the same way and under the same conditions as the original third party, then the principal or interest on the notes will be determined as described in the pricing supplement. All calculations that the independent determination agent or Mexico makes will be binding unless they are clearly wrong.

               An investment in indexed notes may entail significant risks. See “Risk Factors—Indexed Notes.”

European Economic and Monetary Union

               On January 1, 1999, the European Community introduced the single European currency known as the euro in the 11 participating member states of the European Economic and Monetary Union. A participating member state is a member state of the European Community that has adopted the euro as its legal currency according to the Treaty of Rome of March 25, 1957, as amended by the Single European Act of 1986 and the Treaty on European Union, signed in Maastricht on February 1, 1992. During a transition period from January 1, 1999 to December 31, 2001, the former national currencies of those 11 participating member states continued to be legal tender in their country of issue, at rates irrevocably fixed on December 3, 1998.

               The European Community completed the final stage of its economic and monetary union on January 1, 2002, when euro notes and coins became available and participating member states withdrew their national currencies. It is not possible to predict how European economic and monetary union may affect the value of the notes or the rights of holders. You are responsible for informing yourself about the effects of European economic and monetary union on your investment.

               If so specified in the applicable pricing supplement, Mexico may at its option, and without the consent of the holders of the notes or any coupons or the need to amend the notes or the fiscal agency agreement, redenominate the notes issued in the currency of a country that subsequently participates in the European Economic and Monetary Union in a manner with similar effect to the final stage of such union, into euro. The provisions relating to any such redenomination will be contained in the applicable pricing supplement.

Redemption, Repurchase and Early Repayment

               Redemption

               The pricing supplement for the issuance of each series of notes will indicate either that:

•	the notes cannot be redeemed at Mexico’s option prior to their maturity date; or

•	the notes will be redeemable at Mexico’s option on or after a specified date at a specified redemption price. The redemption price may be par or may decline from a specified premium to par at a later date, together, in each case, with accrued interest to the date of redemption.

               Mexico may redeem any of the notes that are redeemable either in whole or in part, on not less than 30 nor more than 60 days’ irrevocable notice to the fiscal agent. If Mexico redeems less than all the notes of a particular series, the fiscal agent will select the notes to be redeemed by a method that it deems fair and appropriate.

               Repurchase

               Mexico may repurchase notes at any time and price in the open market or otherwise. Notes repurchased by Mexico may, at Mexico’s discretion, be held, resold (subject to compliance with applicable securities and tax laws) or surrendered to the fiscal agent for cancellation.

               Early Repayment

               The pricing supplement relating to a series of notes will also indicate whether you will have the option to elect repayment by Mexico before the maturity date of the notes. If you have this option, the pricing supplement will specify the price at which and the date or dates on which you may elect repayment.

               In order to receive repayment on the notes, you must provide to the paying agent, at least 30 but not more than 45 days before the repayment date, appropriate wire transfer instructions and either:

•	in the case of certificated notes, the notes together with the form entitled “Option to Elect Repayment” on the reverse side of the notes duly completed by you; or

•	in the case of book-entry notes, a copy of the pricing supplement together with the form entitled “Option to Elect Repayment” contained in the pricing supplement duly completed by you; or

•	in the case of either certificated or book-entry notes, a telegram, telex, facsimile or letter from a member of a national securities exchange, the National Association of Securities Dealers, Inc., the depositary or a commercial bank or trust company in the United States describing the particulars of the repayment and including a guaranty that the notes or the pricing supplement and the completed form entitled “Option to Elect Repayment” will be received by the paying agent no later than five business days after the date of the telegram, telex, facsimile or letter. The paying agent must also receive the notes or the pricing supplement and the completed forms by the fifth business day.

               The guaranty from the member of a national securities exchange, the National Association of Securities Dealers, Inc., the depositary or a commercial bank or trust company in the United States must include the following information:

•	the name of the holder of the note;

•	a statement that the option to elect repayment is being exercised;

•	the principal amount of the note that the holder elects to have repaid; and

•	the certificate number, in the case of certificated notes, or CUSIP number, ISIN or common code assigned to the note or a description of the terms of the note, in the case of book-entry notes.

               Unless the applicable pricing supplement states otherwise, you may exercise the repayment option for less than the entire principal amount of a note, provided the remaining principal amount outstanding is an authorized denomination.

               For notes represented by a global security, the depositary or its nominee will be the only party that can exercise a right of repayment. Thus, if you beneficially own interests in a global security and you want to elect repayment, you must instruct the direct or indirect participant through which you hold your interests to notify the depositary of your election. You should consult your direct or indirect participant to discuss the appropriate cut-off times and other requirements for making a prepayment election.

               Discount Notes

               If the pricing supplement states that a note is a discount note, the amount payable in the event of redemption, repayment or other acceleration of the maturity date will be the amortized face amount of the note as of the date of redemption, repayment or acceleration, but in no event more than its principal amount. The amortized face amount is equal to (a) the issue price plus (b) that portion of the difference between the issue price and the principal amount that has accrued at the yield to maturity described in the pricing supplement (computed in accordance with generally accepted U.S. bond yield computation principles) by the redemption, repayment or acceleration date.

               Sinking Fund

               Unless otherwise specified in the applicable pricing supplement, the notes will not be subject to any sinking fund.

Additional Amounts

               Mexico will make all payments of principal, premium, if any, and interest on the notes without withholding or deducting any Mexican taxes. If Mexican law requires Mexico to withhold or deduct taxes, Mexico will pay you the additional amounts necessary to ensure that you receive the same amount as you would have received without such withholding or deduction.

               Mexico will not, however, pay you any such additional amounts if you are liable for Mexican taxes due to one of the following reasons:

•	you have some connection with Mexico other than merely owning the notes or receiving principal and interest payments on the notes;

•	in the case of registered notes, you have failed to comply with any reasonable certification, identification or other reporting or registration requirement concerning your nationality, residence, identity or connection with Mexico, and Mexican law or an international treaty requires your compliance with these reporting requirements as a precondition to exemption from or reduction in the rate of Mexican withholding taxes or deductions; or

•	you fail to present your notes for payment within 30 days after Mexico makes principal, premium, if any, or interest available for payment to you.

Further Issues

               Mexico may from time to time, without the consent of existing holders, create and issue notes having the same terms and conditions as any other outstanding notes offered pursuant to a pricing supplement in all respects, except for the issue date, issue price and, if applicable, the first payment of interest thereon; provided that such additional notes do not have, for purposes of U.S. federal income taxation, a greater amount of original issue discount than the outstanding notes have as of the date of the issue of such additional notes. Additional notes issued in this manner will be consolidated with, and will form a single series with, any such other outstanding notes.

Notices

               Registered Notes

               Mexico will mail any notices to the holders of registered notes at the address appearing in the security register maintained by the fiscal agent. As long as the notes are listed on the Luxembourg Stock Exchange and the rules of the exchange require, Mexico will also publish notices in a leading newspaper with general circulation in Luxembourg. Mexico expects that it will initially make this publication in the Luxemburger Wort. If publication in a leading newspaper in Luxembourg is not practicable, notices will be validly given if made in accordance with the rules of the Luxembourg Stock Exchange. Mexico will consider a notice to be given on the date of its publication or four calendar days after it is mailed, whichever is later.

               Bearer Notes

               Mexico will publish notices to holders of bearer notes in a daily newspaper with general circulation in London and, as long as the notes are listed on the Luxembourg Stock Exchange and the rules of the exchange require, in a leading newspaper with general circulation in Luxembourg. Mexico expects that it will initially make this publication in the Financial Times in London and the Luxemburger Wort in Luxembourg. If publication in a daily newspaper in London is not practicable, Mexico will publish notices in another leading daily English language newspaper with general circulation in Europe. If publication in a leading newspaper in Luxembourg is not practicable, notices will be validly given if made in accordance with the rules of the Luxembourg Stock Exchange. If more than one publication is made, Mexico will consider the applicable notice to be given on the date it is first published in both newspapers listed above. If you are a coupon holder, Mexico will consider you to have received any notice that Mexico correctly published for the holders of the notes.

TAXATION

               The following is a discussion of certain Mexican federal tax and U.S. federal income and estate tax considerations that may be relevant to you if you invest in the notes. This discussion is based on federal laws, rules and regulations now in effect in Mexico and on laws, regulations, rulings and decisions now in effect in the United States and, in both cases, may change. Any change could apply retroactively and could affect the continued validity of this discussion.

               This discussion does not describe all of the tax considerations that may be relevant to you or your situation, particularly if you are subject to special tax rules. You should consult your tax adviser about the tax consequences of holding the notes, including the relevance to your particular situation of the considerations discussed below, as well as of state, local or other tax laws.

United States Federal Taxation

               The following is a discussion of certain U.S. federal income tax considerations that may be relevant to you if you invest in notes and are a U.S. holder. You will be a U.S. holder if you are the beneficial owner of a note and you are an individual who is a citizen or resident of the United States, a U.S. domestic corporation or any other person that is subject to U.S. federal income tax on a net income basis in respect of an investment in the notes. This discussion deals only with U.S. holders that hold notes as capital assets. It does not address considerations that may be relevant to you if you are an investor that is subject to special tax rules, such as a bank, thrift, real estate investment trust, regulated investment company, insurance company, dealer in securities or currencies, trader in securities or commodities that elects mark to market treatment, person that will hold notes as a hedge against currency risk or interest rate risk or as a position in a “straddle” or conversion transaction, tax-exempt organization or a person whose “functional currency” is not the U.S. dollar.

               This discussion is based on laws, regulations, rulings and decisions now in effect, all of which may change. Any change could apply retroactively and could affect the continued validity of this discussion.

               You should consult your tax adviser about the tax consequences of holding notes, including the relevance to your particular situation of the considerations discussed below, as well as the relevance to your particular situation of state, local or other tax laws.

               Payments or Accruals of Interest

               Payments or accruals of “qualified stated interest” (as defined below) on a note will be taxable to you as ordinary interest income at the time that you receive or accrue such amounts in accordance with your regular method of tax accounting. If you use the cash method of tax accounting and you receive payments of interest pursuant to the terms of a note in a currency other than U.S. dollars, the amount of interest income you will realize will be the U.S. dollar value of the foreign currency payment based on the exchange rate in effect on the date you receive the payment, regardless of whether you convert the payment into U.S. dollars. If you are an accrual-basis U.S. holder, the amount of interest income you will realize will be based on:

•	the average exchange rate in effect during the interest accrual period; or

•	the average exchange rate for the partial period within the taxable year, in the case of an interest accrual period that spans two taxable years.

Alternatively, if you are an accrual-basis U.S. holder, you may elect to translate all interest income on notes denominated in a currency other than U.S. dollars:

•	at the spot rate on the last day of the accrual period;

•	at the spot rate on the last day of the taxable year, in the case of an accrual period that spans more than one taxable year; or

•	at the spot rate on the date that you receive the interest payment if that date is within five business days of the end of the accrual period.

If you make an election to translate based on spot rates, you must apply it consistently to all debt instruments from year to year and cannot change it without the consent of the Internal Revenue Service. If you use the accrual method of accounting for tax purposes, you will recognize foreign currency gain or loss on the receipt of a foreign currency interest payment if the exchange rate in effect on the date the payment is received differs from the rate applicable to a previous accrual of that interest income. This foreign currency gain or loss will be treated as ordinary income or loss, but generally will not be treated as an adjustment to interest income received on the note.

               Purchase, Sale and Retirement of Notes

               Initially, your tax basis in a note generally will equal the cost of the note to you. Your basis will increase by any amounts that you are required to include in income under the rules governing original issue discount and market discount, and will decrease by the amount of any amortized premium and any payments other than qualified stated interest made on the note. The rules for determining these amounts are discussed below.

               If you purchase a note that is denominated in a foreign currency, the cost to you, and therefore generally your initial tax basis, will be the U.S. dollar value of the foreign currency purchase price on the date of purchase calculated at the exchange rate in effect on that date. If the foreign currency note is traded on an established securities market and you are a cash-basis taxpayer or an accrual-basis taxpayer that makes a special election, you will determine the U.S. dollar value of the cost of the note by translating the amount of the foreign currency that you paid for the note at the spot rate of exchange on the settlement date of your purchase. The amount of any subsequent adjustments to your tax basis in a note in respect of foreign currency-denominated original issue discount, market discount and premium will be determined in the manner described below. If you convert U.S. dollars into a foreign currency and then immediately use that foreign currency to purchase a note, you generally will not have any taxable gain or loss as a result of the conversion or purchase.

               When you sell or exchange a note, or if a note that you hold is retired, you generally will recognize gain or loss equal to the difference between (a) the amount you realize on the transaction less any accrued qualified stated interest, which will be subject to tax in the manner described above under “—Payments or Accruals of Interest,” and (b) your tax basis in the note, increased to reflect accrued original issue discount as defined below under “—Original Issue Discount.” If you sell or exchange a note for a foreign currency, or receive foreign currency on the retirement of a note, the amount you will realize for U.S. tax purposes generally will be the dollar value of the foreign currency that you receive calculated at the exchange rate in effect on the date the foreign currency note is disposed of or retired. If you dispose of a foreign currency note that is traded on an established securities market and you are a cash-basis U.S. holder or an accrual-basis holder that makes a special election, you will determine the U.S. dollar value of the amount realized by translating the amount at the spot rate of exchange on the settlement date of the sale, exchange or retirement.

               If you are an accrual-basis taxpayer and make the special election discussed in the preceding two paragraphs above in respect of the purchase and sale of foreign currency notes traded on an established securities market, you must apply this method consistently to all debt instruments traded on an established securities market from year to year and cannot change your election without the consent of the Internal Revenue Service.

               Except as discussed below with respect to market discount and foreign currency gain or loss, the gain or loss that you recognize on the sale, exchange or retirement of a note generally will be capital gain or loss. The gain or loss on the sale, exchange or retirement of a note will be long-term capital gain or loss if you have held the note for more than one year on the date of disposition. Net long-term capital gain recognized by an individual U.S. holder generally is subject to tax at a lower rate than ordinary income or net short-term capital gain. The ability of U.S. holders to offset capital losses against ordinary income is limited.

               Despite the foregoing, the gain or loss that you recognize on the sale, exchange or retirement of a foreign currency note generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in exchange rates during the period in which you held the note. This foreign currency gain or loss will not be treated as an adjustment to interest income that you receive on the note.

               Original Issue Discount

               A note that has a stated redemption price at maturity (as defined below) that exceeds its issue price (as defined below) by at least 0.25% of its stated redemption price at maturity multiplied by the number of full years from the issue date to the maturity date of the note is an “Original Issue Discount Note.” Mexico will inform you in the applicable pricing supplement whether a specific note constitutes an Original Issue Discount Note. For Original Issue Discount Notes, the difference between the issue price and the stated redemption price at maturity of the notes will be the “original issue discount.” The “issue price” of the notes will be the first price at which a substantial amount of the notes are sold to the public, i.e., excluding sales of notes to underwriters, placement agents, wholesalers, or similar persons. The “stated redemption price at maturity” will include all payments under the notes other than payments of qualified stated interest. The term “qualified stated interest” generally means stated interest that is unconditionally payable in cash or property (other than debt instruments issued by Mexico) at least annually during the entire term of a note at a single fixed interest rate or, subject to certain conditions, based on one or more interest indices.

               If you invest in an Original Issue Discount Note, you generally will be subject to the special tax accounting rules for original issue discount obligations provided by the Internal Revenue Code and certain U.S. Treasury regulations. You should be aware that, as described in greater detail below, if you invest in an Original Issue Discount Note, you generally will be required to include original issue discount in ordinary gross income for U.S. federal income tax purposes as it accrues, although you may not yet have received the cash attributable to that income.

               In general, and regardless of whether you use the cash or the accrual method of tax accounting, if you are the holder of an Original Issue Discount Note with a maturity greater than one year, you will be required to include in ordinary gross income the sum of the “daily portions” of original issue discount on that note for all days during the taxable year that you own the note. The daily portions of original issue discount on an Original Issue Discount Note are determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that period. Accrual periods may be any length and may vary in length over the term of an Original Issue Discount Note, so long as no accrual period is longer than one year and each scheduled payment of principal or interest occurs on the first or last day of an accrual period. If you are the initial holder of the note, the amount of original issue discount on an Original Issue Discount Note allocable to each accrual period is determined by:

1.	multiplying the “adjusted issue price” (as defined below) of the note at the beginning of the accrual period by a fraction, the numerator of which is the “annual yield to maturity” (as defined below) of the note and the denominator of which is the number of accrual periods in a year; and

2.	subtracting from that product the amount, if any, payable as qualified stated interest allocable to that accrual period.

               In the case of an Original Issue Discount Note that is a floating rate note, both the annual yield to maturity and the qualified stated interest will be determined for these purposes as though the note will bear interest in all periods at a fixed rate generally equal to the rate that would be applicable to interest payments on the note on its date of issue or, in the case of some floating rate notes, the rate that reflects the yield that is reasonably expected for the note. Additional rules may apply if interest on a floating rate note is based on more than one interest index.

               The “adjusted issue price” of an Original Issue Discount Note at the beginning of any accrual period will generally be the sum of (a) its original issue price, including any amounts representing pre-issuance accrued interest, and (b) the amount of original issue discount allocable to all prior accrual periods, reduced by the amount of all payments other than any qualified stated interest payments on the note in all prior accrual periods. All payments on an Original Issue Discount Note, other than qualified stated interest, will generally be viewed first as payments of previously accrued original issue discount to the extent of the previously accrued discount, with payments considered made from the earliest accrual periods first, and then as a payment of principal.

               The “annual yield to maturity” of a note is the discount rate, appropriately adjusted to reflect the length of accrual periods, that causes the present value on the issue date of all payments on the note to equal the issue price. As a result of this “constant yield” method of including original issue discount income, the amounts you will be required to include in your gross income if you invest in an Original Issue Discount Note denominated in U.S. dollars generally will be lesser in the early years and greater in the later years than amounts that would be includible on a straight-line basis.

               You generally may make an irrevocable election to include in income your entire return on a note, i.e., the excess of all remaining payments to be received on the note, including payments of qualified stated interest, over the amount you paid for the note, under the constant yield method described above. If you purchase notes at a premium or market discount and if you make this election, you will also be deemed to have made the election to amortize premium or to accrue market discount currently on a constant yield basis in respect of all other premium or market discount bonds that you hold. See “—Premium” and “—Market Discount” below.

               In the case of an Original Issue Discount Note that is also a foreign currency note, you should determine the U.S. dollar amount includible as original issue discount for each accrual period by (a) calculating the amount of original issue discount allocable to each accrual period in the foreign currency using the constant yield method described above and (b) translating that foreign currency amount at the average exchange rate in effect during that accrual period (or, with respect to an interest accrual period that spans two taxable years, at the average exchange rate for each partial period). Alternatively, you may translate the foreign currency amount at the spot rate of exchange on the last day of the accrual period (or the last day of the taxable year, for an accrual period that spans two taxable years) or at the spot rate of exchange on the date of receipt, if that date is within five business days of the last day of the accrual period, provided that you have made the election described above under “—Payments or Accruals of Interest.” Because exchange rates may fluctuate, if you are the holder of an Original Issue Discount Note that is also a foreign currency note, you may recognize a different amount of original issue discount income in each accrual period than would be the case if you were the holder of an otherwise similar Original Issue Discount Note denominated in U.S. dollars. Upon the receipt of an amount attributable to original issue discount, whether in connection with a payment of an amount that is not qualified stated interest or the sale or retirement of the Original Issue Discount Note, you will recognize ordinary income or loss measured by the difference between (a) the amount received, translated into U.S. dollars at the exchange rate in effect on the date of receipt or on the date of disposition of the Original Issue Discount Note, as the case may be, and (b) the amount accrued, using the exchange rate applicable to the previous accrual.

               If you purchase an Original Issue Discount Note outside of the initial offering at a cost less than its remaining redemption amount, i.e., the total of all future payments to be made on the note other than payments of qualified stated interest, or if you purchase an Original Issue Discount Note in the initial offering at a price other than the note’s issue price, you generally will also be required to include in gross income the daily portions of original issue discount, calculated as described above. However, if you acquire an Original Issue Discount Note at a price greater than its adjusted issue price, you will be entitled to reduce your periodic inclusions of original issue discount to reflect the premium paid over the adjusted issue price.

               Floating rate notes generally will be treated as “variable rate debt instruments” under the OID Regulations. Accordingly, the stated interest on a floating rate note generally will be treated as “qualified stated interest” and such a note will not have OID solely as a result of the fact that it provides for interest at a variable rate. If a floating rate note does not qualify as a “variable rate debt instrument,” the note will be subject to special rules that govern the tax treatment of debt obligations that provide for contingent payments. Mexico will provide a detailed description of the tax considerations relevant to U.S. holders of any such notes in the pricing supplement.

               Certain Original Issue Discount Notes may be redeemed prior to maturity, either at the option of Mexico or at the option of the holder, or may have special repayment or interest rate reset features as indicated in the pricing supplement. Original Issue Discount Notes containing these features may be subject to rules that differ from the general rules discussed above. If you purchase Original Issue Discount Notes with these features, you should carefully examine the pricing supplement and consult your tax adviser about their treatment since the tax consequences of original issue discount will depend, in part, on the particular terms and features of the notes.

               Short-Term Notes

               The rules described above will also generally apply to short-term notes, i.e., notes with maturities of one year or less, but with some modifications.

               First, the original issue discount rules treat none of the interest on a short-term note as qualified stated interest, but treat a short-term note as having original issue discount. Thus, all short-term notes will be Original Issue Discount Notes. Except as noted below, if you are a cash-basis holder of a short-term note and you do not identify the short-term note as part of a hedging transaction you will generally not be required to accrue original issue discount currently, but you will be required to treat any gain realized on a sale, exchange or retirement of the note as ordinary income to the extent such gain does not exceed the original issue discount accrued with respect to the note during the period you held the note. You may not be allowed to deduct all of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a short-term note until the maturity date of the note or its earlier disposition in a taxable transaction. However, if you are a cash-basis U.S. holder of a short-term note, you may elect to accrue original issue discount on a current basis, in which case the limitation on the deductibility of interest described above will not apply. A U.S. holder using the accrual method of tax accounting and some cash method holders, including banks, securities dealers, regulated investment companies and certain trust funds, generally will be required to include original issue discount on a short-term note in gross income on a current basis. Original issue discount will be treated as accruing for these purposes on a ratable basis or, at the election of the holder, on a constant yield basis based on daily compounding.

               Second, regardless of whether you are a cash-basis or accrual-basis holder, if you are the holder of a short-term note you may elect to accrue any “acquisition discount” with respect to the note on a current basis. Acquisition discount is the excess of the remaining redemption amount of the note at the time of acquisition over the purchase price. Acquisition discount will be treated as accruing ratably or, at the election of the holder, under a constant yield method based on daily compounding. If you elect to accrue acquisition discount, the original issue discount rules will not apply.

               Finally, the market discount rules described below will not apply to short-term notes.

               Premium

               If you purchase a note at a cost greater than the note’s remaining redemption amount, you will be considered to have purchased the note at a premium, and you may elect to amortize the premium as an offset to interest income, using a constant yield method, over the remaining term of the note. If you make this election, it generally will apply to all debt instruments that you hold at the time of the election, as well as any debt instruments that you subsequently acquire. In addition, you may not revoke the election without the consent of the Internal Revenue Service. If you elect to amortize the premium, you will be required to reduce your tax basis in the note by the amount of the premium amortized during your holding period. Original Issue Discount Notes purchased at a premium will not be subject to the original issue discount rules described above. In the case of premium on a foreign currency note, you should calculate the amortization of the premium in the foreign currency. Premium amortization deductions attributable to a period reduce interest income in respect of that period, and therefore are translated into U.S. dollars at the rate that you use for interest payments in respect of that period. Exchange gain or loss will be realized with respect to amortized premium on a foreign currency note based on the difference between (a) the exchange rate computed on the date or dates the premium is amortized against interest payments on the note and (b) the exchange rate on the date the holder acquired the note. If you do not elect to amortize premium, the amount of premium will be included in your tax basis in the note. Therefore, if you do not elect to amortize premium and you hold the note to maturity, you generally will be required to treat the premium as capital loss when the note matures.

               Market Discount

               If you purchase a note at a price that is lower than the note’s remaining redemption amount, or in the case of an Original Issue Discount Note, the note’s adjusted issue price, by 0.25% or more of the remaining redemption amount or adjusted issue price, multiplied by the number of remaining whole years to maturity, the note will be considered to bear “market discount” in your hands. In this case, any gain that you realize on the disposition of the note generally will be treated as ordinary interest income to the extent of the market discount that accrued on the note during your holding period. In addition, you may be required to defer the deduction of a portion of the interest paid on any indebtedness that you incurred or continued to purchase or carry the note. In general, market discount will be treated as accruing ratably over the term of the note, or, at your election, under a constant yield method. You must accrue market discount on a foreign currency note in the specified currency. The amount that you will be required to include in income in respect of accrued market discount will be the U.S. dollar value of the accrued amount, generally calculated at the exchange rate in effect on the date that you dispose of the note.

               You may elect to include market discount in gross income currently as it accrues, on either a ratable or constant yield basis, in lieu of treating a portion of any gain realized on a sale of the note as ordinary income. If you elect to include market discount on a current basis, the interest deduction deferral rule described above will not apply. If you do make such an election, it will apply to all market discount debt instruments that you acquire on or after the first day of the first taxable year to which the election applies. The election may not be revoked without the consent of the Internal Revenue

Service. Any accrued market discount on a foreign currency note that is currently includible in income will be translated into U.S. dollars at the average exchange rate for the accrual period or portion of the accrual period within the holder’s taxable year.

               Indexed Notes and Other Notes Providing for Contingent Payments

               Special rules govern the tax treatment of debt obligations that provide for contingent payments (“contingent debt obligations”). These rules generally require accrual of interest income on a constant yield basis in respect of contingent debt obligations at a yield determined at the time of issuance of the obligation and may require adjustments to these accruals when any contingent payments are made. The applicable pricing supplement will provide a detailed description of the tax considerations relevant to U.S. holders of any contingent debt obligations.

               Information Reporting and Backup Withholding

               The paying agent must file information returns with the U.S. Internal Revenue Service in connection with note payments made to certain United States persons. If you are a United States person, you generally will not be subject to backup withholding tax on such payments if you provide your taxpayer identification number to the paying agent. You may also be subject to information reporting and backup withholding tax requirements with respect to the proceeds from a sale of the notes. If you are not a United States person, you may have to comply with certification procedures to establish that you are not a United States person in order to avoid information reporting and backup withholding tax requirements.

Mexican Taxation

               The following is a discussion of certain Mexican federal tax considerations that may be relevant to holders of notes that are not residents of Mexico for tax purposes and do not hold the notes through a permanent establishment in Mexico. This discussion is not intended to constitute a complete analysis of the tax consequences under Mexican federal law of the purchase, ownership or disposition of the notes by non-residents of Mexico nor to include any of the tax consequences that may be applicable to residents of Mexico.

               Under Mexico’s Income Tax Law, payments of principal and interest on the notes that Mexico makes to you will be exempt from any Mexican withholding tax if you are a foreign holder, i.e.:

•	you are not a resident of Mexico for tax purposes; and

•	you hold the notes directly and not through a permanent establishment in Mexico to which such principal or interest payments are attributable.

               You will not be subject to capital gains taxes in Mexico on the sale or transfer of the notes if you are a foreign holder and the sale or transfer is made to another foreign holder.

               There are no Mexican stamp, registration or similar taxes payable by a foreign holder in connection with the purchase, ownership or disposition of the notes. A foreign holder will not be liable for Mexican estate, gift, inheritance or similar tax with respect to the notes.

               Mexico has negotiated treaties to avoid double taxation with several countries. Certain of these treaties are currently in effect and others have been signed but have yet to enter into force. Mexico does not expect that these treaties will have an effect on the tax treatment of payments of principal, premium, if any, or interest on the notes to, or sales or transfers of the notes by, foreign holders of the notes.

PLAN OF DISTRIBUTION

Distribution

               Mexico may offer the notes on a continuous basis through agents that have agreed to use their reasonable best efforts to solicit orders. The terms and conditions contained in the amended and restated selling agency agreement, dated December 1, 2003, will govern these selling efforts. The agents who have entered into this agreement with Mexico are listed on page S-4.

               Mexico will pay the agents a commission that will be negotiated at the time of sale. Generally, the commission will take the form of a discount and will be based on the maturity of the notes offered.

               In addition to the agents listed on page S-4, Mexico may sell notes through other agents who execute the selling agency agreement. Mexico may also sell notes directly in those jurisdictions where it is authorized to do so. If Mexico sells notes directly to investors, no commission or discount will be paid. The pricing supplement for each series of notes will specify the agents and their commission.

               Mexico has the right to accept orders or reject proposed purchases in whole or in part. The agents also have the right, using their reasonable discretion, to reject any proposed purchase of notes in whole or in part.

               Mexico may also sell notes to agents as principal, i.e., for their own accounts. These notes may be resold in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices. The pricing supplement relating to these notes will specify the purchase price paid by the agents and, if the notes are to be resold at a fixed public offering price, the initial public offering price and the underwriting discounts and commissions. The agents, acting as principals, will generally not have to purchase the notes unless certain conditions precedent are met. These notes may be sold to other dealers. The agents and dealers may allow concessions, which will be described in the pricing supplement. After the initial public offering of the notes, the public offering price, the concession and the discount may be changed.

               The notes may not have an established trading market when issued. The agents may make a market in the notes, but are not obligated to do so and may discontinue any market-making at any time without notice. Mexico cannot assure you that a secondary market will be established for any series of notes, or that any of them will be sold.

               In order to facilitate the offering of the notes, the agents may engage in transactions that stabilize, maintain or affect the price of the notes. In particular, the agents may:

•	over-allot in connection with the offering, i.e., offer and apportion more of the notes than the agents have, creating a short position in the notes for their own accounts;

•	bid for and purchase notes in the open market to cover over-allotments or to stabilize the price of the notes; or

•	if the agents repurchase previously-distributed notes, reclaim selling concessions which they gave to dealers when they sold the notes.

Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The agents are not required to engage in these activities, but, if they do, they may discontinue them at any time.

               Mexico may agree to reimburse the agents for certain expenses incurred in connection with the offering of the notes. The agents and their affiliates may engage in transactions with and perform services for Mexico in the ordinary course of business.

               Mexico has agreed to indemnify the agents against certain liabilities, including liabilities under the U.S. Securities Act of 1933. The agents, whether acting as agent or principal, and any dealer that offers the notes, may be deemed to be an “underwriter” within the meaning of the Securities Act.

               A form of pricing supplement is attached as Annex A to this prospectus supplement.

Selling Restrictions

               Other than in the United States, neither Mexico nor the agents has taken any action required to permit a public offering of any notes or distribution of this prospectus supplement and the attached prospectus in any jurisdiction where action for that purpose is required. Neither Mexico nor the agents may offer or sell the notes or distribute or publish this prospectus supplement, the accompanying prospectus or any advertisement or other offering material in any jurisdiction, except in compliance with any applicable laws and regulations. The agents have represented that all offers and sales by them will be made on the same terms. Each agent and Mexico will, to the best of its knowledge and at its own expense, comply with all relevant laws, regulations and directives in each jurisdiction in which it purchases, offers, sells or delivers notes or has in its possession or distributes this prospectus supplement, the attached prospectus, any applicable pricing supplement or any other offering material.

               Mexico and any agent may modify these selling restrictions following a change in any relevant law, regulation or directive. Selling restrictions may also be added to reflect the requirements of any particular currency. The pricing supplement issued for each series of notes will set out any modification or addition.

               United States

               Mexico will generally not register the securities that it will offer and sell outside the United States under the Securities Act. Thus, subject to certain exceptions, Mexico cannot offer, sell or deliver such securities within the United States or to U.S. persons. When Mexico offers or sells securities outside the United States, each agent or dealer will acknowledge that these securities:

•	have not been and will not be registered under the Securities Act; and

•	may not be offered or sold within the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

               In addition, each agent or dealer will represent and agree that:

•	it has not and will not offer or sell any of these non-SEC registered securities within the United States, except in accordance with Rule 903 of Regulation S under the Securities Act; and

•	neither it nor its affiliates nor any persons acting on its or their behalf have engaged or will engage in any directed selling efforts regarding these securities.

This paragraph uses terms defined in Regulation S under the Securities Act.

               Bearer notes are subject to U.S. tax law requirements and may not be offered, sold or delivered within the United States or to U.S. persons, except in certain transactions permitted by U.S. tax regulations. All bearer notes and coupons will include the following legend: “Any United States person who holds this obligation will be subject to limitations under the United States income tax laws, including the limitations provided in sections 165(j) and 1287(a) of the Internal Revenue Code, as amended.”

               United Kingdom

               Each agent has represented, warranted and agreed that: (i) in relation to any notes which must be redeemed before the first anniversary of the date of their issue, (a) it is a person whose ordinary activities involve it in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of its business and (b) it has not offered or sold and will not offer or sell any notes other than to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or who it is reasonable to expect will acquire, hold, manage or dispose of investments (as principal or agent) for the purposes of their businesses where the issue of the notes would otherwise constitute a contravention of Section 19 of the Financial Services and Markets Act 2000 (the “FSMA”) by Mexico; and (ii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to such notes in, from or otherwise involving the United Kingdom.

               Japan

               The notes have not been and will not be registered under the Securities and Exchange Law of Japan, and each agent has represented and agreed that it has not and will not, without complying with the Securities and Exchange Law of Japan and any other applicable Japanese laws and regulations, offer or sell any notes: (a) in Japan or (b) to, or for the benefit of, any Japanese person, i.e., a Japanese resident or any corporation or other entity organized under the laws of Japan.

               Under the Foreign Exchange and Foreign Trade Control Law of Japan, Mexico is required to file a report in connection with the issuance or offering outside Japan of notes denominated or payable in Japanese yen with the Ministry of Finance of Japan within a limited period of time after the issuance of the notes. Each agent is required to provide any necessary information, excluding the names of clients, on these notes to Mexico so that Mexico may make any required reports to the Ministry of Finance of Japan.

               Germany

               The notes have not been and will not be offered, sold or publicly promoted or advertised in the Federal Republic of Germany other than in compliance with the German Securities Selling Prospectus Act of September 9, 1998, as amended, or any other laws applicable in the Federal Republic of Germany governing the issue, offering and sale of securities.

               France

               Each agent has represented and agreed that, in connection with its initial distribution of notes, it has not and will not (a) offer or sell any notes to the public in the Republic of France and (b) distribute to the public in the Republic of France this prospectus supplement and the accompanying prospectus or any other offering material relating to the notes or use these materials in connection with any offer for subscription of the notes to the public in France.

               Mexico will not submit this prospectus supplement, the accompanying prospectus or any other offering material relating to the notes to the French Commission des Operations de Bourse.

               Switzerland

               If Mexico issues any Swiss franc-denominated notes or any notes carrying a Swiss franc-related element, it will do so in compliance with the relevant regulations and guidelines of the Swiss National Bank. In particular, any such offering must be lead managed by or have as a dealer a Swiss bank or securities dealer or a Swiss branch of a foreign bank. Under current guidelines, this institution is required to provide offering information to the Swiss National Bank no later than the issue date for the notes.

               The Netherlands

               Each agent has represented and agreed that the notes may not be offered, sold, transferred or delivered in or from The Netherlands, as part of their initial distribution or as part of any re-offering, and neither this prospectus nor any other document in respect of the offering may be distributed or circulated in the Netherlands, other than to individuals or legal entities which include, but are not limited to, banks, brokers, dealers, institutional investors and undertakings with a treasury department, who or which trade or invest in securities in the conduct of a business or profession.

               Mexico

               Mexico may not publicly offer or sell the notes in Mexico. Mexico will register the securities with the National Registry of Securities of Mexico, which is maintained by the National Banking and Securities Commission. This registration does not certify that the securities are of investment quality or that the information contained in this prospectus or in any prospectus supplement is accurate or complete, nor does it attest to the creditworthiness of Mexico.

GLOSSARY

               “Business Day” means any day that is not a Saturday or Sunday and that meets the following requirements, as applicable:

•	DTC book-entry notes and certificated notes denominated in U.S. dollars: it is not a legal holiday or day on which banking institutions are authorized or required by law, regulation or executive order to close in The City of New York;

•	Notes denominated in a currency other than U.S. dollars or euro: it is (a) not a day on which banking institutions are authorized or required by law, regulation or executive order to close in the principal financial center of the country issuing the applicable specified currency and (b) a day on which banking institutions in such financial center are carrying out transactions in the specified currency;

•	Euro-denominated notes: it is a day on which (a) the Trans-European Automated Real-Time Gross Settlement Express Transfer System is operating and (b) commercial banks are open for dealings in euro deposits in the London interbank market;

•	Indexed notes: it is not a day on which banking institutions are authorized or required by law, regulation or executive order to close in the place or places specified in the applicable pricing supplement; and

•	LIBOR notes: it is a London Banking Day.

               “Calculation Date” means the earlier of (a) the fifteenth calendar day after the applicable interest determination date or, if this date is not a Business Day, the next Business Day and (b) the second Business Day before the relevant interest payment date or date of maturity, redemption or repayment.

               “CD Rate” means the rate determined by the calculation agent as of the applicable interest determination date as follows:

•	the rate published in H.15(519) under the heading “CDs (secondary market)” for negotiable U.S. dollar certificates of deposit with the applicable index maturity;

•	if the rate described above is not published in H.15(519) by 3:00 p.m., New York City time, on the Calculation Date, the CD Rate will be the rate published in H.15 Daily Update for the interest determination date under the heading “CDs (secondary market)” for negotiable U.S. dollar certificates of deposit with the applicable index maturity;

•	if neither of the rates described above is published by 3:00 p.m., New York City time, on the Calculation Date, then the calculation agent will select, with Mexico’s approval, three leading nonbank dealers in negotiable U.S. dollar certificates of deposit in The City of New York to provide quotations of their secondary market offered rates, as of approximately 10:00 a.m., New York City time, on the interest determination date, for negotiable certificates of deposit of major U.S. money center banks of the then highest credit standing in the market with a remaining maturity closest to the applicable index maturity and in a denomination of $5,000,000; the CD Rate will be the arithmetic mean of these rates;

•	if fewer than three dealers provide quotations as described above, the CD Rate will be the CD Rate in effect on the interest determination date.

               “Commercial Paper Rate” means the rate determined by the calculation agent as of the applicable interest determination date as follows:

•	the money market yield (calculated as described below) of the annual rate (quoted on a bank discount basis) published in H.15(519) under the heading “Commercial paper—Nonfinancial” for commercial paper with the applicable indexed maturity;

•	if the rate described above is not published in H.15(519) by 3:00 p.m., New York City time, on the Calculation Date, the Commercial Paper Rate will be the rate published in H.15 Daily Update for the interest determination date under the heading “Commercial paper—Nonfinancial” for commercial paper with the applicable indexed maturity;

•	if neither of the rates described above is published by 3:00 p.m., New York City time, on the Calculation Date, then the calculation agent will select, with Mexico’s approval, three leading dealers of commercial paper in The City of New York to provide quotations of their offered annual rates, as of approximately 11:00 a.m., New York City time, on the interest determination date, for commercial paper with the applicable index maturity placed for an industrial company whose bond rating is “AA” or the equivalent from a nationally recognized rating agency; the Commercial Paper Rate will be the money market yield of the arithmetic mean of these rates;

•	if fewer than three dealers provide quotations as described above, the Commercial Paper Rate will be the Commercial Paper Rate in effect on the interest determination date.

The money market yield of the rate or average of rates set forth above will be a yield, expressed as a percentage, calculated in accordance with the following formula:

D × 360
Money market yield =		× 100
360 - (D × M)

where “D” refers to the applicable annual rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and “M” refers to the actual number of days in the interest period for which interest is being calculated.

               “EURIBOR” means the rate determined by the calculation agent on the applicable interest determination date as follows:

•	the offered rate for deposits in euro with the applicable index maturity beginning on the second Business Day after the interest determination date as it appears on page 248 of Moneyline Telerate (or a replacement or successor page on that service or a successor service for displaying offered rates for euro deposits in the Euro-zone interbank market) (“Moneyline Telerate Page 248”) at approximately 11:00 a.m. Brussels time on the interest determination date;

•	if the rate described above does not appear on Moneyline Telerate Page 248, EURIBOR will be the rate (or if more than one such rate appears, the arithmetic mean of the offered rates) for deposits in euro with the applicable index maturity beginning on the second Business Day after the interest determination date which appears on the “EURIBOR01” page of the Reuters Monitor Money Rates Service (or a replacement or successor page or service) at approximately 11:00 a.m., Brussels time, on the interest determination date;

•	if neither rate described above appears, the calculation agent will select, with Mexico’s approval, four major banks in the Euro-zone interbank market to provide, at approximately 11:00 a.m., Brussels time, on the interest determination date, quotations of their offered rates to prime banks in the Euro-zone interbank market for deposits in euro with the applicable index maturity in an amount of at least €1,000,000 and that is representative of a single transaction in the market for delivery on the interest reset date. If the calculation agent receives at least two of these quotations, then EURIBOR will be their arithmetic mean;

•	if fewer than two banks provide quotations as described above, the calculation agent will select, with Mexico’s approval, three major banks in the Euro-zone interbank market to provide, at approximately 11:00 a.m., Brussels time, on the interest determination date, quotations for their offered rates for loans in euro to leading European banks with the applicable index maturity and a principal amount of at least €1,000,000 and that is representative of a single transaction in the market for delivery on the interest reset date. If the calculation agent receives at least three of these quotations, EURIBOR will be the arithmetic mean of these rates;

•	if fewer than three banks provide quotations as described above, EURIBOR will be EURIBOR in effect on the interest determination date.

               “Euro-zone” means the region comprised of Member States of the European Union that adopt the euro in accordance with the Treaty of Rome, as amended by the Treaty on European Union.

               “Federal Funds Rate” means the rate determined by the calculation agent as of the applicable interest determination date as follows:

•	the rate for overnight federal funds as it appears on page 120 of Moneyline Telerate (or a replacement or successor page on that service or a successor service for purpose of displaying rates for U.S. overnight federal funds) under the heading “FED FUNDS EFFECTIVE”;

•	if the rate described above does not appear by 3:00 p.m., New York City time, on the Calculation Date, then the Federal Funds Rate will be the rate as published in H.15 Daily Update for the interest determination date under the heading “Federal funds (effective)”;

•	if neither of the rates described above appears or is published by 3:00 p.m., New York City time, on the Calculation Date, then the calculation agent will select, with Mexico’s approval, three leading brokers of federal funds transactions in The City of New York to provide quotations of their rates, at approximately 9:00 a.m., New York City time, on the interest determination date, for the last transaction that they arranged of not less than $5,000,000 in overnight federal funds; the Federal Funds Rate will be the arithmetic mean of these rates;

•	if fewer than three brokers provide quotations as described above, the Federal Funds Rate will be the Federal Funds Rate in effect on the interest determination date.

               “H.15 Daily Update” means the “Statistical Release H.15 Daily Update, Selected Interest Rates” or any successor publication of the Board of Governors of the Federal Reserve System, currently available on the world wide web at: http://www.federalreserve.gov/releases/ H15/update/.

               “H.15(519)” means the “Statistical Release H.15(519), Selected Interest Rates” or any successor publication of the Board of Governors of the Federal Reserve System, currently available on the world wide web at: http://www.federalreserve.gov/releases/H15/.

               “LIBOR” means either of the following rates determined by the calculation agent on the applicable interest determination date as follows:

•	if LIBOR Moneyline Telerate is specified in the applicable pricing supplement, the offered rate for deposits in U.S. dollars with the applicable index maturity beginning on the second London Banking Day after the interest determination date as it appears on page 3750 of Moneyline Telerate (or a replacement or successor page on that service or a successor service for purpose of displaying London interbank offered rates of major banks) (“Moneyline Telerate Page 3750”) at approximately 11:00 a.m., London time, on the interest determination date;

OR

•	if LIBOR Reuters is specified in the applicable pricing supplement, the arithmetic mean of the offered rates for deposits in U.S. dollars with the applicable index maturity beginning on the second London Banking Day after the interest determination date as those rates appear on the “LIBO” page of the Reuters Monitor Money Rates Service (or a replacement or successor page or service) (the “Reuters Screen LIBO Page”) at approximately 11:00 a.m., London time, on the interest determination date, but only if at least two offered rates appear on that page.

If the pricing supplement does not specify which of these two sources should be used in determining LIBOR, then the calculation agent will refer to the Moneyline Telerate Page 3750.

•	If the source specified in the pricing supplement is not available and the other source described above is available, the calculation agent will refer to the available source.

•	If no rate appears on Moneyline Telerate Page 3750 and fewer than two offered rates appear on the Reuters Screen LIBO Page on the interest determination date, the calculation agent will select, with Mexico’s approval, four major banks in the London interbank market to provide, at approximately 11:00 a.m., London time, on the interest determination date, quotations of their offered rates to prime banks in the London interbank market for deposits in U.S. dollars with the applicable index maturity in an amount of at least $1,000,000 and that is representative of a single transaction in the market for delivery on the second London Banking Day after the interest determination date. If the calculation agent receives at least two of these quotations, then LIBOR will be their arithmetic mean.

•	If fewer than two banks provide quotations as described above, the calculation agent will select, with Mexico’s approval, three major banks in The City of New York to provide, at approximately 11:00 a.m., New York City time, on the interest determination date, quotations for their offered rates for loans in U.S. dollars to leading European banks with the applicable index maturity and a principal amount of at least $1,000,000 and that is representative of a single transaction in the market for delivery on the second London Banking Day after the interest determination date. If the calculation agent receives at least three of these quotations, LIBOR will be the arithmetic mean of these rates;

•	If fewer than three banks provide quotations as described above, LIBOR will be LIBOR in effect on the interest determination date.

               “London Banking Day” means a day on which commercial banks are open for dealings in U.S. dollar deposits in the London interbank market.

               “Treasury Rate” means the rate for direct obligations of the United States, i.e., Treasury bills, having the applicable index maturity determined by the calculation agent for the auction held on the applicable interest determination date as follows:

•	the treasury rate as it appears on page 56, in the case of notes having a three-month index maturity, or page 57, on the case of notes having six-month index maturity, of Moneyline Telerate (or replacement or successor pages on that service or a successor service for the purpose of displaying the rate for U.S. Treasury bills) under the heading “INVESTMENT RATE”;

•	if the rate described immediately above does not appear by 3:00 p.m., New York City time, on the Calculation Date, then the Treasury Rate will be the rate as published in H.15 Daily Update for the interest determination date under the heading “U.S. government securities—Treasury bills—Auction high”;

•	if neither of the rates described above appears or is published by 3:00 p.m., New York City time, on the Calculation Date, then the Treasury Rate will be the “Investment Rate,” expressed as a bond equivalent yield on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis, as announced by the U.S. Department of the Treasury for the auction held on the interest determination date, currently available on the world wide web at: http://www.publicdebt.treas.gov/ AI/OFBills;

•	if the U.S. Department of the Treasury does not publish or report the rate described above by 3:00 p.m., New York City time, on the Calculation Date, or if no auction is held on the interest determination date, then the Treasury Rate will be the rate for the applicable interest determination date for the issue of Treasury bills with a remaining maturity closest to the applicable index maturity, expressed as a bond equivalent yield on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis, as published in H.15(519), under the heading “U.S. government securities—Treasury bills (secondary market)”;

•	if the rate described immediately above does not appear by 3:00 p.m., New York City time, on the Calculation Date, then the Treasury Rate will be the rate for the applicable interest determination date for the issue of Treasury bills with a remaining maturity closest to the applicable index maturity, as published in H.15 Daily Update or another recognized electronic source used for the purpose of displaying such rate, under the heading “U.S. government securities—Treasury bills (secondary market)”;

•	if the rate described immediately above does not appear by 3:00 p.m., New York City time, on the Calculation Date, then the calculation agent will select, with Mexico’s approval, three leading primary U.S. government securities dealers to provide quotations of their secondary market bid rates, at approximately 3:30 p.m., New York City time, on the interest determination date, for the issue of Treasury bills with a remaining maturity closest to the applicable index maturity. The Treasury Rate will be the yield to maturity, expressed as a bond equivalent yield on the basis of a year of 365 or 366 days, as applicable, and applied on a daily basis, of the arithmetic mean of these rates;

•	if fewer than three dealers provide quotations as described above, the Treasury Rate will be the Treasury Rate in effect on the interest determination date.

ANNEX A

[FORM OF PRICING SUPPLEMENT]

PRICING SUPPLEMENT
(To prospectus dated December 1, 2003 and
prospectus supplement dated December 1, 2003)

United Mexican States

Global Medium-Term Notes, Series A
Due Nine Months or More from Date of Issue

[TITLE OF ISSUE]

[Issue Price: [     ]]

The notes will mature on [MATURITY DATE]. The notes will not be redeemable before maturity and will not be entitled to the benefit of any sinking fund.

Application has been made to list the notes on the Luxembourg Stock Exchange.

          [Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined whether this pricing supplement or the related prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.]

	Price to	Discounts and	Proceeds, before
	Public	Commissions	expenses, to Mexico

Per Note	[ ] %	[ ] %	[ ] %
Total	[ ]	[ ]	[ ]

Purchasers of the notes will also be required to pay accrued interest from [ISSUE DATE] if the notes are delivered after that date.

[PURCHASERS] expect to deliver the notes to investors on or about [CLOSING DATE].

[PURCHASERS]

[DATE]

ABOUT THIS PRICING SUPPLEMENT

               This pricing supplement supplements the accompanying prospectus supplement dated December 1, 2003, relating to Mexico’s $40,000,000,000 Global Medium-Term Note Program and the accompanying prospectus dated December 1, 2003, relating to Mexico’s debt securities and warrants. If the information in this pricing supplement differs from the information contained in the prospectus supplement or the prospectus, you should rely on the information in this pricing supplement.

               You should read this pricing supplement along with the accompanying prospectus supplement and prospectus. All three documents contain information you should consider when making your investment decision. You should rely only on the information provided or incorporated by reference in this pricing supplement, the prospectus and the prospectus supplement. Mexico has not authorized anyone else to provide you with different information. Mexico and the purchasers are offering to sell the notes and seeking offers to buy the notes only in jurisdictions where it is lawful to do so. The information contained in this pricing supplement and the accompanying prospectus supplement and prospectus is current only as of its date.

               Mexico is furnishing this pricing supplement, the prospectus supplement and the prospectus solely for use by prospective investors in connection with their consideration of a purchase of the notes. Mexico confirms that:

•	the information contained in this pricing supplement and the accompanying prospectus supplement and prospectus is true and correct in all material respects and is not misleading;

•	it has not omitted other facts the omission of which makes this pricing supplement and the accompanying prospectus supplement and prospectus as a whole misleading; and

•	it accepts responsibility for the information it has provided in this pricing supplement and the accompanying prospectus supplement and prospectus.

DESCRIPTION OF THE NOTES

               Mexico will issue the notes under the fiscal agency agreement, dated as of September 1, 1992, as amended by Amendment No. 1 dated as of November 28, 1995 and by Amendment No. 2 dated as of March 3, 2003, between Mexico and Citibank, N.A., as fiscal agent. The information contained in this section and in the prospectus supplement and the prospectus summarizes some of the terms of the notes and the fiscal agency agreement. This summary does not contain all of the information that may be important to you as a potential investor in the notes. You should read the fiscal agency agreement and the form of the notes before making your investment decision. Mexico has filed or will file copies of these documents with the SEC and will also file copies of these documents at the offices of the fiscal agent and the paying agents.

Aggregate Principal Amount:		[ ]

Issue Price:		[ ]%

Original Issue Date:		[ ]

Maturity Date:		[ ]

Specified Currency:		[ ]

Authorized Denominations:		[ ]

Form:		[ ]

Interest Rate:		[Floating/[ ]% per annum]

Interest Payment Dates:		[ ]

Regular Record Dates:		[ ]

Floating Rate Notes:

Base Rate:		___ CD Rate	___ Commercial Paper Rate
		___ Federal Funds Rate	___ LIBOR*
		___ Treasury Rate	___ EURIBOR
___ Other

	*	___ LIBOR Moneyline	___ LIBOR Reuters
Telerate

Index Maturity:		[ ]

Initial Interest Rate:		[ ]

Spread (+/-) or Spread Multiplier:		[ ]

Interest Reset Dates:	[ ]

Interest Determination Dates:	[ ]

Maximum Interest Rate:	[Specify] [None; provided, however, that in no event will
the interest rate be higher than the maximum
rate permitted by New York law, as modified by United
States law of general application]

Minimum Interest Rate:	[ ]

Optional Redemption:	_____ Yes	_____ No

[Initial Redemption Date:]	[ ]

Optional Repayment:	_____ Yes	_____ No

Indexed Note:	_____ Yes	_____ No

Foreign Currency Note:	_____ Yes	_____ No

Purchasers:	[ ]

Purchase Price:	[ ]%

[Net Proceeds, after Expenses, to Mexico:]	[ ]

Closing Date:	[ ]

Method of Payment:	[ ]

Listing:	[Application has been made to list the notes on the
Luxembourg Stock Exchange]

Securities Codes:

CUSIP:	[ ]

ISIN:	[ ]

Common Code:	[ ]

Fiscal Agent:	[Citibank, N.A.]

[London Paying Agent:	Citibank, N.A.]

[Luxembourg Paying Agent:	Kredietbank S.A. Luxembourgeoise]

[Calculation Agent:	Citibank, N.A.]

[Exchange Rate Agent:	Citibank, N.A.]

[Transfer Agent:	Citibank, N.A.]

Further Issues:	Mexico may from time to time, without the consent of
existing holders, create and issue further notes
having the same terms and conditions as the notes
being offered hereby in all respects, except for the
issue date, issue price and, if applicable, the
first payment of interest thereon. Additional notes
issued in this manner will be consolidated with, and
will form a single series with, the previously
outstanding notes.

Payment of Principal and Interest:	[ ]

Governing Law:	New York, except that all matters governing
authorization and execution of the notes by Mexico
will be governed by the law of Mexico.

Further Information:	[ ]

UNITED MEXICAN STATES—RECENT DEVELOPMENTS

               The information included in this section supplements the information about Mexico corresponding to the headings below that is incorporated by reference in the accompanying prospectus dated December 1, 2003. To the extent that the information included in this section differs from the information incorporated by reference in the prospectus, you should rely on the information in this section.

[Add any additional disclosure, if applicable.]

PLAN OF DISTRIBUTION

[Describe distribution arrangements.]

PROSPECTUS

United Mexican States

Debt Securities
and
Warrants

               Mexico may from time to time offer and sell its securities in amounts, at prices and on terms to be determined at the time of sale and provided in supplements to this prospectus. Mexico may sell securities having an aggregate initial offering price of up to $6,579,164,415 in the United States. The securities will be direct, general and unconditional external indebtedness of Mexico and will rank equal in right of payment among themselves and with all other unsecured and unsubordinated public external indebtedness of Mexico.

               The debt securities will contain “collective action clauses,” unless otherwise indicated in the applicable prospectus supplement. Under these provisions, which differ from the terms of Mexico’s public external indebtedness issued prior to March 2003, Mexico may amend the payment provisions of the debt securities with the consent of the holders of 75% of the aggregate principal amount of the outstanding debt securities.

               Mexico may sell the securities directly, through agents designated from time to time or through underwriters. The names of any agents or underwriters will be provided in the applicable prospectus supplement.

_____________________

               You should read this prospectus and any supplements carefully. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference in them is accurate as of any date other than the date on the front of these documents.

_____________________

               Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

____________________

December 1, 2003

ABOUT THIS PROSPECTUS

               This prospectus provides you with a general description of the securities Mexico may offer. Each time Mexico sells securities, it will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If the information in this prospectus differs from any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and the accompanying prospectus supplement together with additional information described below under the heading “Where You Can Find More Information”.

FORWARD-LOOKING STATEMENTS

               The following documents relating to Mexico’s debt securities or warrants may contain forward-looking statements:

•	this prospectus;

•	any prospectus supplement;

•	any pricing supplement to a prospectus supplement; and

•	the documents incorporated by reference in this prospectus and any prospectus supplement or pricing supplement.

Statements that are not historical facts, including statements about Mexico’s beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and Mexico undertakes no obligation to update publicly any of them in light of new information or future events. Forward-looking statements involve inherent risks and uncertainties. Mexico cautions you that a number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to:

•	Adverse external factors, such as high international interest rates, low oil prices and recession or low growth in Mexico’s trading partners. High international interest rates could increase Mexico’s expenditures, low oil prices could decrease the Mexican Government’s revenues and recession or low growth in Mexico’s main trading partners could lead to fewer exports. A combination of these factors could negatively affect Mexico’s current account.

•	Instability or volatility in the international financial markets. This could lead to domestic volatility, making it more complicated for the Government to achieve its macroeconomic goals. This could also lead to declines in foreign investment inflows, portfolio investment in particular.

•	Adverse domestic factors, such as domestic inflation, high domestic interest rates, exchange rate volatility and political uncertainty. Each of these could lead to lower growth in Mexico, declines in foreign direct and portfolio investment and potentially lower international reserves.

DATA DISSEMINATION

               Mexico is a subscriber to the International Monetary Fund’s Special Data Dissemination Standard (“SDDS”), which is designed to improve the timeliness and quality of information of subscribing member countries. The SDDS requires subscribing member countries to provide schedules indicating, in advance, the date on which data will be released or the so-called “Advance Release Calendar”. For Mexico, precise dates or “no-later-than-dates” for the release of data under the SDDS are disseminated three months in advance through the Advance Release Calendar, which is published on the Internet under the International Monetary Fund’s Dissemination Standards Bulletin Board. Summary methodologies of all metadata to enhance transparency of statistical compilation are also provided on the Internet under the International Monetary Fund’s Dissemination Standards Bulletin Board. The Internet website is located at http://dsbb.imf.org/Applications/ web/sddscountrycategorylist/?strcode=MEX.

USE OF PROCEEDS

               Unless otherwise specified in a prospectus supplement, Mexico will use the net proceeds from the sale of securities for the general purposes of the Government of Mexico, including the refinancing, repurchase or retirement of domestic and external indebtedness of the Government.

DESCRIPTION OF THE SECURITIES

Debt Securities

          Mexico will issue the debt securities under a fiscal agency agreement, dated September 1, 1992, between Mexico and Citibank, N.A., as fiscal agent. This agreement was amended on November 28, 1995 and March 3, 2003. Mexico has filed or will file the fiscal agency agreement and the forms of debt securities with the SEC. The following description summarizes some of the terms of the debt securities and the fiscal agency agreement. This summary does not contain all of the information that may be important to you as a potential investor in the securities. You should read the fiscal agency agreement and the forms of debt securities before making your investment decision.

               General

               The prospectus supplement relating to any series of debt securities offered will include specific terms relating to the debt securities of that series. These terms will include some or all of the following:

•	the title;

•	any limit on the aggregate principal amount;

•	the issue price;

•	the maturity date;

•	if the debt securities will bear interest, the interest rate, which may be fixed or floating, the date from which interest will accrue, the interest payment dates and the record dates for these interest payment dates;

•	the form of debt security (global or certificated and registered or bearer);

•	any mandatory or optional sinking fund provisions;

•	any provisions that allow Mexico to redeem the debt securities at its option;

•	any provisions that entitle the holders to repayment at their option;

•	the currency in which the debt securities are denominated and the currency in which Mexico will make payments;

•	the authorized denominations;

•	a description of any index Mexico will use to determine the amount of principal or any premium or interest payments; and

•	any other terms that do not conflict with the provisions of the fiscal agency agreement.

               Mexico may issue debt securities at a discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Mexico may also issue debt securities that have floating rates of interest but are exchangeable for fixed rate debt securities. Mexico will describe the U.S. federal income tax consequences and other relevant considerations in the prospectus supplements for these offerings.

               Mexico is not required to issue all of its debt securities under the fiscal agency agreement and this prospectus, but instead may issue debt securities other than those described in this prospectus under other fiscal agency agreements and documentation. That documentation may contain different terms from those included in the fiscal agency agreement and described in this prospectus.

               Status

               The debt securities will be the direct, general and unconditional external indebtedness of Mexico. They will rank equal in right of payment among themselves and with all of Mexico’s existing and future unsecured and unsubordinated public external indebtedness, as defined under “—Negative Pledge” below. Mexico has pledged its full faith and credit to make all payments on the debt securities when due.

               Payment of Principal and Interest

               Mexico will make payments on global debt securities by wire transfer to the applicable clearing system, or to its nominee or common depositary, as the registered owner or bearer of the debt securities, which will receive the funds for distribution to the holders. See “—Global Securities” below.

               Mexico will make payments on registered certificated debt securities on the specified payment dates to the registered holders of the debt securities. Mexico may make such payments by wire transfer or by check mailed to the holders at their registered addresses.

               If any money that Mexico pays to the fiscal agent to make payments on the debt securities is not claimed at the end of two years after the applicable payment was due and payable, then the fiscal agent will repay the money to Mexico on Mexico’s written request. After any such repayment, the fiscal agent will not be liable for the payment. However, Mexico’s obligations to make payments on the debt securities as they become due will not be affected. Claims against Mexico for the payment of principal, interest or other amounts will become void unless made within five years after the date on which the payment first became due, or a shorter period if provided by law.

               Form and Denominations

               Unless otherwise provided in the applicable prospectus supplement, Mexico will issue debt securities:

•	denominated in U.S. dollars;

•	in fully registered book-entry form;

•	without coupons; and

•	in denominations of $1,000 and integral multiples of $1,000.

               Redemption, Repurchase and Early Repayment

               Unless otherwise provided in the applicable prospectus supplement, the debt securities will not be redeemable before maturity at the option of Mexico or repayable before maturity at the option of the holder. Nevertheless, Mexico may at any time repurchase the debt securities at any price in the open market or otherwise. Mexico may hold or resell debt securities it purchases or may surrender them to the fiscal agent for cancellation.

               Negative Pledge

               Mexico has agreed that as long as any of the debt securities remain outstanding, it will not create or permit to exist any security interest on its revenues or assets to secure its public external indebtedness, unless the debt securities are given an equivalent security interest.

               A “security interest” is a lien, pledge, mortgage, encumbrance or other preferential right granted to any person or entity over Mexico’s revenues or assets.

               “Public external indebtedness” means any indebtedness that:

•	is a payment obligation or contingent liability payable in any currency other than Mexican currency, except indebtedness originally issued or incurred in Mexico. Indebtedness is issued or incurred in Mexico where settlement occurs in Mexico; and

•	arises from bonds, debentures, notes or other securities that (a) are or were intended at the time they were issued to be quoted, listed or traded on any securities exchange or other securities market and (b) have an original maturity of more than one year or are combined with a commitment so that the maturity may be extended at Mexico’s option to a period of more than one year. Securities eligible for resale pursuant to Rule 144A under the U.S. Securities Act of 1933 are considered tradeable on a securities market for purposes of clause (a).

               However, Mexico’s agreement to restrict security interests to secure its public external indebtedness does not apply to:

•	security interests created before December 3, 1993;

•	security interests securing public external indebtedness incurred in connection with a project financing, as long as the security interest is limited to the assets or revenues of the project being financed. “Project financing” means any financing of all or part of the acquisition, construction or development costs of any project where the provider of the financing (a) agrees to limit its recourse to the project and the revenues of the project as the principal source of repayment and (b) has received a feasibility study prepared by competent independent experts on the basis of which it is reasonable to conclude that the project will generate sufficient foreign currency income to service substantially all public external indebtedness incurred in connection with the project;

•	security interests securing public external indebtedness that (a) is issued by Mexico in exchange for debt of Mexican public sector bodies (other than Mexico), and (b) does not exceed an aggregate outstanding principal amount of $29 billion or its equivalent; and

•	security interests securing public external indebtedness that Mexico has incurred to finance or refinance the purchase of assets, if the security interests are limited to such assets.

               Default and Acceleration of Maturity

               Each of the following are events of default under any series of debt securities:

(a)	Mexico fails to pay any principal, premium, if any, or interest on any debt security of that series within 30 days after payment is due;

(b)	Mexico fails to perform any other obligation under the debt securities of that series and does not cure that failure within 30 days after the fiscal agent receives written notice from the holder of any debt security of the series requiring Mexico to remedy the failure;

(c)	Mexico’s creditors accelerate an aggregate principal amount of more than $10,000,000 (or its equivalent in any other currency) of Mexico’s public external indebtedness because of an event of default resulting from Mexico’s failure to pay principal or interest on that public external indebtedness when due;

(d)	Mexico fails to make any payment on any of its public external indebtedness in an aggregate principal amount of more than $10,000,000 (or its equivalent in any other currency) when due and does not cure that failure within 30 days after the fiscal agent receives written notice from the holder of any debt security of that series requiring Mexico to remedy the failure; or

(e)	Mexico declares a moratorium on the payment of principal of or interest on its public external indebtedness.

               If any of the events of default described above occurs and is continuing, holders of at least 25% of the aggregate principal amount of the debt securities of the series outstanding (as defined below) may, by notice to the fiscal agent, declare all the debt securities of that series to be due and payable immediately.

               Upon any declaration of acceleration, the principal, interest and all other amounts payable on the debt securities of the affected series will become immediately due and payable on the date Mexico receives written notice of the declaration, unless Mexico has remedied the event or events of default prior to receiving the notice. The holders of more than 50% of the aggregate principal amount of the outstanding debt securities of the affected series may rescind a declaration of acceleration if the event or events of default giving rise to the declaration have been cured or waived.

               Meetings, Amendments and Waivers

               Mexico may call a meeting of the holders of debt securities of a series at any time regarding the fiscal agency agreement or the debt securities of the series. Mexico will determine the time and place of the meeting. Mexico will notify the holders of the time, place and purpose of the meeting not less than 30 and not more than 60 days before the meeting.

               In addition, the fiscal agent will call a meeting of holders of debt securities of a series if the holders of at least 10% in principal amount of all debt securities of the series then outstanding have delivered a written request to the fiscal agent setting forth the action they propose to take. The fiscal agent will notify the holders of the time, place and purpose of any meeting called by the holders not less than 30 and not more than 60 days before the meeting.

               Only holders and their proxies are entitled to vote at a meeting of holders. Holders or proxies representing a majority of the outstanding principal amount of the debt securities of a series will normally constitute a quorum. However, if a meeting is adjourned for a lack of a quorum, then holders or proxies representing 25% of the outstanding principal amount will constitute a quorum when the meeting is rescheduled. For purposes of a meeting of holders that proposes to discuss reserved matters, which are specified below, holders or proxies representing 75% of the aggregate principal amount of the outstanding notes will constitute a quorum. The fiscal agent will set the procedures governing the conduct of the meeting.

               Mexico, the fiscal agent and the holders may generally modify or take action with respect to the fiscal agency agreement or the terms of the debt securities of a series:

•	with the affirmative vote of the holders of not less than 66 2/3% of the outstanding principal amount of the debt securities of a series that are represented at a meeting; or

•	with the written consent of the holders of not less than 66 2/3% of the outstanding principal amount of the debt securities of that series.

However, the holders of not less than 75% of the outstanding principal amount of the debt securities of a series, voting at a meeting or by written consent, must consent to any amendment, modification, change or waiver with respect to the debt securities that would:

•	change the due dates for the payment of principal of, premium or interest on the debt securities of that series;

•	reduce any amounts payable on the debt securities of that series;

•	reduce the amount of principal payable upon acceleration of the maturity of the debt securities of that series;

•	change the payment currency or places of payment for the debt securities of that series;

•	permit early redemption of the debt securities of the series or, if early redemption is already permitted, set a redemption date earlier than the date previously specified or reduce the redemption price;

•	reduce the percentage of holders of the debt securities of that series whose vote or consent is needed to amend, supplement or modify the fiscal agency agreement (as it relates to the debt securities of that series) or the terms and conditions of the debt securities of that series or to take any other action with respect to the debt securities of that series or change the definition of “outstanding” with respect to the debt securities of that series;

•	change Mexico’s obligation to pay any additional amounts;

•	change the governing law provision of the debt securities of that series;

•	change the courts to the jurisdiction of which Mexico has submitted, Mexico’s obligation to appoint and maintain an agent for service of process in the Borough of Manhattan, The City of New York or Mexico’s waiver of immunity, in respect of actions or proceedings brought by any holder based upon the debt securities of that series;

•	in connection with an exchange offer for the debt securities of that series, amend any event of default under the debt securities of that series; or

•	change the status of the debt securities of that series, as described under “—Status.”

               We refer to the above subjects as “reserved matters.” A change to a reserved matter, including the payment terms of the debt securities, can be made without your consent, as long as a supermajority of the holders (that is, the holders of at least 75% of the aggregate principal amount of the outstanding debt securities of that series) agree to the change.

               Mexico and the fiscal agent may, without the vote or consent of any holder of debt securities of a series, amend the fiscal agency agreement or the debt securities of the series for the purpose of:

•	adding to Mexico’s covenants for the benefit of the holders;

•	surrendering any of Mexico’s rights or powers;

•	providing collateral for the debt securities;

•	curing any ambiguity or correcting or supplementing any defective provision; or

•	making any other change which (a) is not inconsistent with the debt securities of the series and (b) does not adversely affect the interest of any holder of debt securities of the series in any material respect.

               For purposes of determining whether the required percentage of holders of the debt securities of a series has approved any amendment, modification or change to, or waiver of, the debt securities or the fiscal agency agreement, or whether the required percentage of holders has delivered a notice of acceleration of the debt securities of that series, debt securities owned, directly or indirectly, by Mexico or any public sector instrumentality of Mexico will be disregarded and deemed not to be outstanding, except that in determining whether the fiscal agent shall be protected in relying upon any amendment, modification, change or waiver, or any notice from holders, only debt securities that the fiscal agent knows to be so owned shall be so disregarded. As used in this paragraph, “public sector instrumentality” means Banco de México, any department, ministry or agency of the federal government of Mexico or any corporation, trust, financial institution or other entity owned or controlled by the federal government of Mexico or any of the foregoing, and “control” means the power, directly or indirectly, through the ownership of voting securities or other ownership interests or otherwise, to direct the management of or elect or appoint a majority of the board of directors or other persons performing similar functions in lieu of, or in addition to, the board of directors of a corporation, trust, financial institution or other entity.

Warrants

               If Mexico issues warrants, it will describe their specific terms in a prospectus supplement. If any warrants are registered with the SEC, Mexico will file a warrant agreement and form of warrant with the SEC. The following description briefly summarizes some of the general terms that apply to warrants. You should read the applicable prospectus supplement, warrant agreement and form of warrant before making your investment decision.

               Mexico may issue the warrants separately or together with any debt securities. All warrants will be issued under a warrant agreement between Mexico and a bank or trust company, as warrant agent. The applicable prospectus supplement will include some or all of the following specific terms relating to the warrants:

•	the initial offering price;

•	the currency you must use to purchase the warrants;

•	the title and terms of the debt securities or other consideration that you will receive on exercise of the warrants;

•	the principal amount of debt securities or amount of other consideration that you will receive on exercise of the warrants;

•	the exercise price or ratio;

•	the procedures of, and conditions to, exercise of the warrants;

•	the date or dates on which you must exercise the warrants;

•	whether and under what conditions Mexico may cancel the warrants;

•	the title and terms of any debt securities issued with the warrants and the amount of debt securities issued with each warrant;

•	the date, if any, on and after which the warrants and any debt securities issued with the warrants will trade separately;

•	the form of the warrants (global or certificated and registered or bearer), whether they will be exchangeable between such forms and, if registered, where they may be transferred and exchanged;

•	the identity of the warrant agent;

•	any special U.S. federal income tax considerations; and

•	any other terms of the warrants.

Global Securities

               DTC, Euroclear and Clearstream, Luxembourg are under no obligation to perform or continue to perform the procedures described below, and they may modify or discontinue them at any time. Neither Mexico nor the fiscal agent will be responsible for DTC’s, Euroclear’s or Clearstream, Luxembourg’s performance of their obligations under their rules and procedures. Additionally, neither Mexico nor the fiscal agent will be responsible for the performance by direct or indirect participants of their obligations under their rules and procedures.

               Mexico may issue the debt securities or warrants in the form of one or more global securities, the ownership and transfer of which are recorded in computerized book-entry accounts, eliminating the need for physical movement of securities. Mexico refers to the intangible securities represented by a global security as “book-entry” securities.

               When Mexico issues book-entry securities, it will deposit the applicable global security with a clearing system. The global security will be either registered in the name of, or held in bearer form by, the clearing system or its nominee or common depositary. Unless a global security is exchanged for certificated securities, as discussed below under “—Certificated Securities,” it may not be transferred, except among the clearing system, its nominees or common depositaries and their successors. Clearing systems include The Depository Trust Company, known as DTC, in the United States and Euroclear and Clearstream, Luxembourg in Europe.

               Clearing systems process the clearance and settlement of book-entry notes for their direct participants. A “direct participant” is a bank or financial institution that has an account with a clearing system. The clearing systems act only on behalf of their direct participants, who in turn act on behalf of indirect participants. An “indirect participant” is a bank or financial institution that gains access to a clearing system by clearing through or maintaining a relationship with a direct participant.

               Euroclear and Clearstream, Luxembourg are connected to each other by a direct link and participate in DTC through their New York depositaries, which act as links between the clearing systems. These arrangements permit you to hold book-entry securities through participants in any of these systems, subject to applicable securities laws.

               Ownership of Book-Entry Securities

               If you wish to purchase book-entry securities, you must either be a direct participant or make your purchase through a direct or indirect participant. Investors who purchase book-entry securities will hold them in an account at the bank or financial institution acting as their direct or indirect participant. Holding securities in this way is called holding in “street name.”

               When you hold securities in street name, you must rely on the procedures of the institutions through which you hold your securities to exercise any of the rights granted to holders. This is because the legal obligations of Mexico and the fiscal agent run only to the registered owner or bearer of the global security, which will be the clearing system or its nominee or common depositary. For example, once Mexico and the fiscal agent make a payment to the registered holder or bearer of a global security, they will no longer be liable for the payment, even if you do not receive it. In practice, the clearing systems will pass along any payments or notices they receive from Mexico to their participants, which will pass along the payments to you. In addition, if you desire to take any action which a holder of the global security is entitled to take, then the clearing system would authorize the participant through which you hold your book-entry securities to take such action, and the participant would then either authorize you to take the action or would act for you on your instructions. The transactions between you, the participants and the clearing systems will be governed by customer agreements, customary practices and applicable laws and regulations, and not by any legal obligation of Mexico or the fiscal agent.

               As an owner of book-entry securities represented by a global security, you will also be subject to the following restrictions:

•	you will not be entitled to (a) receive physical delivery of the securities in certificated form or (b) have any of the securities registered in your name, except under the circumstances described below under “—Certificated Securities”

•	you may not be able to transfer or sell your securities to some insurance companies and other institutions that are required by law to own their securities in certificated form; and

•	you may not be able to pledge your securities in circumstances where certificates must be physically delivered to the creditor or the beneficiary of the pledge in order for the pledge to be effective.

               Cross-Market Transfer, Clearance and Settlement of Book-Entry Securities

               The following description reflects Mexico’s understanding of the current rules and procedures of DTC, Euroclear and Clearstream, Luxembourg relating to cross-market trades in book-entry securities where Euroclear and Clearstream, Luxembourg hold securities through their respective depositaries at DTC. These systems could change their rules and procedures at any time, and Mexico takes no responsibility for their actions or the accuracy of this description.

               It is important for you to establish at the time of the trade where both the purchaser’s and seller’s accounts are located to ensure that settlement can be made on the desired value date, i.e., the date specified by the purchaser and seller on which the price of the securities is fixed.

               When book-entry notes are to be transferred from a DTC seller to a Euroclear or Clearstream, Luxembourg purchaser, the purchaser must first send instructions to Euroclear or Clearstream, Luxembourg through a participant at least one business day before the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its New York depositary to receive the securities and make payment for them. On the settlement date, the New York depositary will make payment to the DTC participant through which the seller holds its securities, which will make payment to the seller, and the securities will be credited to the New York depositary’s account. After settlement has been completed, Euroclear or Clearstream, Luxembourg will credit the securities to the account of the participant through which the purchaser is acting. This securities credit will appear the next day European time after the settlement date, but will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date, the securities credit and cash debit will instead be valued at the actual settlement date.

               A participant in Euroclear or Clearstream, Luxembourg, acting for the account of a purchaser of book-entry securities, will need to make funds available to Euroclear or Clearstream, Luxembourg in order to pay for the securities on the value date. The most direct way of doing this is for the participant to preposition funds, i.e., have funds in place at Euroclear or Clearstream, Luxembourg before the value date, either from cash on hand or existing lines of credit. The participant may require the purchaser to follow these same procedures.

               When book-entry securities are to be transferred from a Euroclear or Clearstream, Luxembourg seller to a DTC purchaser, the seller must first send instructions to and preposition the securities with Euroclear or Clearstream, Luxembourg through a participant at least one business day before the settlement date. Euroclear or Clearstream, Luxembourg will then instruct its New York depositary to credit the book-entry securities to the account of the DTC participant through which the purchaser is acting and to receive payment in exchange. The payment will be credited to the account of the Euroclear or Clearstream, Luxembourg participant through which the seller is acting on the following day, but the receipt of the cash proceeds will be back-valued to the value date, which will be the preceding day if settlement occurs in New York. If settlement is not completed on the intended value date, the receipt of the cash proceeds and securities debit will instead be valued at the actual settlement date.

Certificated Securities

Mexico will only issue securities in certificated form in exchange for book-entry securities represented by a global security if:

•	in the case of a global security deposited with or on behalf of DTC, DTC is unwilling or unable to continue as depositary or is ineligible to act as depositary, and Mexico does not appoint a successor depositary within 90 days after DTC notifies Mexico or Mexico becomes aware of this situation;

•	in the case of a global security deposited directly with, or with a common depositary for, Euroclear or Clearstream, Luxembourg, Euroclear or Clearstream, Luxembourg is closed for a continuous period of 14 days other than by reason of holidays or announces an intention to cease business permanently; or

•	Mexico elects not to have the securities of a series represented by a global security or securities.

               In any of these cases, you will be entitled to have registered in your name, if the global security was in registered form, and have physically delivered to you, securities in certificated form equal to the amount of book-entry securities you own. If Mexico issues certificated securities, they will have the same terms and authorized denominations as the global security.

               You may transfer or exchange registered certificated securities by presenting them at the corporate trust office of the fiscal agent in The City of New York, or, if applicable, at the office of the Luxembourg transfer agent, according to the procedures in the fiscal agency agreement. When you surrender a registered certificated security for transfer or exchange, the fiscal agent will authenticate and deliver to you or the transferee a security or securities of the appropriate form and denomination and of the same aggregate principal amount as the security you are surrendering. You will not be charged a fee for the registration of transfers or exchanges of certificated securities. However, you may be charged for any stamp, tax or other governmental charge associated with the transfer, exchange or registration. Mexico, the fiscal agent and any other agent of Mexico may treat the person in whose name any certificated security is registered as the legal owner of such security for all purposes.

               If any registered certificated security becomes mutilated, destroyed, stolen or lost, you can have it replaced by delivering the security or the evidence of its loss, theft or destruction to the fiscal agent or, if applicable, the Luxembourg transfer agent. Mexico and the fiscal agent may require you to sign an indemnity under which you agree to pay Mexico, the fiscal agent and any other agent for any losses they may suffer relating to the security that was mutilated, destroyed, stolen or lost. Mexico and the fiscal agent may also require you to present other documents or proof. After you deliver these documents, if neither Mexico nor the fiscal agent has notice that a bona fide purchaser has acquired the security you are exchanging, Mexico will execute, and the fiscal agent will authenticate and deliver to you, a substitute security with the same terms as the security you are exchanging. You will be required to pay all expenses and reasonable charges associated with the replacement of the mutilated, destroyed, stolen or lost security.

Jurisdiction, Consent to Service, Enforcement of Judgments and Immunities from Attachment

               Mexico is a sovereign government. Thus, it may be difficult for you to obtain or enforce judgments against Mexico in U.S. courts or in Mexico. Mexico has appointed its Consul General in New York as its authorized agent for service of process in any action based on the securities or the fiscal agency agreement which a holder may institute in any state or federal court in the Borough of Manhattan, The City of New York. Mexico and the fiscal agent have irrevocably submitted to the jurisdiction of these courts and Mexico has waived any objection which it may have to the venue of these courts and any right to which it may be entitled on account of place of residence or domicile. Mexico has also waived any immunity from the jurisdiction of these courts to which it might be entitled (including sovereign immunity and immunity from pre-judgment attachment, post-judgment attachment and execution) in any action based upon the securities. You may also institute an action against Mexico based on the securities in any competent court in Mexico.

               Nevertheless, Mexico may still plead sovereign immunity under the U.S. Foreign Sovereign Immunities Act of 1976 in actions brought against it under U.S. federal securities laws or any state securities laws, and its submission to jurisdiction, appointment of the Consul General as its agent for service of process and waiver of immunity do not include these actions. Without Mexico’s waiver of immunity regarding these actions, you will not be able to obtain a judgment in a U.S. court against Mexico unless the court determines that Mexico is not entitled to sovereign immunity under the Immunities Act. In addition, execution on Mexico’s property in the United States to enforce a judgment may not be possible except under the limited circumstances specified in the Immunities Act.

               Even if you are able to obtain a judgment against Mexico in the United States or in Mexico, you might not be able to enforce it in Mexico. Under Article 4 of the Federal Code of Civil Procedure of Mexico, Mexican courts may not order attachment before judgment or attachment in aid of execution against the property of Mexico.

Governing Law

               The fiscal agency agreement and the securities are governed by and interpreted in accordance with the law of the State of New York, except that all matters governing Mexico’s authorization and execution of the fiscal agency agreement or the securities will be governed by the law of Mexico.

PLAN OF DISTRIBUTION

Terms of Sale

               Mexico will describe the terms of a particular offering of securities in the applicable prospectus supplement, including the following:

•	the name or names of any underwriters or agents;

•	the purchase price of the securities;

•	the proceeds to Mexico from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any agents’ commissions;

•	any initial public offering price of the securities;

•	any concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which such securities may be listed.

               Mexico may agree to indemnify any agents and underwriters against certain liabilities, including liabilities under the U.S. Securities Act of 1933. The agents and underwriters may also be entitled to contribution from Mexico for payments they make relating to these liabilities. Agents and underwriters may engage in transactions with or perform services for Mexico in the ordinary course of business.

               Mexico will register the securities with the National Registry of Securities of Mexico, which is maintained by the National Banking and Securities Commission. This registration does not certify that the securities are of investment quality or that the information contained in this prospectus or in any prospectus supplement is accurate or complete, nor does it attest to the creditworthiness of Mexico. Mexico may not publicly offer or sell the securities in Mexico unless it so specifies in the applicable prospectus supplement.

Method of Sale

               Mexico may sell the securities in any of three ways:

•	through underwriters or dealers;

•	directly to one or more purchasers; or

•	through agents.

               If Mexico uses underwriters or dealers in a sale, they will acquire the securities for their own account and may resell them in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Mexico may offer the securities to the public either through underwriting syndicates represented by managing underwriters or directly through underwriters. The obligations of the underwriters to purchase a particular offering of securities may be subject to conditions. The underwriters may change the initial public offering price or any concessions allowed or reallowed or paid to dealers.

               Mexico may also sell the securities directly or through agents. Any agent will generally act on a reasonable best efforts basis for the period of its appointment.

               Mexico may authorize agents, underwriters or dealers to solicit offers by certain institutions to purchase a particular offering of securities at the public offering price using delayed delivery contracts. These contracts provide for payment and delivery on a specified date in the future. The applicable prospectus supplement will describe the commission payable for solicitation and the terms and conditions of these contracts.

               Mexico may offer the securities to holders of other securities of Mexico as consideration for Mexico’s purchase or exchange of the other securities. Mexico may conduct such an offer either (a) through a publicly announced tender or exchange offer for the other securities or (b) through privately negotiated transactions. This type of offer may be in addition to sales of the same securities using the methods discussed above.

Non-U.S. Offerings

               Mexico will generally not register the securities that it will offer and sell outside the United States under the Securities Act. Thus, subject to certain exceptions, Mexico cannot offer, sell or deliver such securities within the United States or to U.S. persons. When Mexico offers or sells securities outside the United States, each underwriter or dealer will acknowledge that the securities:

•	have not been and will not be registered under the Securities Act; and

•	may not be offered or sold within the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

Each underwriter or dealer will agree that:

•	it has not offered or sold, and will not offer or sell, any of these non-SEC-registered securities within the United States, except pursuant to Rule 903 of Regulation S under the Securities Act; and

•	neither it nor its affiliates nor any persons acting on its or their behalf have engaged or will engage in any directed selling efforts regarding these securities.

OFFICIAL STATEMENTS

               Mexico has included the information in this prospectus, including in the documents incorporated by reference, whose source is identified as a publication of Mexico or one of its agencies or instrumentalities in reliance on the authority of the publication as a public official document. All other information that Mexico has provided in this prospectus and in the related registration statement is included as a public official statement made on the authority of Andrés Conesa Labastida, Deputy Undersecretary for Public Credit of the Ministry of Finance and Public Credit of Mexico, or his successor.

VALIDITY OF THE SECURITIES

               The following persons, whose addresses will appear on the inside back cover of the applicable prospectus supplement or pricing supplement, will give opinions regarding the validity of the securities:

•	For Mexico:

•	as to all matters of Mexican law, the Fiscal Attorney of the Federation of Mexico or the Deputy Fiscal Attorney of the Federation for Financial Affairs of Mexico or the Deputy Director General of Legal Procedures of Credit of the Ministry of Finance and Public Credit; and

•	as to all matters of U.S. law, Cleary, Gottlieb, Steen & Hamilton, U.S. counsel to Mexico.

•	For the underwriters, if any:

•	as to all matters of U.S. law, Sullivan & Cromwell LLP, or any other U.S. counsel to the underwriters named in the applicable prospectus supplement; and

•	as to all matters of Mexican law, Ritch, Heather y Mueller, S.C., or any other Mexican counsel to the underwriters named in the applicable prospectus supplement.

As to all matters of Mexican law:

•	Cleary, Gottlieb, Steen & Hamilton may rely on the opinion of the Fiscal Attorney or the Deputy Fiscal Attorney or the Deputy Director General of Legal Procedures of Credit of the Ministry of Finance and Public Credit; and

•	Sullivan & Cromwell LLP, or any other U.S. counsel to the underwriters, may rely on the opinions of the Fiscal Attorney or the Deputy Fiscal Attorney or the Deputy Director General of Legal Procedures of Credit of the Ministry of Finance and Public Credit and Ritch, Heather y Mueller, S.C., or any other Mexican counsel to the underwriters.

As to all matters of U.S. law:

•	the Fiscal Attorney or the Deputy Fiscal Attorney or the Deputy Director General of Legal Procedures of Credit of the Ministry of Finance and Public Credit may rely on the opinion of Cleary, Gottlieb, Steen & Hamilton; and

•	Ritch, Heather y Mueller, S.C., or any other Mexican counsel to the underwriters, may rely on the opinion of Sullivan & Cromwell LLP, or any other U.S. counsel to the underwriters.

               The Fiscal Attorney has given an opinion concerning all statements in this prospectus relating to matters of Mexican law, and Mexico has made such statements in reliance on the authority of the Fiscal Attorney.

AUTHORIZED REPRESENTATIVE

               The Authorized Representative of Mexico in the United States is Edmundo González Herrera, Financial Representative—New York Office, Banco Nacional de Comercio Exterior, S.N.C., 375 Park Avenue, Suite 1905, New York, New York 10152.

WHERE YOU CAN FIND MORE INFORMATION

               This prospectus is part of a registration statement that Mexico filed with the U.S. Securities and Exchange Commission using a shelf registration process. This prospectus does not contain all of the information provided in the registration statement. For further information, you should refer to the registration statement.

               Mexico files annual reports and other information with the SEC relating to the securities. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. You may also read and copy these documents at the SEC’s public reference room in Washington, D.C.:

Room 1024, Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

               Please call the SEC at 1-800-SEC-0330 for further information.

               The SEC allows Mexico to incorporate by reference some information that Mexico files with the SEC. Incorporated documents are considered part of this prospectus. Mexico can disclose important information to you by referring you to those documents. Information that Mexico later files with the SEC will update and supersede this incorporated information. The following documents are incorporated by reference in this prospectus and any accompanying prospectus supplement:

•	Mexico’s Annual Report on Form 18-K for the year ended December 31, 2002, as filed with the SEC on October 20, 2003; and

•	each subsequent Annual Report on Form 18-K and any amendment on Form 18-K/A filed on or after the date of this prospectus and before all of the securities are sold.

               Any person receiving a copy of this prospectus may obtain, without charge and upon request, a copy of any of the above documents, including any exhibits that are incorporated by reference in them. Requests for such documents should be directed to:

Secretaria de Hacienda y Crédito Público
Unidad de Crédito Público
Palacio Nacional
Patio Central, 3er Piso
Oficina 3010
Colonia Centro
Mexico, D.F. 06000
telephone: 52-55-9158-1153
facsimile: 52-55-9158-1156

               As long as any of the securities remain outstanding and are listed on the Luxembourg Stock Exchange, you may also obtain, free of charge, copies of Mexico’s Annual Report on Form 18-K, this prospectus and any prospectus supplement or pricing supplement at the office of the paying agent for the securities in Luxembourg. Mexico has initially appointed Kredietbank S.A. Luxembourgeoise as its Luxembourg paying agent.

               As long as any of the securities remain outstanding and are listed on the Luxembourg Stock Exchange, if there is a material change to the terms and conditions of the securities or in the economic affairs of Mexico that is not reflected in any of the documents relating to the securities, Mexico will amend the applicable prospectus supplement relating to the securities or incorporate new or updated documents in the manner discussed above.

THE ISSUER

United Mexican States
Secretaría de Hacienda
y Crédito Público
Palacio Nacional
Patio Central, 3er Piso
Oficina 3010
Colonia Centro
06000 México, D.F.

JOINT DEALER MANAGERS

Credit Suisse First Boston LLC		Goldman, Sachs & Co.
Eleven Madison Avenue		85 Broad Street
New York, NY 10010		New York, NY 10004

EXCHANGE AGENT		FISCAL AGENT AND PAYING AGENT

Citibank N.A.		Citibank, N.A.
c/o Computershare Trust Company		Corporate Agency and Trust
Wall Street Plaza		Department
88 Pine Street, 19th Floor		111 Wall Street, 5th Floor
New York, New York 10005		New York, New York 10043

LEGAL ADVISORS

To Mexico as to U.S. law:	To the joint dealer managers as to U.S. law:	To the joint dealer managers as to Mexican law:
Cleary, Gottlieb, Steen & Hamilton	Sullivan & Cromwell LLP	Ritch, Heather y Mueller, S.C.
One Liberty Plaza	125 Broad Street	Blvd. Manuel
New York, New York 10006	New York, New York 10004	Avila Camacho No. 24, Piso 20
Colonia Lomas de Chapultepec
11000 México, D.F.

LUXEMBOURG EXCHANGE AGENT		LUXEMBOURG PAYING AND LISTING AGENT

Kredietbank S.A. Luxembourgeoise		Kredietbank S.A. Luxembourgeoise
43, Boulevard Royal		43, Boulevard Royal
L-2955 Luxembourg		L-2955 Luxembourg

United Mexican States

The exchange agent for the Invitation is:	The Luxembourg exchange agent for the Invitation is:

Citibank N.A. c/o Computershare Trust Company Wall Street Plaza 88 Pine Street, 19th Floor New York, New York 10005 Telephone: 212 657 5997	Kredietbank S.A. Luxembourgeoise 43, Boulevard Royal L-2955 Luxembourg

The information agent for the Invitation is:

Global Bondholder Services Corporation
65 Broadway, Suite 704
New York, New York 10006
Inside the U.S.: Toll Free: 866-873-5600
Outside the U.S.: 212-430-3774

The joint dealer managers for the Invitation are:

Credit Suisse First Boston LLC Eleven Madison Avenue New York, NY 10010 Attention: Liability Management Group Inside the U.S.: Toll Free: 800-820-1653 Outside the U.S.: Call Collect: 212-325-2547	Goldman, Sachs & Co. 85 Broad Street New York, NY 10004 Attention: Liability Management Group Inside the U.S.: Toll Free: 800-828-3182 Outside the U.S.: Call Collect: 212-357-2993